   AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1999



                               AMENDMENT NO. 1 TO

                          PRELIMINARY PROXY STATEMENT
                             FILED ON SCHEDULE 14A

          PRELIMINARY PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.
--------------------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter and Person
                      Filing Preliminary Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        Units of Limited Partnership Interest.

     (2)  Aggregate number of securities to which transaction applies: 36,626

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


        The filing fee is based on the aggregate cash to be received by the Registrant from the proposed sale of assets, which the Registrant believes will be $10,473,200 multiplied by 1/50 of 1%.



     (4)  Proposed maximum aggregate value of transaction: $10,473,200


     (5)  Total fee paid: $2,095

[ ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


           $2,095


--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:


           Preliminary Proxy Statement


--------------------------------------------------------------------------------

     (3)  Filing Party:


           Enstar Income/Growth Program Six-B, L.P.


--------------------------------------------------------------------------------

     (4)  Date Filed:


           November 9, 1998


--------------------------------------------------------------------------------

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.
                      10900 WILSHIRE BOULEVARD, 15TH FLOOR
                         LOS ANGELES, CALIFORNIA 90024

                                                                          , 1999

Dear Unitholders:


     As a unitholder of Enstar Income/Growth Program Six-B, L.P. ("Enstar Six-B"), you are being asked to consider and vote upon a liquidation plan for Enstar Six-B which includes (a) the sale of all of Enstar Six-B's cable television systems to affiliates of its corporate general partner for $10,473,200 in cash and (b) the subsequent dissolution, termination and liquidation of Enstar Six-B. The liquidation plan is more fully described in the attached consent solicitation statement. After completion of the sale, and the repayment of its existing obligations, Enstar Six-B presently estimates that liquidating distributions to its unitholders would total approximately $225 per unit. Enstar Six-B initially issued the units at a price of $250 per unit and, since the initial issuance, Enstar Six-B has made aggregate distributions to unitholders of $1,941,305, or $53.00 per unit.



     Enstar Six-B is proposing the liquidation plan because existing franchise agreements and the lack of available channel capacity in its cable systems make it necessary to complete upgrades to its cable systems, and Enstar Six-B does not have access to the funds required to complete those upgrades. Substantially all of the available channel capacity in Enstar Six-B's cable systems is being utilized and each of the its cable systems requires upgrading. Existing franchise agreements for three of the seven franchise areas in Enstar Six-B's Villa Rica, Georgia cable system require it to complete system upgrades by early 1999. In addition, Enstar Six-B is in the process of negotiating the renewal of franchise agreements for two other franchise areas covered by the Villa Rica cable system and it believes that the renewed franchise agreements may require it to upgrade the cable systems within those franchise areas. If Enstar Six-B is unable to obtain financing to fund the upgrades required by its franchise agreements, the respective franchising authorities may be entitled to terminate the franchise agreements and Enstar Six-B could lose valuable franchises.



     Enstar Six-B estimates that the proposed upgrade program for its Villa Rica, Georgia cable system will require aggregate capital expenditures of approximately $7.5 million. Enstar Six-B, however, does not presently have, and believes it will be unable to obtain, the funds required to complete the Villa Rica upgrade. Enstar Six-B only has approximately $1.1 million of availability under its $2.5 million revolving loan facility. In addition, the partnership agreement provides that Enstar Six-B may not incur borrowings unless the amount of such borrowings, together with all outstanding borrowings, does not exceed 33% of the original capital raised by Enstar Six-B (i.e., a maximum of approximately $3.0 million of outstanding indebtedness). Consequently, even if it used the approximately $1.1 million of existing availability under its revolving loan facility and was able to obtain the additional $500,000 of debt financing permitted under the terms of its partnership agreement, Enstar Six-B would still lack approximately $5.9 million of additional funding necessary to complete the Villa Rica upgrade.



     Enstar Six-B considered seeking an amendment to the partnership agreement to permit the incurrence of sufficient indebtedness to fund completion of the Villa Rica upgrade. Ultimately, however, Enstar Six-B concluded that such an amendment would not be of benefit because debt financing sufficient to complete the Villa Rica upgrade was not available. Since financing was not available to fund completion of the Villa Rica upgrade, Enstar Six-B instead engaged a business broker to solicit offers from third parties to purchase its cable television systems.



     Over a period of four months in early 1998, the broker solicited offers to purchase Enstar Six-B's cable television systems. The Partnership received only two preliminary offers, each of which excluded the Ivins, Utah and Fisk, Missouri cable systems and contained several potential material purchase price adjustments and material closing conditions. Enstar Six-B concluded that it was not in the best interests of the unitholders to accept either of the offers because, among other things, neither offer constituted an offer to purchase all of its cable television systems and each offer was subject to several potential material purchase price adjustments and material closing conditions. Subsequent to Enstar Six-B's receipt of those offers, it received an offer from certain affiliates of Falcon Holding Group, L.P. to purchase all of Enstar Six-B's cable television systems for

$10,473,200 in cash. The Falcon offer includes a price for the Villa Rica cable system which exceeds the highest of the initial offers by approximately 2.5%, contains no potential purchase price adjustments and contains only limited closing conditions.



     Given current market conditions for Enstar Six-B's cable systems, their lack of channel capacity, the impending upgrades required by franchise agreements and Enstar Six-B's funding limitations, Enstar Six-B's corporate general partner, Enstar Communications Corporation ("Enstar Communications"), believes that accepting the Falcon offer is in the best interests of Enstar Six-B and the unaffiliated unitholders. If the sale is consummated, Enstar Communications will make one or more liquidating distributions to the unitholders and the general partners and, after providing for the payment of Enstar Six-B's obligations, cause Enstar Six-B to dissolve, terminate and be liquidated. After repayment of Enstar Six-B's existing obligations, Enstar Six-B presently estimates that liquidating distributions to unitholders would total approximately $225 per unit.



     AS A CONDITION TO THE SALE AND SUBSEQUENT LIQUIDATION OF ENSTAR SIX-B, THE HOLDERS OF A MAJORITY OF THE UNITS MUST APPROVE THE LIQUIDATION PLAN. YOUR VOTE IS VERY IMPORTANT. ENSTAR COMMUNICATIONS BELIEVES THAT THE LIQUIDATION PLAN IS IN THE BEST INTERESTS OF ENSTAR SIX-B AND THE UNAFFILIATED UNITHOLDERS AND RECOMMENDS THAT YOU COMPLETE AND RETURN THE CONSENT CARD WITH A VOTE "FOR" THE LIQUIDATION PLAN. PLEASE RETURN YOUR CONSENT CARD AS SOON AS POSSIBLE, BECAUSE THE FAILURE TO RETURN A CONSENT CARD HAS THE SAME EFFECT AS A "NO" VOTE.



     You are urged to read carefully the attached consent solicitation statement in its entirety for a complete description of the liquidation plan. If you have any questions regarding the liquidation plan or need assistance in completing and returning your consent card, please feel free to contact Enstar Six-B's soliciting agent, Robert Marese, at Mackenzie Partners, Inc., at (800) 322-2885.


                                          Very truly yours,


                                          Enstar Communications Corporation

                                          General Partner

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.
                      10900 WILSHIRE BOULEVARD, 15TH FLOOR
                         LOS ANGELES, CALIFORNIA 90024

                         NOTICE OF CONSENT SOLICITATION


                                                                          , 1999


To the Unitholders of Enstar Income/Growth Program Six-B, L.P.:



     NOTICE IS HEREBY GIVEN to the holders of the beneficial ownership interests in the limited partnership units of Enstar Income/Growth Program Six-B, L.P., a Georgia limited partnership ("Enstar Six-B"), that Enstar Communications Corporation, a Georgia corporation and the corporate general partner of Enstar Six-B ("Enstar Communications"), is soliciting written consents on behalf of Enstar Six-B to approve a liquidation plan which consists of:



     - the sale of all of Enstar Six-B's cable television systems for $10,473,200 in cash to Falcon Cablevision, a California limited partnership, and Falcon Telecable, a California limited partnership, each of which is an affiliate of Enstar Communications;



     - the amendment of Enstar Six-B's partnership agreement to permit (a) the purchase of Enstar Six-B's cable television systems by affiliates of Enstar Communications and (b) the completion of the liquidation plan by Enstar Communications on behalf of Enstar Six-B; and



     - one or more liquidating distributions to the partners and, after providing for the payment of all of Enstar Six-B's obligations, the dissolution, termination and liquidation of Enstar Six-B.



     All of these steps are more fully described in the attached consent solicitation statement. The liquidation plan is a single proposal which must be approved by unitholders holding at least a majority of the units.



     Only unitholders who own units on the close of business on             ,
1999 are entitled to notice of the solicitation of consents and to give their consent to the liquidation plan. In order to be valid, all consents must be
received before 5:00 p.m., Los Angeles time on                , 1999 (unless
extended, in the sole discretion of Enstar Communications acting on behalf of Enstar Six-B). The approval will be obtained through the solicitation of written consents, and no meeting of unitholders will be held. Enstar Six-B has retained Mackenzie Partners, Inc. as a soliciting agent to assist in soliciting consents. A unitholder may revoke a consent by written notice of revocation or by a later dated action containing different instructions received by the soliciting agent
until 5:00 p.m., Los Angeles time on             , 1999 (unless extended, in the
sole discretion of Enstar Communications acting on behalf of Enstar Six-B). Unitholders will be notified as soon as practicable as to the results of this solicitation.



     Exhibits C and D to the enclosed consent solicitation statement contain Enstar Six-B's Annual Report on Form 10-K/A for the year ended December 31, 1997 and Enstar Six-B's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, respectively.



     YOUR APPROVAL IS IMPORTANT. PLEASE READ THE CONSENT SOLICITATION STATEMENT CAREFULLY AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT CARD AND RETURN IT IN THE SELF-ADDRESSED PREPAID ENVELOPE OR BY FACSIMILE OF THE FRONT AND BACK OF THE CONSENT CARD TO (212) 675-0918. ANY CONSENT CARD WHICH IS SIGNED AND DOES NOT SPECIFICALLY DISAPPROVE THE LIQUIDATION PLAN WILL BE TREATED AS APPROVING THE LIQUIDATION PLAN. YOUR PROMPT RESPONSE IS APPRECIATED.


                                          ENSTAR COMMUNICATIONS CORPORATION
                                          GENERAL PARTNER


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers About the Liquidation Plan............    2
Who Can Help Answer Your Questions..........................    4
Structure Chart.............................................    5
Selected Historical Financial Data..........................    6
Special Factors.............................................    7
  Background and Reasons for the Proposed Sale..............    7
  Recommendation of the General Partner; Fairness of the
     Liquidation Plan.......................................    9
  Opinion of HPC Puckett....................................   11
  Certain Conflicts of Interest.............................   13
  The Purchase Agreement....................................   15
  Closing of the Sale.......................................   16
  Description of Assets.....................................   16
  Use of Proceeds and Cash Distributions....................   17
  Disadvantages of the Liquidation Plan.....................   18
  Consequences of Failure to Approve Liquidation Plan.......   18
  Amendment to the Partnership Agreement....................   19
  Liquidation...............................................   19
  Federal Income Tax Consequences of the Liquidation Plan...   20
     General................................................   20
     Partnership Status.....................................   20
     Federal Income Tax Consequences........................   21
  No Appraisal Rights.......................................   21
Market Prices of Units......................................   22
  Partnership Secondary Trading as Reported in "The
     Partnership Spectrum"..................................   22
Distributions to Unitholders................................   23
Voting Securities and Principal Holders Thereof.............   23
Identity and Background of Certain Persons..................   23
  Enstar Communications Corporation.........................   23
  Falcon Holding and FHGI...................................   25
  Falcon Cablevision........................................   25
  Falcon Investors..........................................   25
  Falcon Telecable..........................................   26
  Falcon Telecable Investors................................   26
  Falcon Cable Communications, LLC..........................   26
  Falcon Communications, L.P................................   26
Cautionary Statement Concerning Forward-Looking
  Statements................................................   27
Available Information.......................................   28
Incorporation By Reference..................................   28

                                    EXHIBITS


Exhibit A:  Asset Purchase Agreement, Dated as of November 6, 1998, by
            and Among the Partnership and the Purchasers................  A-1
Exhibit B:  Opinion of HPC Puckett & Company, Dated             ,
            1999........................................................  B-1
Exhibit C:  Annual Report of Enstar Six-B on Form 10-K/A for the Year
            Ended December 31, 1997.....................................  C-1
Exhibit D:  Quarterly Report of Enstar Six-B on Form 10-Q for the
            Quarter Ended September 30, 1998............................  D-1

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.
                      10900 WILSHIRE BOULEVARD, 15TH FLOOR
                         LOS ANGELES, CALIFORNIA 90024


                                                                          , 1999


                         CONSENT SOLICITATION STATEMENT


     Enstar Communications Corporation, a Georgia corporation ("Enstar Communications"), is the corporate general partner of Enstar Income/Growth Program Six-B, L.P., a Georgia limited partnership ("Enstar Six-B"), and is furnishing this consent solicitation to the beneficial holders of limited partnership units of Enstar Six-B for the purpose of soliciting the unitholders' consent to a liquidation plan (the "Liquidation Plan") which consists of:



     - the sale of all of Enstar Six-B's cable television systems for $10,473,200 in cash to Falcon Cablevision, a California limited partnership, and Falcon Telecable, a California limited partnership, each of which is an affiliate of Enstar Communications;



     - the amendment of Enstar Six-B's partnership agreement to permit (a) the purchase of Enstar Six-B's cable television systems by affiliates of Enstar Communications and (b) the completion of the Liquidation Plan by Enstar Communications on behalf of Enstar Six-B; and



     - one or more liquidating distributions to the partners and, after providing for the payment of all Enstar Six-B's obligations, the dissolution, termination and liquidation of Enstar Six-B, all as more fully described in this document. After completion of the sale of Enstar Six-B's assets, and the repayment of its existing obligations, Enstar Six-B presently estimates that liquidating distributions to its unitholders would total approximately $225 per unit.



     The Liquidation Plan is a single proposal which must be approved by unitholders holding at least a majority of the units. Consent to the Liquidation Plan will constitute consent to each of the three elements of the Liquidation Plan.



     Enstar Communications does not intend to call a meeting of the unitholders in connection with this solicitation of consents. Approval or disapproval by a unitholder of the Liquidation Plan is to be indicated by marking and signing the enclosed consent card and returning it to Mackenzie Partners, Inc., which Enstar Six-B has engaged to act as soliciting agent, in the enclosed self-addressed envelope. The envelope requires no postage if mailed in the United States. The Liquidation Plan can be effected only after unitholders owning at least a majority of the outstanding units have consented to the Liquidation Plan. The enclosed consent card permits a unitholder to indicate approval, disapproval or abstention with respect to the Liquidation Plan.



     The close of business on             , 1999 has been fixed for determining
the unitholders entitled to notice of the solicitation of consents and to consent to the Liquidation Plan. On the record date, there were 36,626 outstanding units entitled to vote on the Liquidation Plan, which units were held by 994 unitholders. Consents of the unitholders to the Liquidation Plan
will be solicited until 5:00 p.m., Los Angeles time on             , 1999 or
until such date as unitholders holding at least a majority of the units consent, whichever occurs first (unless extended, in the sole discretion of Enstar Communications acting on behalf of Enstar Six-B). In no event, however, will consents be accepted later than 60 days after the record date. Unitholders will be notified as soon as practicable as to the results of this solicitation.



     Under Georgia law and the partnership agreement, any matter upon which the unitholders are entitled to act may be submitted for a vote by written consent without a meeting. Any consent given pursuant to this solicitation may be revoked by the person giving it until 5:00 p.m., Los Angeles time on
            , 1999 (unless extended, in the sole discretion of Enstar Communications acting on behalf of Enstar Six-B) by sending a written notice of revocation or a later dated consent containing different instructions to the soliciting agent before such date. Any written notice of revocation or subsequent consent should be sent to the soliciting agent, Mackenzie Partners, Inc., at 156 5th Avenue, New York, New York 10010.

     In addition to solicitation by use of the mails, directors, officers and employees of Falcon Holding Group, L.P., a Delaware limited partnership and the owner of all of the capital stock of Enstar Communications, may solicit consents in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive additional compensation for such services. Falcon Holding Group, L.P. is the managing general partner and owns 54% of the entity that owns the purchasers. The soliciting agent has been retained to assist Enstar Communications in the solicitation of consents for a base fee of $7,500, plus reimbursement of expenses, estimated at approximately $12,000 in the aggregate.



     If unitholders owning a majority of the units on the record date vote in favor of the Liquidation Plan, that approval will bind all unitholders. Neither the partnership agreement nor the Georgia Revised Uniform Limited Partnership Act, under which Enstar Six-B is governed, provides rights of appraisal or other similar rights to unitholders who dissent from the vote of the majority in approving or disapproving the liquidation plan. See "SPECIAL FACTORS -- No Appraisal Rights."



     Enstar Communications recommends that unitholders vote "FOR" the Liquidation Plan. See "SPECIAL FACTORS -- Recommendation of the General Partner; Fairness of the Liquidation Plan".



     This consent solicitation statement and the accompanying consent card are
first being mailed to unitholders on or about             , 1999.



     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



               THE DATE OF THIS STATEMENT IS             , 1999.

                QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN


Q: WHY IS ENSTAR SIX-B PROPOSING TO SELL ITS CABLE TELEVISION SYSTEMS?



A: Enstar Communications, the corporate general partner of Enstar Six-B, believes that given the market conditions for the cable television systems, their lack of channel capacity, the impending upgrades mandated by certain of the Enstar Six-B's franchise agreements, and Enstar Six-B's funding limitations, now is the appropriate time to dispose of all of the Enstar Six-B's cable television systems. See "Special Factors -- Background and Reasons for the Proposed Sale."



Q: WHAT WILL I RECEIVE IN THE LIQUIDATION PLAN?



A: If the Liquidation Plan is completed, you will receive one or more liquidating distributions presently estimated to total approximately $225 per unit. The units were initially issued at a price of $250 per unit and, since such initial issuance, Enstar Six-B has made aggregate cash distributions to unitholders of $53.00 per unit. See "Special Factors -- Use of Proceeds and Cash Distributions."



Q: WHY IS ENSTAR SIX-B PROPOSING TO AMEND ITS PARTNERSHIP AGREEMENT?



A: The partnership agreement provides that neither the general partner nor its affiliates may purchase material business assets from Enstar Six-B. Due to the fact that the purchasers are entities affiliated with the general partner, the partnership agreement must be amended to permit the purchasers to purchase the cable television systems. See "Special Factors -- Amendment to the Partnership Agreement."



Q: WHY IS ENSTAR SIX-B DISSOLVING?



A: The purchasers will be purchasing all of Enstar Six-B's cable television systems. The proceeds of the sale will be used to fund its obligations and the balance will be distributed to the partners. Consequently, after such uses of the proceeds of the sale, Enstar Six-B will have no assets. Therefore, Enstar Six-B will dissolve after completing the sale, funding its obligations and distributing the balance of the proceeds of the sale to the partners. See "Special Factors -- Liquidation."



Q: DOES THE GENERAL PARTNER RECOMMEND VOTING IN FAVOR OF THE LIQUIDATION PLAN?



A: Enstar Communications, the corporate general partner of Enstar Six-B, has determined that the Liquidation Plan is in the best interests of Enstar Six-B and the unaffiliated unitholders and recommends that unitholders vote FOR the approval and adoption of the Liquidation Plan. See "Special Factors -- Recommendation of the General Partner; Fairness of the Liquidation Plan."



Q: SINCE ENSTAR COMMUNICATIONS IS AFFILIATED WITH THE PURCHASERS, WHAT CONFLICTS
   OF INTEREST DOES IT HAVE IN RECOMMENDING APPROVAL OF THE LIQUIDATION PLAN?



A: A conflict of interest arises between the purchasers' desire to achieve the lowest possible price for Enstar Six-B's cable television systems and the desire of the unitholders to maximize the sale price of those systems. Furthermore, the purchase agreement for the cable television systems was not negotiated at arm's length. Enstar Communications negotiated the terms and provisions of the purchase agreement on behalf of Enstar Six-B with the purchasers on terms Enstar Communications believes are customary for the sale of similar assets. In addition, proceeds of the sale will be used to pay Enstar Communications and certain of its affiliates deferred amounts due to them from Enstar Six-B for services provided. See "Special Factors -- Certain Conflicts of Interest."



Q: WHAT BENEFITS WILL ENSTAR COMMUNICATIONS RECEIVE IF THE LIQUIDATION PLAN IS
   APPROVED?



A: As mentioned above, proceeds of the sale will be used to pay Enstar
   Communications and certain of its affiliates deferred amounts due to them from Enstar Six-B. Enstar Communications will also receive a liquidating distribution presently estimated to be approximately $83,217. In addition, certain affiliates of Enstar Communications may receive the benefit of operating synergies due to the fact that some of Enstar Six-B's cable systems are located near systems owned or operated by such affiliates. See "Special Factors -- Certain Conflicts of Interest" and "-- Use of Proceeds and Cash Distributions."

Q: HOW DID ENSTAR COMMUNICATIONS MAKE SURE THAT THE SALE PRICE IS FAIR TO ME?



A: Enstar Communications, on behalf of Enstar Six-B, engaged a business broker to solicit offers from third parties to purchase Enstar Six-B's cable television systems. The purchase price to be paid in the proposed sale exceeds all of the offers received from third parties. See "Special
   Factors -- Background and Reasons for the Proposed Sale." In addition, Enstar Communications has obtained the opinion of HPC Puckett & Company to the effect that the sale price is fair, from a financial point of view, to Enstar Six-B and the unaffiliated unitholders. Finally, the proposed sale is subject to the approval of the holders of a majority of the units. See "Special Factors -- Recommendation of the General Partner; Fairness of the Liquidation Plan."



Q: WHAT ARE THE DISADVANTAGES OF SELLING THE ASSETS AND LIQUIDATING ENSTAR
   SIX-B?



A: The primary disadvantage is that Enstar Six-B will not benefit from possible further improvements in economic and market conditions which might produce increased cash flow and possibly increase the sale price of its cable television systems in the future. See "Special Factors -- Disadvantages of the Liquidation Plan."



Q: WHAT ARE THE CONSEQUENCES TO THE UNITHOLDERS IF THE LIQUIDATION PLAN IS NOT
   CONSUMMATED?



A: If the Liquidation Plan is not consummated, it is likely that Enstar Six-B will be forced to operate under significant capital constraints and it may be unable to obtain sufficient capital to maintain its existing franchises. Consequently, Enstar Six-B may seek to sell its cable television systems to a non-affiliated entity. Based on its recent solicitation of offers for the cable television systems, any such sale to a non-affiliated entity may be on terms less favorable to it than the terms of the proposed sale. See "Special Factors -- Consequences of Failure to Approve Liquidation Plan."



Q: WHAT ABOUT FUTURE DISTRIBUTIONS?



A: Enstar Six-B has not paid distributions to the unitholders since 1994. If the Liquidation Plan is not consummated, given Enstar Six-B's significant capital requirements and existing restraints on obtaining additional funding, it does not contemplate being able to make distributions to its unitholders in the foreseeable future. See "Special Factors -- Consequences of Failure to Approve Liquidation Plan."



Q: WHEN DO YOU EXPECT THE LIQUIDATION PLAN TO BE COMPLETED?



A: We are working towards completing the Liquidation Plan as quickly as possible. In addition to unitholder approvals, we must also obtain certain regulatory and third-party approvals. Although we cannot predict exactly when such regulatory approvals will be received, we hope to complete the Liquidation Plan during the first quarter of 1999. See "Special
   Factors -- Closing of the Sale."



Q: WILL I OWE ANY UNITED STATES FEDERAL INCOME TAX AS A RESULT OF THE
   LIQUIDATION PLAN?



A: In general, you will recognize a gain or loss for United States federal income tax purposes as a result of the Liquidation Plan. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE LIQUIDATION PLAN TO YOU MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE LIQUIDATION PLAN TO YOU. SEE "SPECIAL FACTORS -- FEDERAL INCOME TAX CONSEQUENCES OF THE LIQUIDATION PLAN."



Q: WHO CAN VOTE ON THE LIQUIDATION PLAN?



A: Unitholders as of the close of business on             , 1999, the record
   date for the Notice of Consent Solicitation, may vote on the Liquidation Plan by completing the enclosed consent card.



Q: WHAT VOTE IS REQUIRED TO APPROVE THE LIQUIDATION PLAN?



A: Approval of the Liquidation Plan requires the affirmative vote of unitholders holding at least a majority of the outstanding units.

Q: WHAT DO I NEED TO DO NOW?



A: After you have carefully reviewed this document, please indicate how you want to vote on the enclosed consent card and sign and mail it in the enclosed return envelope as soon as possible, so that your units will be represented. If you sign and send in the enclosed consent card and do not indicate how you want to vote, your consent card will be treated as voting FOR the approval of the Liquidation Plan. If you do not vote by sending in your consent card, it will have the same effect as a vote AGAINST the approval of the Liquidation Plan.



Q: MAY I CHANGE MY VOTE AFTER I MAIL MY UNITHOLDER CONSENT CARD?



A: Yes. You may change your vote at any time before             , 1999 (unless
   extended, in the sole discretion of Enstar Communications acting on behalf of Enstar Six-B). You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions.



Q: WHEN DOES THE CONSENT SOLICITATION END?



A: Consents may be solicited until, and must be received, no later than
                  , 1999 at 5:00 p.m., Los Angeles time or until such date as unitholders holding at least a majority of the units consent, whichever occurs first (unless extended, in the sole discretion of Enstar Communications on behalf of Enstar Six-B).



Q: DO UNITHOLDERS HAVE APPRAISAL RIGHTS?



A: Under applicable state law, unitholders are not entitled to dissenters' appraisal rights.



Q: SHOULD I SEND IN MY UNIT CERTIFICATES NOW?



A: No. After the Liquidation Plan is completed you will receive written instructions regarding the certificates representing your units.


                        WHO CAN HELP ANSWER YOUR QUESTIONS


     If you have more questions about the Liquidation Plan you should contact:


                  Enstar Communications Corporation
                  474 South Raymond Avenue, Suite 200
                  Pasadena, CA 91105
                  (626) 844-1700
                  Attention: Dan Do


     If you would like additional copies of this consent solicitation statement, or if you have questions about how to complete and return your consent card, you should contact:


                  Mackenzie Partners, Inc.
                  Attention: Robert Marese
                  Phone Number: (800) 322-2885

                                STRUCTURE CHART



     The following diagram illustrates the ownership structure of Enstar Six-B, Enstar Communications and the purchasers. See "Identity and Background of Certain Persons."


                                    [CHART]


(a) Falcon Holding Group, Inc. owns a 1% interest as the managing general partner of Falcon Investors Group, Ltd.



(b) Falcon Holding Group, Inc. owns a 1% interest as the managing general partner of Falcon Telecable Investors Group.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following selected financial data of Enstar Six-B for each of the last five fiscal years have been derived from Enstar Six-B's financial statements audited by its independent public accountants. The following selected financial data for the nine months ended September 30, 1998 and September 30, 1997 have been derived from Enstar Six-B's unaudited financial statements. Such unaudited financial statements have been prepared by Enstar Six-B on a basis consistent with the audited financial statements and, in the opinion of the management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. The results of the operations for the nine months ended September 30, 1998 may not be indicative of results for the full year.



     The selected financial data set forth below should be read in conjunction with the audited financial statements and related notes thereto included in Enstar Six-B's Annual Report on Form 10-K/A for the year ended December 31, 1997 and the unaudited financial statements and notes thereto included in Enstar Six-B's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, copies of which are attached hereto as Exhibits C and D, respectively.



                                                                    NINE MONTHS ENDED
                                                              ------------------------------
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                  1997             1998
                                                              -------------    -------------
Total revenues..............................................   $2,185,500       $2,275,900
Costs and expenses..........................................   (1,250,400)      (1,297,400)
Depreciation and amortization...............................     (826,000)        (838,700)
Operating income............................................      109,100          139,800
Interest expense............................................      (97,400)        (118,800)
Interest income.............................................        8,400           13,600
Gain on sale of cable assets................................           --              900
Net income..................................................       20,100           15,400
Distributions to partners...................................           --               --
Per unit of limited partnership interest
  Net income................................................         0.54             0.42
  Distributions.............................................           --               --
BALANCE SHEET DATA
Total assets................................................   $5,954,600       $5,775,700
Total debt..................................................   $2,391,100       $2,222,400
General partners' deficit...................................      (37,000)         (37,100)
Limited partners' capital...................................    3,600,500        3,590,400


                                                        YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------------------------
                                     1993          1994          1995          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
Revenues........................  $ 1,797,000   $ 2,007,800   $ 2,211,900   $ 2,524,700   $ 2,917,600
Costs and expenses..............   (1,167,800)   (1,293,600)   (1,291,200)   (1,461,100)   (1,675,100)
Depreciation and amortization...     (915,200)   (1,004,200)     (976,400)   (1,054,200)   (1,118,800)
Operating income (loss).........     (286,000)     (290,000)      (55,700)        9,400       123,700
Interest expense................     (150,500)     (161,300)     (195,400)     (147,700)     (140,800)
Interest income.................        5,200         1,500         4,300         8,000        11,600
Net loss........................     (431,300)     (449,800)     (246,800)     (130,300)       (5,500)
Distributions to partners.......      443,900       259,000            --            --            --
Per unit of limited partnership
  interest:
  Net loss......................  $    (11.66)  $    (12.16)  $     (6.67)  $     (3.52)  $     (0.15)
  Distributions.................        12.00          7.00            --            --            --
BALANCE SHEET DATA
Total assets....................  $ 7,539,800   $ 7,027,700   $ 6,765,700   $ 6,656,500   $ 5,894,700
Total debt......................    2,013,200     1,907,500     1,630,700     1,288,400     1,750,000
General partners' deficit.......      (26,300)      (33,400)      (35,900)      (37,200)      (37,300)
Limited partners' capital.......    4,655,600     3,953,900     3,709,600     3,580,600     3,575,200

                                SPECIAL FACTORS


     Enstar Six-B was formed in September 1987 to engage in the ownership, operation, development and, where appropriate, sale or other disposition of cable television systems in small and medium sized communities. Enstar Communications Corporation is Enstar Six-B's corporate general partner (the "General Partner").



     In 1989, Enstar Six-B completed the offering of Units. A total of 36,626 Units were sold at a price of $250 per Unit, representing gross proceeds to Enstar Six-B of $9,156,500. During January 1990, Enstar Six-B began its cable television business operations with the acquisition of a small cable television system providing service to customers in Ivins, Utah. During 1990, Enstar Six-B completed two additional acquisitions of cable television systems serving the communities in and around Fisk, Missouri and Villa Rica, Georgia. Under the terms of the Partnership Agreement, Enstar Six-B will terminate on December 31, 2037 unless terminated sooner under the provisions thereof.



BACKGROUND AND REASONS FOR THE PROPOSED SALE



     Substantially all of the available channel capacity in Enstar Six-B's cable systems is being utilized and each of its cable systems requires upgrading. Existing franchise agreements for three of the seven franchise areas in Enstar Six-B's Villa Rica, Georgia cable system require Enstar Six-B to complete system upgrades by early 1999. In addition, Enstar Six-B is negotiating the renewal of franchise agreements for two other franchise areas covered by the Villa Rica cable system and Enstar Six-B believes that the renewed franchise agreements may require it to upgrade the cable systems within those franchise areas. If Enstar Six-B is unable to obtain financing to fund the upgrades required by its franchise agreements, the respective franchising authorities may be entitled to terminate the franchise agreements and it could lose valuable franchises.



     Because the Villa Rica cable system is served by one headend and utilizes integrated cable hardware, Enstar Six-B's Villa Rica upgrade program would cover all of the seven franchise areas in the Villa Rica, Georgia cable system and is estimated to require aggregate capital expenditures of approximately $7.5 million. Enstar Six-B, however, does not presently have, and believes it will be unable to obtain, the funds required to complete the Villa Rica upgrade. Enstar Six-B only has approximately $1.1 million of availability under its $2.5 million revolving loan facility. In addition, Enstar Six-B's partnership agreement provides that Enstar Six-B may not incur borrowings unless the amount of such borrowings, together with all outstanding borrowings, does not exceed 33% of the original capital raised by Enstar Six-B (i.e., a maximum of approximately $3.0 million of outstanding indebtedness). Consequently, even if Enstar Six-B used the approximately $1.1 million of existing availability under its revolving loan facility and was able to obtain the additional $500,000 of debt financing permitted under the terms of the Partnership Agreement, Enstar Six-B would still lack approximately $5.9 million of additional funding necessary to complete the Villa Rica upgrade.



     Enstar Six-B considered seeking an amendment to its partnership agreement to permit it to incur sufficient indebtedness to fund completion of the Villa Rica upgrade. Ultimately, however, Enstar Six-B concluded that such an amendment would not benefit it because debt financing sufficient to complete the Villa Rica upgrade was not available. This conclusion was based in large part on the discussions held with financing sources in 1996 and 1997 in connection with the refinancing by Enstar Finance Company, LLC (a subsidiary of the General Partner) of the long-term indebtedness of several partnerships managed by the General Partner. Since financing was not available to fund completion of the Villa Rica upgrade, Enstar Six-B instead engaged a business broker to solicit offers from third parties to purchase its cable television systems. At the time the broker was engaged, Falcon Holding Group, L.P., a Delaware limited partnership and the parent corporation of the General Partner ("Falcon Holding"), had concluded that it was not interested in acquiring Enstar Six-B's cable television systems primarily due to limitations on the capital available to Falcon Holding for system acquisitions under its debt agreements and the pendancy of a restructuring of its partnership agreement.



     Over a period of four months in early 1998, the broker engaged by Enstar Six-B solicited offers to purchase Enstar Six-B's cable television systems. The broker distributed solicitation materials to more than twenty-five potential purchasers and only four responded by conducting due diligence at Enstar Six-B's facilities. Enstar Six-B received only two preliminary offers, each dated May 15, 1998, and each of which excluded the Ivins, Utah and Fisk, Missouri cable systems. One offer included a proposed purchase price of $8.58 million for the Villa Rica system and the other offer included a proposed purchase price of $10.0 million for the Villa Rica system. In addition, each of the offers contained material closing conditions and potential material purchase price adjustments. In particular, each of the offers proposed placing a portion of the purchase price in an escrow account for one year as security for Enstar Six-B's indemnity obligations to be contained in the acquisition agreement, and one of the offers contained additional adjustments based on Enstar Six-B's net working capital at closing and its average number of subscribers for the three months prior to closing. Enstar Six-B concluded that it was not in the best interests of the unitholders to accept either of the offers because, among other things, each offer was subject to material closing conditions and potential material purchase price adjustments, and neither offer constituted an offer to purchase all of Enstar Six-B's cable television systems. Each of the entities that made the initial offers were made aware of the General Partner's desire that all of Enstar Six-B's cable systems be sold in a single transaction. The General Partner believes that a sale of all of Enstar Six-B's cable systems in one transaction will generally yield greater proceeds available for distribution than a series of sales on a system-by-system basis. A sale of the Villa Rica system would have left the partnership with two extremely small cable systems and would have exacerbated Enstar Six-B's liquidity concerns. In addition, the General Partner believes that selling all of the cable systems at one time would generally result in lower aggregate sale costs and eliminate the need for Enstar Six-B to incur ongoing administrative and other expenses of continuing to operate during an extended sales period.



     Subsequent to Enstar Six-B's receipt of the initial offers, in June 1998, Enstar Six-B received an offer from Falcon Cablevision, a California limited partnership ("Falcon Cablevision"), and Falcon Telecable, a California limited partnership ("Falcon Telecable"), to purchase all of Enstar Six-B's cable television systems for $10,473,200 in cash. Each of Falcon Cablevision and Falcon Telecable is an affiliate of Falcon Holding and of the General Partner. See "Structure Chart" and "Identity and Background of Certain Persons." At the time Falcon Cablevision and Falcon Telecable made their offer, they were aware of the terms of the initial offers. The Falcon offer includes a price for the Villa Rica cable system which exceeds the highest of the initial offers by approximately 2.5%, includes no potential purchase price adjustments and contains only limited closing conditions. Falcon Cablevision and Falcon Telecable were able to make the Falcon offer because, subsequent to Enstar Six-B's receipt of the initial offers, Falcon Holding successfully refinanced its bond and bank indebtedness and reached an agreement to restructure its partnership agreement and acquire a significant number of cable systems from third parties. Falcon Cablevision and Falcon Telecable decided to make an offer for all of Enstar Six-B's cable systems because the locations of the Enstar Six-B cable systems present them the potential for certain operating synergies and because they were aware of the General Partner's desire that all of Enstar Six-B's cable systems be sold in a single transaction. The purchase price was not determined as the result of an arm's length negotiation and was determined based upon the broker's efforts to solicit offers to purchase Enstar Six-B's cable systems, the terms of the initial offers and the determination by the purchasers of a reasonable fair market value for the cable systems based upon their experience as regular buyers and sellers of cable systems.



     After Enstar Six-B received the Falcon offer, Enstar Six-B received an additional offer, dated October 2, 1998, solely for its Fisk, Missouri cable system. Enstar Six-B concluded that it was not in the best interests of the unitholders to accept that offer because, among other things, it did not constitute an offer to purchase all of Enstar Six-B's cable systems, and the Falcon offer includes a price for the Fisk, Missouri cable system that exceeds that offer by approximately 15%.



     Given current market conditions for Enstar Six-B's cable television systems, the impending upgrades required by Enstar Six-B's franchise agreement, and its funding limitations, the General Partner believes that accepting the Falcon offer is in the best interests of Enstar Six-B and the unaffiliated unitholders. Accordingly, Falcon Cablevision, Falcon Telecable and Enstar Six-B entered into a purchase agreement, dated as of November 6, 1998, pursuant to which Falcon Cablevision and Falcon Telecable have agreed to purchase from Enstar Six-B, and Enstar Six-B has agreed to sell to Falcon Cablevision and Falcon Telecable, subject to obtaining the requisite consents from the unitholders, all of Enstar Six-B's cable television systems for a price of $10,473,200 in cash. The purchase price was not determined as the result of an arm's length negotiation but was determined based upon the results of the broker's efforts to solicit offers to purchase Enstar Six-B's cable television systems, the terms of the initial offers and the determination by the purchasers of a reasonable fair market value for the cable television systems based upon their experience as regular buyers and sellers of cable systems. See "-- Certain Conflicts of Interest." In addition, Enstar Six-B has obtained the opinion of HPC Puckett & Company that the purchase price is fair, from a financial point of view, to Enstar Six-B and the unaffiliated unitholders. The Falcon offer includes all of Enstar Six-B's cable television systems, contains no potential purchase price adjustments and contains only limited closing conditions. In particular, the Falcon offer is not contingent upon the satisfactory completion of due diligence, nor is it contingent upon the purchasers obtaining adequate financing. The only material conditions to the closing of the sale are the attainment of the requisite consents from the unitholders, the attainment of the required governmental regulatory consents, and the continued truth and accuracy of the representations and warranties of Enstar Six-B contained in the purchase agreement. In addition, the Falcon offer includes a purchase price for the Villa Rica cable system which exceeds the highest of the initial offers by approximately 2.5%, and a purchase price for the Fisk, Missouri cable system which exceeds the only third party offer for that system by approximately 15%.



RECOMMENDATION OF THE GENERAL PARTNER; FAIRNESS OF THE LIQUIDATION PLAN



     The General Partner and the purchasers believe that the advantages exceed any disadvantages of consummating the sale at this time. Accordingly, the General Partner recommends the unitholders approve the Liquidation Plan.



     In reaching the conclusion to recommend that the unitholders approve the Liquidation Plan, the General Partner and the purchasers considered a number of factors. The following are the material factors considered by the General Partner and the purchasers:



     - If the Liquidation Plan is approved, Enstar Six-B will be able to consummate the sale for an amount the General Partner believes represents a fair value for Enstar Six-B's assets and upon terms which the General Partner believes will entail minimal transaction costs and will permit an efficient consummation of the sale. The purchase price was determined based upon the results of the broker's efforts to solicit offers to purchase the cable systems, the terms of the initial offers and the determination by the purchasers of a reasonable fair market value for the cable systems based upon their experience as regular buyers and sellers of cable systems. In addition, Enstar Six-B has obtained the opinion of HPC Puckett & Company that the purchase price is fair, from a financial point of view, to Enstar Six-B and the unaffiliated unitholders. The purchase price includes a purchase price for the Villa Rica cable system which exceeds the highest of the initial offers by approximately 2.5%, and a purchase price for the Fisk, Missouri cable system which exceeds the only third party offer for that system by approximately 15%.



     - The purchase agreement may be terminated by Enstar Six-B if, prior to the closing date, it receives a superior offer for the purchase of the cable systems from a bona fide third party.



     - The purchase agreement contains only limited closing conditions. In particular, the purchasers' obligations under the purchase agreement are not contingent upon the satisfactory completion of due diligence, nor are such obligations contingent upon the purchasers obtaining adequate financing.



     - The purchase price for the cable systems under the purchase agreement is not subject to reduction. Thus, unlike the initial offers and other property sales situations in which the purchase price could decrease as a result of due diligence uncertainties and other contingencies, there is no risk of continuing price negotiations or adjustments with respect to the sale.



     - Based on its business experience, the General Partner believes that a sale of all the cable systems in one transaction, such as pursuant to the Liquidation Plan, generally yields greater net proceeds available for distribution than a sale conducted on a system-by-system or asset-by-asset basis. The General Partner believes that this is particularly true where the cable systems are very small (as is the case with Enstar Six-B's cable systems). In addition, the General Partner believes that selling all of the cable systems at one time would generally result in lower aggregate sale costs, unlike selling the cable systems individually (such as would have occurred had Enstar Six-B accepted either of the initial offers, which excluded the Ivins, Utah and Fisk, Missouri cable systems, or the offer for the Fisk, Missouri system, which excluded the Ivins, Utah and Villa Rica, Georgia cable systems). Selling all of the cable systems at one time and completing the dissolution, termination, and liquidation of Enstar Six-B promptly would also eliminate the need for Enstar Six-B to incur ongoing administrative and other expenses of continuing to operate Enstar Six-B during an extended sales period.



     - Substantially all of the available channel capacity in Enstar Six-B's cable television systems is being utilized and each of such systems requires upgrading. The Villa Rica upgrade is presently estimated to require aggregate capital expenditures of approximately $7.5 million. Existing franchise agreements for three of the seven franchise areas require Enstar Six-B to complete upgrades by early 1999. In addition, Enstar Six-B is in the process of negotiating the renewal of franchise agreements for two other franchise areas covered by the Villa Rica cable system and Enstar Six-B believes that the renewed franchise agreements may require it to upgrade the cable systems within those franchise areas. Selling the cable systems in connection with the Liquidation Plan would eliminate the need for Enstar Six-B to complete any of the above-mentioned upgrades.



     - By selling its cable systems now, Enstar Six-B would eliminate the risks inherent in the ownership of cable television systems, including, among other things, the risk that Enstar Six-B may be unable to obtain funding to complete the upgrades required by its franchise agreements and the loss of valuable cable franchises that may result if such upgrades are not completed, the uncertainty of legislative and regulatory changes, the rapid developments in the competitive environment facing cable television operators and reduced subscriber rates (which in turn may be affected by general and local economic conditions).



     - Due to financial constraints, Enstar Six-B has not made any distributions to unitholders in the past several years and, in light of the capital required to complete the Villa Rica upgrade, does not anticipate being in a position to make distributions to unitholders in the foreseeable future. Approval of the Liquidation Plan will, however, permit cash liquidating distributions to unitholders presently estimated to total approximately $225 per unit.



     - The Liquidation Plan would provide liquidity to unitholders. At present, there is no established public trading market for the units with liquidity limited to sporadic sales which have occurred within an informal secondary market.



     - The General Partner believes that because the purchasers are affiliates of the General Partner, there is a high degree of certainty of closing the sale and completing the Liquidation Plan.



     - The Liquidation Plan requires the consent of the holders of at least a majority of the units (and no unitholders are affiliates of Enstar Six-B).



     The General Partner and the purchasers also considered the risk that by selling the cable systems at this time, Enstar Six-B would not benefit from possible further improvements in economic and market conditions which might produce increased cash flow and possibly increase the sale prices of the cable systems. The General Partner and the purchasers believe, however, that this potential risk is outweighed by the potential benefits to be realized from the Liquidation Plan. In addition, the General Partner and the purchasers considered certain conflicts of interest involving the General Partner and certain of its affiliates as described under "-- Certain Conflicts of Interest" and their effect on the unitholders. The General Partner and the purchasers did not believe, however, that such conflicts of interest adversely affected the procedural and substantive fairness of the Liquidation Plan to the unitholders because (a) the General Partner and the purchasers believe that the Liquidation Plan represents the best price presently available for Enstar Six-B's cable systems, (b) the consent of unitholders (non of which is an affiliate of Enstar Six-B) holding at least a majority of the outstanding units is required to approve the sale, (c) Enstar Six-B is obtaining the opinion of HPC Puckett & Company that the purchase price is fair, from a financial point of view to Enstar Six-B and the unaffiliated unitholders, (d) the purchase agreement contains no purchase price adjustments and only limited closing conditions, and (e) the purchase agreement may be terminated by Enstar Six-B if, prior to the closing date it receives a superior offer for the purchase of its cable systems from a bona fide third party.



     No other material factors were considered. For example, in the absence of an established public market in which units are being traded, the General Partner and the purchasers were not able to consider current or historical market prices for the units. See "Market Prices of Units." For similar reasons, the General Partner did not consider the $35 per unit purchase price offered by Madison Partnership Liquidity Investors 36, L.L.C. in a letter, dated September 17, 1997, to unitholders in connection with Madison's unsolicited offer for up to approximately 4.9% of the units. The $10,473,200 purchase price substantially exceeds the net book value of Enstar Six-B as of September 30, 1998 which was $3.55 million.



     Enstar Six-B has no employees that are not employees of Falcon Holding, which is an affiliate of both the General Partner and the purchasers. Therefore, no part of the negotiation of the sale was done on an arm's length basis. In addition, the General Partner did not retain an unaffiliated representative to act solely on behalf of the unaffiliated unitholders for purposes of negotiating the terms of the proposed sale of Enstar Six-B's cable systems to affiliates of the General Partner.



     The purchasers and the General Partner (by a unanimous vote of its directors), after considering the factors discussed in this Section and in "Special Factors -- Background and Reasons for the Proposed Sale," have determined that the Liquidation Plan, including the transactions contemplated thereby, is fair to unaffiliated unitholders and would serve the best interests of Enstar Six-B and the unaffiliated unitholders by maximizing the proceeds from a disposition of the cable systems and, consequently, the per unit liquidating distributions to the unitholders.



     The information and factors discussed above were considered collectively by the General Partner in connection with its review of the Liquidation Plan and the transactions contemplated thereby. Although the General Partner did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, the General Partner accorded added weight to the following factors: the fact that the purchase price is $10,473,200 in cash, which includes a purchase price for the Villa Rica cable system which exceeds the highest of the initial offers by 2.5%, and a purchase price for the Fisk, Missouri cable system which exceeds the only third party offer for that system by approximately 15%; the opinion of HPC Puckett & Company that the purchase price is fair, from a financial point of view, to Enstar Six-B and the unaffiliated unitholders; the absence of cash distributions to unitholders since 1994; the fact that Enstar Six-B does not presently have, and believes that it will be unable to obtain, the funds required to complete the upgrades required to be made to its cable systems; the certainty of the price to be received under the purchase agreement; the fact that the purchase agreement contains only limited closing conditions (including the fact that the purchasers' obligations under the purchase agreement are not contingent upon the satisfactory completion of due diligence or upon the purchasers obtaining adequate financing); and the savings to unitholders in administrative and sale costs gained by selling all of the cable systems and liquidating pursuant to the Liquidation Plan.



OPINION OF HPC PUCKETT



     Enstar Six-B retained HPC Puckett & Company ("HPC") in July, 1998 to examine the proposed Liquidation Plan and to render an opinion to the General Partner that the purchase price is fair, from a financial point of view, to Enstar Six-B and the unaffiliated unitholders (the "Fairness Opinion").



     HPC is a cable television brokerage firm specializing in brokerage, valuation and financing activities principally serving the cable television industry. HPC was selected by the General Partner to provide its services based upon HPC's qualifications, expertise, reputation and independence from Enstar Six-B. Enstar Six-B imposed no conditions or limitations on the scope of HPC's investigation or the methods and procedures to be followed in rendering the Fairness Opinion, nor did it give HPC any instructions regarding how to render the Fairness Opinion. HPC will receive a fee for the preparation and rendering of the Fairness Opinion in the amount of $17,000.

     On             , 1999, HPC delivered to the General Partner the Fairness
Opinion which states that as of such date, the purchase price to be received by Enstar Six-B in connection with the sale is fair, from a financial point of view, to Enstar Six-B and the unaffiliated unitholders. The decision to enter into the Liquidation Plan, however, was made by the General Partner.



     The Fairness Opinion, a copy of which is attached as Exhibit B hereto, sets forth assumptions made, matters considered, and limits on a review undertaken by HPC. Unitholders are urged to read the Fairness Opinion in its entirety. The Fairness Opinion, which is directed only to the Liquidation Plan, was for the information of the General Partner and does not constitute a recommendation to any unitholder. This summary of the Fairness Opinion is qualified in its entirety by reference to the full text of such Fairness Opinion.



     For purposes of the Fairness Opinion, HPC: (a) reviewed the purchase agreement; (b) prepared a review of the operating cable television systems owned by Enstar Six-B; (c) reviewed certain information relating to the business, earnings, historical earnings, a reasonable analysis of predictable earnings, cash flow, assets and prospects of Enstar Six-B, furnished to it by the management of Enstar Six-B and developed through its own investigations; (d) prepared a Valuation and Appraisal for the cable television systems and, in doing so, reviewed procedures and assumptions set forth in said appraisal in order to determine the fair market value of the underlying assets of Enstar Six-B; (e) conducted discussions with members of senior management of Enstar Six-B regarding its business and prospects; (f) compared the results of operations of Enstar Six-B with those of certain companies which it deemed to be reasonably similar or "comparable" to Enstar Six-B in order to determine marketplace standards; (g) compared the proposed financial terms of the contemplated transaction with the financial terms of certain other mergers and acquisitions which it deemed to be relevant; (h) reviewed the cable television industry respecting the relevant geographic areas as to current standards, recent and anticipated developments, and Enstar Six-B's position as a viable operating concern in each of the same; (i) reviewed Enstar Six-B's balance sheet, and its general financial condition, with an emphasis on the capital structure of Enstar Six-B in relation to current and future anticipated requirements of the marketplace; (j) reviewed certain marketing efforts and held discussions with the senior management of Enstar Six-B respecting other prospective purchasers and/or discussions with prospective purchasers regarding other potential transactions; (k) reviewed "Special Factors -- Recommendation of the General Partner; Fairness of the Liquidation Plan" and "Special
Factors -- Disadvantages of the Liquidation Plan" in this consent solicitation statement; and (l) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary. HPC Puckett did not give any consideration to the tax consequences, if any, to Enstar Six-B and its unitholders from the sale.



     In connection with the Fairness Opinion, HPC prepared a Valuation and Appraisal of the Assets (the "Appraisal"). In the Appraisal, HPC values the cable television systems at $10,050,000. To arrive at that value, HPC averaged the results it obtained using the two methods HPC believes are standard in the industry for the valuation of cable television systems. In the first method, HPC valued the cable television systems based upon a gross multiple of ten times Enstar Six-B's projected cash flow for the next 12 months less the capital expenditures required during such 12-month period. The first method of valuing the cable television systems resulted in a value of $9,400,000. Material to HPC's valuation using this method and its conclusion as to the multiple to be used for this valuation method were the following factors: (a) strong growth in the Villa Rica cable system, and some growth in the Fisk, Missouri and Ivins, Utah systems (which could be lost to competitors due to the poor competitive position of those systems as a result of few channel offerings and other factors); (b) the economic forecast is excellent for Georgia and acceptable for Missouri and Utah; (c) the existence of wireless competition in the Ivins system, the strong potential for Bell South Entertainment to soon compete for subscribers in the Villa Rica system, and the existing competition from direct satellite services in all the systems; and (d) current operations are maximizing current revenue. In addition, the necessity for upgrade/rebuild of Enstar Six-B's cable systems was very important to HPC's final value under this method. In the second method of valuing the cable television systems, HPC prepared a valuation based on the capitalization of Enstar Six-B's projected net cash flow. This method involved an examination of ten years of projected future cash flows (set forth in the following paragraph) discounted back to cumulative present value. HPC accounted for the source and use of funds, including a consistent multiple at the end of the ten-year period, and chose a discount rate of 15% based on research and results with respect to industry standards of investor expectations and historical availability of cable television industry investors and senior debt. The projected pre-tax operations cash flows, when coupled with the tenth-year residual value (using a multiple of ten times cash flow) of the systems, less capital expenditures, were discounted to the present value at an acceptable current cost of money. The second method of valuing the cable television systems resulted in a value of $10,717,351. HPC selected the multiples it used in each of the valuation methods based on the factors discussed above and HPC's expertise and experience in the cable television industry.



     Enstar Six-B provided HPC with the following projections of revenues and cash flows for Enstar Six-B: projected revenues of $3.1 million, $3.2 million, $3.5 million, $3.8 million, $4.2 million and $4.6 million in fiscal years 1998, 1999, 2000, 2001, 2002 and 2003, respectively; and projected cash flow of $1.6 million, $1.8 million, $1.9 million, $2.1 million, $2.3 million and $2.5 million in fiscal years 1998, 1999, 2000, 2001, 2002 and 2003, respectively. Based on the foregoing and HPC's experience in the cable television industry, HPC developed ten years of projected future cash flows for Enstar Six-B for the purpose of using that information in HPC's second method of valuing Enstar Six-B's cable systems (as described in the previous paragraph). The projected cash flows for Enstar Six-B developed by HPC are set forth in the Appraisal and are as follows: $1.6 million, $1.9 million, $2.0 million, $2.1 million, $2.3 million, $2.5 million, $2.6 million, $2.8 million, $3.0 million and $3.2 million for the fiscal years 1998 through 2007, respectively. HPC Puckett maintains statistical and financial information with respect to recent sales and current cable television systems being offered for sale. HPC Puckett has used such information in its assessment and analysis of Enstar Six-B's cable systems but, because of the confidential nature of such information, can not reveal any specifics regarding such information.



     In connection with its review, HPC assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to HPC by Enstar Six-B for the purposes of the Fairness Opinion. The Fairness Opinion is necessarily based on economic, market and other conditions as in effect on and information made available to it as of the date of the Fairness Opinion. Events occurring after that date could materially effect the assumptions and conclusions contained in the Fairness Opinion.



     A copy of the Fairness Opinion shall be made available for inspection and copying at the principal executive offices of Enstar Six-B during its regular business hours by unitholders or their representatives who have been so designated in writing. A copy of the Fairness Opinion may also be provided to unitholders or their representatives who have been designated in writing upon written request and at the expense of the requesting unitholder.



CERTAIN CONFLICTS OF INTEREST



     Enstar Communications is the corporate general partner of Enstar Six-B and is affiliated with each of the purchasers, and each of them is under common control by Falcon Holding. As a result of these affiliations, a conflict arises between the purchasers' desire to purchase the cable television systems at the lowest possible price and the desire of the unitholders to maximize the sale price of these systems. Furthermore, the purchase agreement was not negotiated at arm's length. The General Partner, who as described above is an affiliate of the purchasers, negotiated the terms and provisions of the purchase agreement on behalf of Enstar Six-B with the purchasers on terms the General Partner believes are customary for the sale of similar assets.



     In addition, Enstar Six-B has a management agreement (the "Management Agreement") with Enstar Cable Corporation, a wholly owned subsidiary of the General Partner ("Enstar Cable"). Pursuant to the Management Agreement, Enstar Cable manages Enstar Six-B's systems and provides operational support for the activities of Enstar Six-B. For these services, Enstar Cable receives a management fee equal to 5% of Enstar Six-B's gross revenues (excluding revenues from the sale of cable television systems or franchises) calculated and paid monthly. In addition, Enstar Six-B reimburses Enstar Cable for certain operating expenses incurred by Enstar Cable in the day-to-day operation of Enstar Six-B's cable systems. The Management Agreement also requires Enstar Six-B to indemnify Enstar Cable (including its officers, employees, agents and shareholders) against loss or expense, absent negligence or deliberate breach by Enstar Cable of the

Management Agreement. The Management Agreement is terminable by Enstar Six-B upon 60 days written notice to Enstar Cable. Enstar Cable has engaged Falcon Holding to provide certain management services for Enstar Six-B and pays 80% of the management fees it receives to Falcon Holding in consideration of such services and reimburses Falcon Holding for expenses incurred by Falcon Holding on its behalf. In addition, Enstar Six-B receives certain system operating management services from affiliates of Enstar Cable in lieu of directly employing personnel to perform such services. Enstar Six-B reimburses the affiliates for its allocable share of their operating costs. The General Partner also performs certain supervisory and administrative services for Enstar Six-B, for which it is reimbursed. Until September 30, 1998, Enstar Six-B purchased substantially all of its programming services from Falcon Cablevision and, after such date, has purchased such services from alternative sources which include other affiliates of the General Partner.



     Enstar Six-B has incurred the following payments to affiliates since January 1, 1996:



                                                         11 MONTHS
                                                           ENDED         YEAR ENDED      YEAR ENDED
                                                        NOVEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                            1998            1997            1996
                                                        ------------    ------------    ------------
Programming expenses charged by Falcon Cablevision....   $  449,600      $  526,800      $  451,900
  Falcon Cablevision or other affiliates: October and
     November 1998....................................      104,700
Allocated expenses charged for system management by
  affiliated entities.................................      262,900         266,100         243,000
Reimbursed expenses charged by the General Partner....      114,600         121,900         105,200
Management fees charged by the General Partner........      139,200         145,900         126,200
Reimbursements to the General Partner for insurance
  premiums............................................        1,000           1,800           2,100
Reimbursements to Falcon Cablevision for subscriber
  billing administration..............................        1,800           3,100           2,500
Reimbursements to Falcon Cablevision for cable
  association dues....................................        3,600           4,500           3,800
Payments of principal and interest to Enstar Finance
  under revolving loan facility.......................      468,800          37,700              --
                                                         ----------      ----------      ----------
                                                         $1,546,200      $1,107,800      $  934,700
                                                         ==========      ==========      ==========



     Because Enstar Six-B did not generate sufficient cash flow from operations in previous years, a portion of its programming fees payable to Falcon Cablevision, and a portion of management fees and reimbursed expenses payable to Enstar Cable, were deferred. On September 30, 1997, Enstar Six-B entered into a new revolving loan facility with Enstar Finance Company, LLC ("Enstar Finance"), an eighty-percent owned subsidiary of the General Partner. Enstar Six-B used borrowings under the revolving loan facility to pay to Falcon Cablevision all of the $408,000 of programming fees that had been deferred, and to pay to the General Partner $387,500 of Enstar Six-B's $632,100 receivable balance for deferred management fees and reimbursed expenses. The remaining $244,600 of these deferred amounts was contributed as an equity contribution by the General Partner to Enstar Finance and remains an outstanding obligation of Enstar Six-B. If Enstar Six-B continues to operate, it is uncertain if or when it will pay these remaining deferred fees and expenses to Enstar Finance.



     The General Partner intends to cause Enstar Six-B to pay the $244,600 outstanding obligation to Enstar Finance with the proceeds of the sale. In addition, Enstar Six-B is required to repay its $1.4 million note payable balance and related interest expense to Enstar Finance with proceeds from the sale. In addition, the general partners of Enstar Six-B are eligible to receive 1.0% of the net sale price of Enstar Six-B's cable systems in accordance with the terms of the partnership agreement. In order to pay such amounts, the proceeds from the sale will be reduced by the aggregate amount of these items. Such reduction will consequently result in a reduction in the total liquidating distributions per unit. See "-- Use of Proceeds and Cash Distributions." Accordingly, the General Partner's interest in it and its affiliates being paid in full at the earliest possible date may conflict with the unitholders' interest in maximizing the value of their investment.

THE PURCHASE AGREEMENT



     Pursuant to the purchase agreement, the purchasers agreed to purchase all of the cable television systems for $10,473,200 in cash plus the amount, if any, of any capital expenditures incurred by Enstar Six-B between the date of the purchase agreement and the closing of the sale in connection with line extensions and/or rebuilds of its cable systems.



     The following illustrates the portion of the purchase price allocated to each cable system and such cable system's original purchase price:



                                              IVINS        FISK       VILLA RICA        TOTAL
                                            ---------    ---------    -----------    -----------
Consideration allocated to each cable
  system..................................  $ 104,700    $ 118,500    $10,250,000    $10,473,200
Original purchase price of each cable
  system..................................    400,000      698,000      6,532,439      7,630,439



     In the purchase agreement, Enstar Six-B represents and warrants to the purchasers, in summary, that (a) Enstar Six-B was properly formed under Georgia law and is qualified to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification; (b) Enstar Six-B has the partnership power to own and operate its cable systems and is authorized to execute and deliver the purchase agreement and, upon obtaining the requisite consents of the unitholders, to consummate the Sale, (c) the execution, delivery and performance of the purchase agreement does not require any material action or filing with any governmental authority except for compliance with the applicable requirements of the local franchising authorities; (d) except as disclosed, the purchase agreement does not require any material consent by any person under any cable system contract, (e) the execution, delivery and performance of the purchase agreement will not result in any lien, constitute any breach or default under, or give rise to a right of termination, cancellation, right of first refusal or acceleration under any applicable legal requirement or any judgment, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note or other agreement or instrument as to which Enstar Six-B is a party; (f) Enstar Six-B is not in breach or default under any cable system contract or contract to which any of its assets may be bound; (g) the purchase agreement has been duly executed and delivered by Enstar Six-B and is binding upon it; (h) each franchise and Federal Communications Commission license is valid and in full force and effect; (i) Enstar Six-B has good and marketable title to, or valid leasehold or license interest in, all of the cable television systems; (j) Enstar Six-B is not infringing upon any intellectual property held by others; (k) neither Enstar Six-B nor any party to any cable system contract is in default or breach thereof and that the real and personal property which are the subject of leases that constitute the cable systems contract are currently used in the construction, operation or maintenance of Enstar Six-B; (l) there is no material litigation that will adversely affect the purchase agreement; (m) Enstar Six-B is in compliance with all legal requirements; and (n) Enstar Six-B has filed all reports required by the Securities and Exchange Commission. The purchasers' obligations under the purchase agreement are conditioned upon the truth and accuracy of Enstar Six-B's representations and warranties as of the date of the purchase agreement and the continued truth and accuracy thereof as of the closing date of the sale. If the purchasers terminate the purchase agreement as a result of Enstar Six-B's representations or warranties being materially false or inaccurate, then Enstar Six-B will be obligated to reimburse the purchasers for their reasonable out-of-pocket expenses.



     Under the purchase agreement, the purchasers' obligation to purchase the cable television systems are subject to the following conditions precedent: (a) no action, suit, proceeding, stay, order, judgment or decree shall have been filed that seeks to enjoin, materially restrain or prohibit consummation of the sale; (b) all material authorizations, consents, permits and approvals required for the consummation of the sale of the cable television systems shall have been obtained and remain in full force and effect; (c) the representations and warranties of Enstar Six-B shall be true and correct in all material respects as of the date of the purchase agreement and as of the closing; and (d) Enstar Six-B shall have received the requisite consents of the unitholders to the Liquidation Plan.



     The purchasers have agreed to keep their offer open until no later than March 31, 1999, except that such date will be extended to June 30, 1999 if all conditions to the consummation of the sale have been satisfied by March 31, 1999, except the receipt of one or more required consents of governmental authorities and the general partner believes that such pending approvals are likely to be obtained by June 30, 1999. Enstar Six-B cannot sell any of the cable television systems to the purchasers unless the Liquidation Plan receives the requisite consents from the unitholders.



     The purchase agreement may be terminated by Enstar Six-B if, prior to the closing date of the sale, it receives a superior offer for the purchase of the assets from a bona fide third party. Based on the extensive sales effort conducted to date, Enstar Six-B does not expect a superior offer to be made. However, if such an offer were to be made, Enstar Six-B would be free to terminate the purchase agreement and accept the offer from the third party. Enstar Six-B's sole liability to the purchasers upon such termination would be to reimburse the purchasers for their actual out-of-pocket costs related to the Liquidation Plan.



     At the present time, the purchasers intend to fulfill their obligations under the purchase agreement through the use of cash on hand and/or proceeds from the revolving secured credit facility maturing in 2006 (the "Revolving Credit Facility") of Falcon Cable Communications, LLC, a general partner of each of the purchasers, with BankBoston, N.A. as Documentation Agent, The Chase Manhattan Bank as Co-Syndication Agent, NationsBank, N.A. as Syndication Agent, Toronto Dominion (Texas) Inc. as Administrative Agent, Bank of America, N.T. & S.A. as Agent, and the other lenders thereunder. The Revolving Credit Facility provides for prime-based and LIBOR-based interest rate options. The prime-based margin ranges from 0% to 0.375%, and the LIBOR-based margin ranges from 0.5% to 1.375%. The actual margins are based on the ratio of the borrower's total consolidated debt to annualized consolidated cash flow. The borrower must also pay a commitment fee, ranging from 0.25% to 0.375%, depending on the applicable leverage ratio, on the unused portion of the available borrowings under the Revolving Credit Facility. The borrower under the Revolving Credit Facility intends to repay the borrowings through operating cash flow and/or future borrowings.



CLOSING OF THE SALE



     It is anticipated that the sale will be consummated as soon as practicable following receipt of (a) the requisite consents of the unitholders to the Liquidation Plan, and (b) the requisite consents of regulatory authorities to transfer the assets to the purchasers. The purchase agreement provides that the purchasers may purchase an individual cable television system that is included in the assets as soon as the necessary regulatory consents of governmental authorities have been obtained with respect to such individual system. Accordingly, it is possible that sales of Enstar Six-B's individual cable systems may be consummated at different times.



     For a general discussion of the tax consequences from the Sale, see "Special Factors -- Federal Income Tax Consequences of the Liquidation Plan."



DESCRIPTION OF ASSETS



     As of September 30, 1998, Enstar Six-B owned the following cable systems:



                                                                                                        AVERAGE
                                                                                                        MONTHLY
                                                                          PREMIUM                     REVENUE PER
                                 HOMES        BASIC          BASIC        SERVICE       PREMIUM          BASIC
           SYSTEM              PASSED(1)   SUBSCRIBERS   PENETRATION(2)   UNITS(3)   PENETRATION(4)   SUBSCRIBER
           ------              ---------   -----------   --------------   --------   --------------   -----------
Ivins, UT....................      942          460           48.8%           90          19.6%         $27.57
Fisk, MO.....................      770          378           49.1%           85          22.5%         $21.39
Villa Rica, GA...............    9,847        6,688           67.9%        1,710          25.6%         $35.47
                                ------        -----                        -----
          Total..............   11,559        7,526           65.1%        1,885          25.0%         $34.42
                                ======        =====                        =====


---------------

(1) Homes passed refers to estimates by Enstar Six-B of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.



(2) Basic subscribers to cable service as a percentage of homes passed by cable.

(3) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.



(4) Premium service units as a percentage of homes subscribing to cable service. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.



     The following reflects the Homes Passed and Basic Subscribers of Enstar Six-B's cable television systems at their acquisition and as of September 30, 1998:



                                                                 HOMES
                                              HOMES              PASSED
                                             PASSED              AS OF
                                         AT ACQUISITION    SEPTEMBER 30, 1998   CHANGE
                                         ---------------   ------------------   ------
Ivins, Utah............................         270                 942           672
Fisk, Missouri.........................         770                 770            --
Villa Rica, Georgia....................       7,463               9,847         2,384
                                              -----              ------         -----
                                              8,503              11,559         3,056
                                              =====              ======         =====



                                              BASIC        BASIC SUBSCRIBERS
                                           SUBSCRIBERS           AS OF
                                         AT ACQUISITION    SEPTEMBER 30, 1998   CHANGE
                                         ---------------   ------------------   ------
Ivins, Utah............................         199                 460           261
Fisk, Missouri.........................         465                 378           (87)
Villa Rica, Georgia....................       3,810               6,688         2,878
                                              -----              ------         -----
                                              4,474               7,526         3,052
                                              =====              ======         =====



USE OF PROCEEDS AND CASH DISTRIBUTIONS



     The following table sets forth the anticipated application of the net proceeds from the sale. The amount available for distribution to unitholders shown below assumes that all of the cable television systems are sold to the purchasers for the price, and subject to the other terms and conditions, contained in the purchase agreement.



     As promptly as practicable following the sale, the General Partner will discharge all of the liabilities of Enstar Six-B and distribute the remaining assets to the partners in accordance with Enstar Six-B's partnership agreement. Enstar Six-B presently estimates that the liquidating distributions to the unitholders would total approximately $225 per unit. This estimate is based on the following factors and other assumptions as of December 15, 1998, and assuming a closing as of March 31, 1999 and a liquidation of Enstar Six-B by June 30, 1999. HOWEVER, THERE CAN BE NO ASSURANCE AS TO THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.



     In accordance with Enstar Six-B's partnership agreement, the initial and any subsequent liquidating distributions will be distributed in proportion to, and to the extent of, the positive capital account balances of the unitholders and the general partners.



Gross purchase price....................................  $10,473,200
Less: Note payable as of 12/16/98.......................   (1,400,000)(1)
Less: Expenses of sale and liquidation..................     (639,700)
Less: Current liabilities in excess of current assets...     (111,800)(2)
                                                          -----------
Net distribution amount.................................    8,321,700
Less: Distribution to general partners..................      (83,217)(3)
                                                          -----------
Distributions to unitholders............................  $ 8,238,483
                                                          ===========
Estimated distributions to unitholders per unit.........  $       225
                                                          ===========


---------------

(1) Enstar Six-B's note payable is due to Enstar Finance, a subsidiary of the General Partner. Enstar Six-B entered into a loan agreement with Enstar Finance for a revolving loan facility. Funds advanced were used to repay Enstar Six-B's previous note payable balance and related interest owed to an unaffiliated lender, deferred management fees and reimbursed expenses owed to the General Partner and deferred programming fees owned to Falcon Cablevision. See "-- Certain Conflicts of Interest."



    The note matures on August 31, 2001 at which time all amounts then outstanding are due in full. Borrowings bear interest at the prime rate plus 0.625% or at various London Interbank Offered Rates plus 1.875%. The loan facility contains certain financial tests and other covenants. Under certain circumstances, Enstar Six-B is required to make mandatory prepayments which would permanently reduce the maximum commitment under the loan facility.



(2) The General Partner contributed a $244,800 receivable balance due from Enstar Six-B for deferred management fees and reimbursed expenses as an equity contribution to Enstar Finance. This balance remains an outstanding obligation of Enstar Six-B and is intended to be paid with proceeds from the sale.



(3) Enstar Six-B's partnership agreement provides that the general partners will receive a 1.0% distribution of proceeds from a disposition of a cable television system until the limited partners have received an annual simple interest return of at least 8% of their initial investment.



     Enstar Six-B estimates that the expenses of the Liquidation Plan will be as follows:


Filing....................................................  $  5,000
Legal.....................................................   110,000
Fairness opinion..........................................    17,000
Accounting and tax services...............................    25,000
Solicitation and postage..................................    53,000
Printing..................................................    75,000
Broker Commission.........................................   104,700
Closing...................................................   100,000
Miscellaneous/other.......................................   150,000
                                                            --------
                                                            $639,700
                                                            ========


     From the inception of Enstar Six-B through July 1994, Enstar Six-B made aggregate cash distributions to the unitholders in the amount of $1,941,305, or $53.00 per unit. Such distributions were made from operating cash flow. Enstar Six-B has paid no distributions since 1994.



DISADVANTAGES OF THE LIQUIDATION PLAN



     The principal disadvantage which would result to unitholders from the approval of the Liquidation Plan is that Enstar Six-B would not benefit from any future improvements in economic and market conditions for its cable television systems, which improvements could produce increased cash flow and possibly increase the sale price of all or any of the cable television systems in the future.


CONSEQUENCES OF FAILURE TO APPROVE LIQUIDATION PLAN


     If the unitholders fail to approve the Liquidation Plan, Enstar Six-B will continue to own the cable television systems. In such event, the General Partner expects that Enstar Six-B would operate the cable systems and may, under appropriate conditions, seek or receive offers for the cable systems as described below. To the extent Enstar Six-B continues to own the cable systems, it will be required to make substantial capital expenditures for upgrades of its cable systems. Enstar Six-B does not presently have access to sufficient funding to complete such upgrades, and the partnership agreement prevents Enstar Six-B from incurring additional indebtedness in an amount sufficient to complete such upgrades. If the unitholders do not approve the Liquidation Plan, Enstar Six-B might seek to amend the partnership agreement to permit it to incur additional indebtedness in an amount sufficient to complete such upgrades. However, even if the unitholders voted to approve such an amendment, the General Partner presently believes that Enstar Six-B is unlikely to meet the requisite lending criteria necessary to obtain the needed funding. If Enstar Six-B is unable to obtain financing to fund the upgrades required by its franchise agreements, the respective franchising authorities may be entitled to terminate the franchise agreements and it could lose valuable franchises. Moreover, in light of the factors described above, Enstar Six-B does not contemplate being able to make distributions to unitholders in the foreseeable future.



     If the unitholders fail to approve the Liquidation Plan, consistent with the partnership agreement, the General Partner may receive or solicit offers for the sale of one or more of the cable systems as opportunities arise. In any such sale, Enstar Six-B would benefit from any increase in value of the affected systems over the value of a sale at the time pursuant to the Liquidation Plan, and would suffer a detriment to the extent of decrease in such value. Failure by the unitholders to approve the Liquidation Plan will not affect their rights under the partnership agreement.


AMENDMENT TO THE PARTNERSHIP AGREEMENT


     Pursuant to Section 9.6.1 of the partnership agreement, the General Partner may not sell substantially all of the assets of Enstar Six-B without the prior consent of the unitholders. Additionally, pursuant to 9.9 of the partnership agreement, neither the General Partner nor any affiliate (as defined in the partnership agreement) of the General Partner is generally permitted to purchase any material business assets, such as cable systems or franchises, from Enstar Six-B. Thus, because the purchasers are affiliates of the General Partner, in order to permit the purchasers to purchase the assets, the partnership agreement must be amended to permit the purchasers to purchase the assets. This amendment to the partnership agreement requires the approval of unitholders holding at least a majority of the outstanding units. In addition, consent is being solicited to amend Section 9.1 of the partnership agreement to specifically permit effectuation of the Liquidation Plan. The text of the amendments are as follows:



          Section 9.1 of the partnership agreement is proposed to be amended to add the underlined language set forth below:



           Notwithstanding any other provision of this Agreement, the Corporate General Partner shall have the authority to effectuate the Liquidation Plan, as such term is defined in the Consent Solicitation
           Statement, dated as of             , 1999, filed with the Securities
           and Exchange Commission on Schedule 14A on             , 1999 as such
           document may be amended (the "Consent Solicitation Statement").



          Section 9.9 of the partnership agreement is proposed to be amended to add the underlined language set forth below:



           9.9 Contracts with the Partnership. The terms of any contract between the Partnership and the General Partners or their affiliates must be in writing and must be no less favorable to the Partnership than those of comparable contracts entered into by non-affiliated persons or companies dealing at arm's length, and such contracts must be terminable by the Partnership without penalty on not less than 60 days written notice. Neither the General Partners nor their affiliates shall purchase any material business assets, such as Systems or Franchises, from the Partnership. Notwithstanding the foregoing sentence, affiliates of the Corporate General Partner may purchase from the Partnership substantially all of the Partnership's assets, including, without limitation, Systems and Franchises, in connection with and pursuant to the Liquidation Plan (as defined in the Consent Solicitation Statement).


LIQUIDATION


     As soon as practicable following the closing of the sale, the General Partner on behalf of Enstar Six-B will cause Enstar Six-B to: (a) pay all costs associated with the sale, including costs associated with the solicitation of consents from the unitholders; (b) estimate and reserve for all such costs associated with the sale for which invoices have not yet been received; and (c) provide a further contingency reserve for all other expenses and liabilities of the Enstar Six-B. The General Partner will then cause the Enstar Six-B to distribute the balance of the cash from the sale to the unitholders and general partners as provided in the partnership agreement.



     The remaining assets of Enstar Six-B, and any remainder of the contingency reserve, will be distributed to the unitholders as soon as practicable after the closing of the sale. Enstar Six-B will terminate and be dissolved upon the disposition of all of its assets.


FEDERAL INCOME TAX CONSEQUENCES OF THE LIQUIDATION PLAN

  General


     The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Liquidation Plan. This summary is not intended to be and should not be considered an opinion respecting the federal or state income tax consequences to a particular unitholder. Due to the complexity of the tax issues involved, unitholders are urged to consult with their personal tax advisors regarding their individual circumstances and the tax reporting consequences of the transaction.


     This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"); existing final, temporary and proposed Treasury regulations thereunder (the "Regulations"); published rulings and practices of the Internal Revenue Service (the "IRS"); and court decisions, each as currently in effect. There can be no assurance that the IRS will agree with the conclusions herein or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation is also subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.


     This summary does not discuss all the federal income tax aspects of the Liquidation Plan that may be relevant and material to a particular unitholder in light of the unitholder's personal circumstances, or to certain types of unitholders subject to special treatment. For example, insurance companies, subchapter S corporations, partnerships, pension and profit-sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Liquidation Plan.



     Based upon the description of the Liquidation Plan contained in this consent solicitation statement, and assuming the Liquidation Plan will be consummated on June 30, 1999, Enstar Six-B estimates that the sale will result in a total gain allocable to the unitholders for federal income tax purposes in 1999 (after taking into account reductions in each unitholder's share of Enstar Six-B's indebtedness) of approximately $6.9 million or an average of approximately $189 per unit, and will be taxed at regular rates due to depreciation and amortization recapture. The amount of gain actually realized by a particular unitholder may differ from the estimates set forth above as a result of the operation of the partnership agreement. The varying capital account balances of the unitholders result from, among other things, the date each unitholder was admitted to Enstar Six-B, the amount paid by each unitholder for such unit and the allocations of partnership income or loss to each unitholder.


  Partnership Status


     Under current law, a "partnership" is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing such partner's income tax liability such partner's allocable share of the partnership's items of income, gain, loss, deduction and credit (hereinafter referred to as "income or loss"). The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon Enstar Six-B's classification as a "partnership" (rather than as an "association taxable as a corporation") for federal income tax purposes. This summary assumes, and the General Partner believes, that Enstar Six-B has been and will continue to be properly classified as a "partnership" for federal income tax purposes. No opinion of counsel or of Enstar Six-B's independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.

  Federal Income Tax Consequences


     Realization of Gain or Loss. Consummation of the Liquidation Plan will cause Enstar Six-B to recognize income for federal income tax purposes, which income will be allocated to the unitholders. In general, such income will equal the excess of the "amount realized" over Enstar Six-B's "adjusted basis" in the assets. The amount realized will equal the amount paid by the purchasers, reduced by any expenses of sale. The "adjusted basis" of an asset will equal its cost (including nondeductible capital expenditures made by Enstar Six-B at the time of purchase) with certain additions or subtractions for expenditures, transaction costs, depreciation and other items during the period of time from acquisition of the asset until consummation of the sale. In addition, the reduction in each unitholder's share of Enstar Six-B's indebtedness will be treated as a deemed cash distribution, which will reduce such unitholder's basis in its interest.



     Under the Taxpayer Relief Act of 1997 (the "1997 Act"), the maximum rate of tax on the adjusted net capital gain of a non-corporate unitholder is 20%. Nevertheless, under Section 1245 of the Code, a portion of the amount previously allowed as depreciation expense with respect to personal property of Enstar Six-B will be "recaptured" upon sale (and taxed at different rates) rather than being characterized as capital gain. In the case of non-corporate unitholders,
Section 1245 gain will be taxed at ordinary income tax rates. Enstar Six-B is required to separately state, and the unitholders will be required to account separately for, their distributive share of all gains and losses. Each unitholder's allocable share of capital gain, Section 1245 gain, and partnership net taxable income or loss will be reflected on the final Schedule K-1 sent to each unitholder.



     Passive Activity Losses. Under Section 469 of the Code, a non-corporate taxpayer or personal service corporation generally can deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Closely-held corporations may not offset such losses against so-called "portfolio" income. Substantially all post-1986 losses of unitholders from Enstar Six-B should be considered passive activity losses. Unitholders may have "suspended" passive losses from Enstar Six-B (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities) which may be available to shelter gain from the Liquidation Plan. Each unitholder should consult such unitholder's tax advisor regarding the effect that the passive activity loss rules will have upon such unitholder's tax situation.



     Unrelated Business Income. For most tax-exempt unitholders, only a portion of the gain from the sale of the assets will be treated as unrelated business income. Under Section 514(a) of the Code, gain from the sale of "debt-financed property" is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property's debt to its cost basis. If the cable television systems are sold for net proceeds which results in estimated total gain allocable to the unitholders of approximately $6.9 million, the portion of the gain that will be treated as unrelated business income is estimated to be approximately $3.2 million (or approximately $87 per unit). Additional unrelated business income may result to a tax-exempt unitholder which borrowed funds to purchase its units. Tax-exempt unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the cable television systems.



     Liquidation of the Partnership. Enstar Six-B expects to make one or more liquidating distributions from the proceeds of the sale in accordance with the partnership agreement. See "Distributions to Unitholders." These distributions will first reduce a unitholder's basis in such unitholder's units and, to the extent the amount of the distributions is in excess of that basis, such excess will be taxed as capital gain, and as long-term capital gain if the unitholder's holding period exceeds one year. If upon the subsequent termination of Enstar Six-B a unitholder has a basis remaining for such unitholder's unit, the amount of such remaining basis will give rise, in the year of the termination, to a long-term or short-term capital loss, depending on a unitholder's holding period.


NO APPRAISAL RIGHTS


     If unitholders owning at least a majority of the units on the record date vote in favor of the Liquidation Plan, such approval will bind all unitholders. The partnership agreement and the Georgia Revised Uniform Limited Partnership Act, under which Enstar Six-B is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority in approving or disapproving the Liquidation Plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have the value of their units paid to them because they disapprove of the action of a majority in interest of the unitholders.


                             MARKET PRICES OF UNITS


     No established market for the units was ever expected to develop, and the secondary market transactions for the units have been limited and sporadic. It is not known to what extent the transactions in the secondary market are between buyers and willing sellers, each having access to relevant information regarding the financial affairs of Enstar Six-B, expected value of its assets, and its prospects for the future. Sellers in the secondary market who desire to dispose of their units but who have limited means to effectuate such sales are often willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales. Secondary market prices generally do not reflect the current market value of Enstar Six-B's assets, nor are they indicative of total return, since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Nonetheless, notwithstanding these qualifications, the secondary market prices, to the extent that the reported data are reliable, are indicative of the prices at which the units trade in the illiquid secondary market.



     The following table sets forth the high and low sales prices at which the units traded in the secondary market as reported by Partnership Spectrum in certain of its semimonthly publications of "The Partnership Spectrum":


                   PARTNERSHIP SECONDARY TRADING AS REPORTED
                         IN "THE PARTNERSHIP SPECTRUM"


                                                    HIGH       LOW      NUMBER OF TRADES
                                                   -------    ------    ----------------
1996
May/June.........................................  $ 47.10    $40.00           5
July/August......................................      NRT*      NRT           0
September/October................................  $ 40.05    $32.31           3
November/December................................  $ 40.05    $40.05           1
1997
January/February.................................  $ 40.55    $40.55           1
March/April......................................  $ 43.00    $25.00           3
May/June.........................................  $ 43.14    $43.14           1
July/August......................................  $ 45.00    $42.00           5
September/October................................  $ 48.50    $48.00           2
November/December................................  $ 51.60    $48.00           3
1998
January/February.................................  $ 49.00    $49.00           1
March/April......................................  $ 49.00    $49.00           2
May/June.........................................  $ 86.36    $86.36           1
July/August......................................  $ 75.00    $75.00           2
September/October................................  $145.10    $82.00           2


---------------
* NRT = No Reported Trades


     Partnership Spectrum has advised that its methodology for compiling trade prices is as follows: trade price information reflects per unit transaction prices for trades involving the purchase of units by third-party investors during the applicable period. Firms supplying trade price data are instructed to provide information only on those transactions whereby third-party investors acquired units from or through such firms. If the firm acted as an agent, the per unit price is to include any commissions charged the buyer (but not including commissions paid to retail brokers representing buyers). Due to commissions and mark-ups, sellers of units typically receive less than the amounts paid for units by buyers as set forth in the above table.


                          DISTRIBUTIONS TO UNITHOLDERS


     From the inception of Enstar Six-B through July 1994, Enstar Six-B made aggregate cash distributions to the unitholders in the amount of $1,941,305, or $53.00 per unit. Such distributions were made from operating cash flow. Enstar Six-B has paid no distributions since 1994.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     On the record date, there were 36,626 units issued and outstanding and entitled to vote on matters upon which unitholders may vote or consent, which units were held by 994 unitholders. The General Partner and its affiliates do not own any of the units.


                   IDENTITY AND BACKGROUND OF CERTAIN PERSONS


ENSTAR COMMUNICATIONS CORPORATION



     Enstar Communications is the corporate general partner of Enstar Six-B and is a wholly-owned subsidiary of Falcon Holding. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable/telecommunications business, both as a general partner of 15 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. The address of Enstar Communications principal executive offices is 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.



     Set forth below is certain general information about the Directors and Executive Officers of Enstar Communications:



                  NAME                                     POSITION
                  ----                                     --------
Marc B. Nathanson                          Director, Chairman of the Board and Chief
                                           Executive Officer
Frank J. Intiso                            Director, President and Chief Operating
                                           Officer
Stanley S. Itskowitch                      Director, Executive Vice President and
                                           General Counsel
Michael K. Menerey                         Director, Executive Vice President, Chief
                                           Financial Officer and Secretary
Joe A. Johnson                             Executive Vice President -- Operations
Thomas J. Hatchell                         Executive Vice President -- Operations
Abel C. Crespo                             Controller


     MARC B. NATHANSON, 52, has been Chairman of the Board and Chief Executive Officer of FHGI (as defined below) and its predecessor since 1975, and prior to September 19, 1995 also served as President. He has been Chairman of the Board and Chief Executive Officer of Enstar Communications Corporation since October 1988, and also served as its President prior to September 1995. He has been the Chairman and Chief Executive Officer of Falcon Cable Communications, LLC since September 1998. Prior to 1975, Mr. Nathanson was Vice President of Marketing for Teleprompter Corporation, at that time the largest multiple-system cable operator in the United States. He also held executive positions with Warner Cable and Cypress Communications Corporation. He is a former President of the California Cable Television Association and a member of Cable Pioneers. He is currently a Director of the National Cable Television Association ("NCTA"). At the 1986 NCTA convention, Mr. Nathanson was honored by being named the recipient of the Vanguard Award for outstanding contributions to the growth and development of the cable television industry. Mr. Nathanson is a 29-year veteran of the cable television industry. He is a founder of the Cable Television

Administration and Marketing Society ("CTAM") and the Southern California Cable Television Association. Mr. Nathanson is also a Director of TV Por Cable Nacional, S.A. de C.V., an Advisory Board Member of TVA, (Brazil) and a Director of GRB Entertainment. Mr. Nathanson is also Chairman of the Board and Chief Executive Officer of Falcon International Communications, LLC ("FIC"). Effective November 1, 1998, Mr. Nathanson was appointed by President Clinton as the Chair of the Broadcasting Board of Governors for the International Bureau of Broadcasting. He also serves on the Board of Radio Free Asia, Radio Free Europe and Radio Liberty. Mr. Nathanson is a trustee of the Annenburg School of Communications at the University of Southern California and a member of the Board of Visitors of the Anderson School of Management at the University of California, Los Angeles ("UCLA"). In addition, he serves on the Board of the UCLA Foundation and the UCLA Center for Communications Policy and is on the Board of Governors of AIDS Project Los Angeles and Cable Positive. Mr. Nathanson received the "Entrepreneur of the Year Award" from Inc. Magazine in 1994. He is a U.S. citizen and his business address is the same as the address for Enstar Communications, which is set forth above.



     FRANK J. INTISO, 51, was appointed President and Chief Operating Officer of FHGI in September 1995, and between 1982 and that date held the positions of Executive Vice President and Chief Operating Officer. He has been President and Chief Operating Officer of Enstar Communications since September 1995, and between October 1988 and September 1995 held the positions of Executive Vice President and Chief Operating Officer. He has been President and Chief Operating Officer of Falcon Cable Communications, LLC since September 1998. Mr. Intiso is responsible for the day-to-day operations of all cable television systems under the management of FHGI. Mr. Intiso has a Masters Degree in Business Administration from UCLA, and is a Certified Public Accountant. He serves as chair of the California Cable Television Association, and is on the boards of Cable Advertising Bureau, Cable In The Classroom, Community Antenna Television Association and California Cable Television Association. He is a member of the American Institute of Certified Public Accountants, the American Marketing Association, the American Management Association, and the Southern California Cable Television Association. He is a U.S. citizen and his business address is the same as the address for Enstar Communications, which is set forth above.



     STANLEY S. ITSKOWITCH, 60, has been a Director of FHGI and its predecessors since 1975, and Senior Vice President and General Counsel from 1987 to 1990 and has been Executive Vice President and General Counsel since February 1990. He has been Executive Vice President and General Counsel of Enstar Communications since October 1988. He has been Executive Vice President and General Counsel of Falcon Cable Communications, LLC since September 1998. He has been President and Chief Executive Officer of F.C. Funding, Inc. (formerly Fallek Chemical Company), which is a marketer of chemical products, since 1980. He is a Certified Public Accountant and a former tax partner in the New York office of Touche Ross & Co. (now Deloitte & Touche). He has a J.D. Degree and an L.L.M. Degree in Tax from New York University School of Law. Mr. Itskowitch is also Executive Vice President and General Counsel of FIC. He is a U.S. citizen and his business address is the same as the address for Enstar Communications, which is set forth above.



     MICHAEL K. MENEREY, 46, has been Executive Vice President, Chief Financial Officer and Secretary of FHGI and Enstar Communications since February 1988. Prior to that time, he had been Chief Financial Officer and Secretary of FHGI and its predecessors since 1984 and of Enstar Communications since October 1988. He has been Executive Vice President, Chief Financial Officer and Secretary of Falcon Cable Communications, LLC since September 1998. Mr. Menerey is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He is a U.S. citizen and his business address is the same as the address for Enstar Communications, which is set forth above.



     JOE A. JOHNSON, 53, has been Executive Vice President -- Operations of FHGI since September 1995. He has been Executive Vice President -- Operations of Enstar Communications since January 1996. He has been Executive Vice
President -- Operations of Falcon Cable Communications, LLC since September 1998. He was a Divisional Vice President of FHGI between 1989 and 1992. From 1982 to 1989, he held the positions of Vice President and Director of Operations for Sacramento Cable Television, Group W Cable of Chicago and Warner Amex. From 1975 to 1982, Mr. Johnson held cable system and regional manager positions with Warner Amex and Teleprompter. He is a U.S. citizen and his business address is the same as the address for Enstar Communications, which is set forth above.



     THOMAS J. HATCHELL, 48, has been Executive Vice President -- Operations of FHGI and Enstar Communications since February 1998. He has been Executive Vice President -- Operations of Falcon Cable Communications, LLC since September 1998. From October 1995 to February 1998, he was Senior Vice President of Operations of Falcon International Communications, L.P. and its predecessor company and was a Senior Vice President of FHGI from January 1992 to September 1995. Mr. Hatchell was a Divisional Vice President of FHGI between 1989 and 1992. From 1981 to 1989, he served as Vice President and Regional Manager for Falcon's San Luis Obispo, California region. He was Vice
President -- Construction of an affiliate of Falcon from June 1980 to June 1981. In addition, he served as a General Manager of the cable system in Tulare County, California, from 1977 to 1980. Prior to that time, Mr. Hatchell served as a cable executive with the Continental Telephone Company. He is a U.S. citizen and his business address is the same as the address for Enstar Communications, which is set forth above.



     ABEL C. CRESPO, 38, has been Controller of FHGI and Enstar Communications since January 1997. Mr. Crespo joined Falcon in December 1984, and has held various accounting positions during that time, most recently that of Senior Assistant Controller. Mr. Crespo holds a Bachelor of Science degree in Business Administration from California State University, Los Angeles. He is a U.S. citizen and his business address is the same as the address for Enstar Communications, which is set forth above.



FALCON HOLDING AND FHGI



     Falcon Holding is a Delaware limited partnership whose principal business is to own and operate cable television systems. Falcon Holding's general partner is Falcon Holding Group, Inc., a California corporation ("FHGI"), whose principal business is to hold interests in entities that own and operate cable television systems. The address of Falcon Holding's and FHGI's principal executive offices is 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.


     Set forth below are the directors and executive officers of FHGI. For additional information regarding the individuals set forth below, see "-- Enstar Communications Corporation."


        NAME                                     POSITION
        ----                                     --------
Marc B. Nathanson      Chairman of the Board; Chief Executive Officer and Director
Frank J. Intiso        President and Chief Operating Officer
Stanley S. Itskowitch  Executive Vice President, General Counsel and Director
Michael K. Menerey     Executive Vice President, Chief Financial Officer and
                       Secretary
Joe A. Johnson         Executive Vice President -- Operations
Thomas J. Hatchell     Executive Vice President -- Operations



FALCON CABLEVISION



     Falcon Cablevision is a California limited partnership whose principal business is to engage in the cable/ telecommunications business. Falcon Cable Communications, LLC, a Delaware limited liability company ("Falcon Cable Communications"), owns a 74.2% interest as a general partner and a limited partner of Falcon Cablevision. Falcon Investors Group, Ltd., a California limited partnership ("Falcon Investors"), owns a 25.8% interest as the managing general partner of Falcon Cablevision. The address of Falcon Cablevision's principal executive offices is 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.



FALCON INVESTORS



     Falcon Investors is a California limited partnership whose principal business is to engage in the cable/telecommunications business. Falcon Cable Communications owns a 99% interest as a general partner and a limited partner of Falcon Investors. FHGI owns a 1% interest as the managing general partner of Falcon Investors. The address of Falcon Investors' principal executive offices is 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.

FALCON TELECABLE



     Falcon Telecable is a California limited partnership whose principal business is to engage in the cable/ telecommunications business. Falcon Cable Communications owns a 91.9% interest as a general partner and a limited partner of Falcon Telecable. Falcon Telecable Investors Group, a California limited partnership ("Falcon Telecable Investors"), owns a 8.1% interest as the managing general partner of Falcon Telecable. The address of Falcon Telecable's principal executive offices is 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.



FALCON TELECABLE INVESTORS



     Falcon Telecable Investors is a California limited partnership whose principal business is to engage in the cable/telecommunications business. Falcon Cable Communications owns a 99% interest as a general partner and a limited partner of Falcon Telecable Investors. FHGI owns a 1% interest as the managing general partner of Falcon Telecable Investors. The address of Falcon Telecable Investors principal executive offices is 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.



FALCON CABLE COMMUNICATIONS, LLC



     Falcon Cable Communications is a Delaware limited liability company whose principal business is to own and operate cable television systems. Falcon Cable Communications is wholly owned by Falcon Communications, L.P., a California limited partnership ("FCLP"). The address of Falcon Cable Communications's principal executive offices is 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.



     Set forth below are the executive officers of Falcon Cable Communications. For additional information regarding the individuals set forth below, see
"-- Enstar Communications Corporation."



        NAME                                     POSITION
        ----                                     --------
Marc B. Nathanson      Chairman and Chief Executive Officer
Frank J. Intiso        President and Chief Operating Officer
Stanley S. Itskowitch  Executive Vice President, General Counsel
Michael K. Menerey     Executive Vice President, Chief Financial Officer and
                       Secretary
Joe A. Johnson         Executive Vice President -- Operations
Thomas J. Hatchell     Executive Vice President -- Operations



FALCON COMMUNICATIONS, L.P.



     FCLP is a California limited partnership whose principal business is to own and operate cable television systems. Falcon Holding is the managing general partner of FCLP and owns approximately 54% of the equity of FCLP. TCI Falcon Holdings, LLC, a Delaware limited liability company and an affiliate of Tele-Communications, Inc. ("TCI Falcon"), is a general partner of FCLP and owns approximately 46% of the equity of FCLP. The address of FCLP's principal executive offices is 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.



     FCLP's partnership agreement provides for an Advisory Committee consisting of six individual representatives, three of whom are to be appointed by Falcon Holding, two of whom are to be appointed by TCI Falcon and one of whom is to be appointed by joint designation of Falcon Holding and TCI Falcon. Falcon Holding has appointed Marc B. Nathanson (Chairman), Frank J. Intiso and Stanley S. Itskowitch as its initial representatives; TCI Falcon has appointed Leo J. Hindery, Jr. and William R. Fitzgerald as its initial representatives; and Falcon Holding and TCI Falcon have designated John S. Evans as their initial joint representative.



     For additional information regarding Messrs. Nathanson, Intiso and Itskowitch, see "-- Enstar Communications Corporation." Additional information regarding the other members of the Advisory Committee is set forth below.

     LEO J. HINDERY, JR., 50, has served as the President and Chief Operating Officer and a Director of Tele-Communications, Inc. ("TCI") since March 1997 and has been a Director of TCI since May 1997. Mr. Hindery is also President and Chief Executive Officer of TCI Communications, Inc. and is Chairman of the Board of TCI Ventures Group. Mr. Hindery was previously founder, Managing General Partner and Chief Executive Officer of InterMedia Partners, a cable TV operator, and its affiliated entities since 1988. Mr. Hindery is Chairman, a Director and a member of the Executive Committee of the NCTA, and is also a Director of Cablevision Systems Corporation, Lenfest Group, TCI Music, Inc., Telecommunications International, Inc., USA Networks, Inc. and the @ Home Network. Mr. Hindery is also Chairman and Director of C-SPAN. He is a U.S. citizen and his business address is: c/o Tele-Communications, Inc., Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111.



     WILLIAM R. FITZGERALD, 41, has served as Executive Vice President and Chief Operating Officer of TCI Communications, Inc. since November 1998, and has served as a Director of TCI Communications, Inc. since January 30, 1998. Prior to November 1998, he served as Executive Vice President of Corporate Development and Partnership Relations for TCI Communications, Inc. Prior to joining TCI Communications, Inc. in March 1996, he was a Senior Vice President and Partner with Daniels & Associates, a leading brokerage and investment banking firm to the communications industry. Before joining Daniels & Associates, Mr. Fitzgerald was Vice President at The First National Bank of Chicago. He is a U.S. citizen and his business address is: c/o Tele-Communications, Inc., Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111.



     JOHN S. EVANS, 54, is Chairman and Chief Executive Officer of Evans Telecommunications Company, an investment, consulting and operating company in the cable television and telecommunications industries. From 1983 to 1994, he was President and Chief Operating Officer of Hauser Communications and was co-founder of C-SPAN. Mr. Evans serves as a trustee of the C-SPAN Educational Foundation and is a director of C-SPAN, the NCTA, the Virginia Cable Television Association, The Eisenhower World Affairs Institute and The Hollings Cancer Center. He is a U.S. citizen and his business address is c/o Evans Telecommunications Company, 1617 White Street, Key West, Florida 33040.



           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS



     This consent solicitation statement and other documents incorporated herein by reference include forward-looking statements regarding, among other things, distributions to unitholders, future results of operations, franchise agreements, liquidity, regulatory requirements, competition, and general business conditions relating to Enstar Six-B. These statements are based on beliefs and assumptions of the General Partner based on information currently available to it. Forward-looking statements include the information concerning distributions and possible or assumed future operations of Enstar Six-B set forth: (a) in the Letter to the Unitholders, on the first page of the consent solicitation statement, in "Questions and Answers About the Liquidation Plan," "Special Factors -- Recommendation of the General Partner; Fairness of the Liquidation Plan," and "-- Use of Proceeds and Cash Distributions;" (b) under "Special Factors -- Opinion of HPC Puckett;" and (c) under "Special
Factors -- Federal Income Tax Consequences of the Liquidation Plan."



     Forward-looking statements are not guarantees of performance. Actual events and results may differ materially from those expressed in these forward-looking statements. Many factors that will determine actual events or results are beyond the General Partner's ability to control or predict. Unitholders are cautioned not to put undue reliance on any forward-looking statements. In addition, the General Partner does not have any intention or obligation to update forward-looking statements after it distributes this consent solicitation statement, even if new information, future events or other circumstances have made them incorrect or misleading. For forward-looking statements, the General Partner claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.



     Unitholders of Enstar Six-B should understand that such forward-looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes, the rapid developments in the competitive environment facing cable television operators such as Enstar Six-B, and other risks discussed elsewhere in this consent solicitation statement and in the documents which are incorporated by reference into this consent solicitation statement. Those risks and uncertainties could cause actual events and results to differ materially from those expressed in the forward-looking statements.


                             AVAILABLE INFORMATION


     This consent solicitation statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar Six-B, Enstar Six-B's assets and the transactions described herein. Attached to this consent solicitation statement as Exhibit C is Enstar Six-B's Annual Report on Form 10-K/A for the year ended December 31, 1997, and attached to this consent solicitation statement as Exhibit D is Enstar Six-B's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, each of which provides additional information regarding Enstar Six-B. The financial statements included in Enstar Six-B's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 are unaudited. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to the Form 10-K/A or Form 10-Q, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar Six-B. To make such a request, a unitholder should write to Enstar Communications Corporation, 474 South Raymond, Suite 200, Pasadena, California 91105, Attention: Investor Relations; or call (626) 844-1700.



                           INCORPORATION BY REFERENCE



     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Enstar Six-B filed an Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, and a Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. Those reports are incorporated herein by this reference.



     Any statement contained in a document incorporated or deemed to be incorporated by reference in this consent solicitation statement shall be deemed to be modified or superseded for purposes of this consent solicitation statement to the extent that a statement contained in this consent solicitation statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this consent solicitation statement.

                                                                       EXHIBIT A

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              FALCON CABLEVISION,
                       A CALIFORNIA LIMITED PARTNERSHIP,

                               FALCON TELECABLE,
                       A CALIFORNIA LIMITED PARTNERSHIP,

                                      AND

                   ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.,
                         A GEORGIA LIMITED PARTNERSHIP,

                          DATED AS OF NOVEMBER 6, 1998

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of November 6, 1998 (this "Agreement"), by and among Falcon Cablevision, a California limited partnership
("Cablevision"), and Falcon Telecable, a California limited partnership ("Telecable" and, together with Cablevision, the "Purchasers" and each a "Purchaser"), and Enstar Income/Growth Program Six-B, L.P., a Georgia limited partnership ("Seller").

                                    RECITALS

     A. Enstar Communications Corporation, a Georgia corporation (the "General Partner"), is a general partner of Seller.

     B. Pursuant to Sections 9.1(f) and 9.6.1 of the Amended and Restated Agreement of Limited Partnership of Seller, dated as of January 30, 1989 (the "Partnership Agreement") (capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the Partnership Agreement), the General Partner may cause the sale of all or substantially all of the Cable Systems of the Seller with the prior consent of Limited Partners holding more than 50% of the outstanding Units.

     C. The Purchasers desire to purchase all of the Cable Systems of the Seller, and Seller desires to sell all of the Cable Systems of Seller to the Purchasers.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

     SECTION 1.1. Defined Terms. The following terms, as used in this Agreement, shall have the following meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined herein):

     "Bill of Sale" shall mean such bills of sale, instruments of conveyance and such other documents of assignment and assumption as may be necessary to effect the Sale of the Cable Systems.

     "Cable Systems" shall mean, collectively, all right, title and interest of the Seller in all assets, rights, privileges, interests, claims and properties, whether tangible or intangible, owned, used or held by the Seller for use in connection with the provision of cable television services and, if required by the context, the three specific Cable Systems owned and operated by the Seller in Ivins, Utah (the "Ivins Cable System"), Fisk, Missouri (the "Fisk Cable System"), and Villa Rica, Georgia (the "Villa Rica Cable System").

     "Cable System Contracts" shall mean all contracts, purchase orders and other agreements of the Seller to the extent relating to the construction, operation or maintenance of the Cable Systems. Cable System Contracts shall not include any Local Authorization or FCC License.

     "Closing" shall mean the consummation of the Sale.

     "Closing Date" shall have the meaning provided in Section 2.1 of this Agreement.

     "Communications Act" shall mean the Communications Act of 1934, as amended.

     "FCC" shall mean the Federal Communications Commission.

     "FCC Consents" shall mean consents of the FCC to the transfer of the FCC Licenses to the Purchasers in connection with the Sale.

     "FCC Licenses" shall mean the licenses and permits of the FCC held by the Seller in connection with the operation of the Cable Systems.

     "Franchise Areas" shall mean the areas in which the Seller is authorized to provide cable television service under the Local Authorizations and the areas served by any of the Cable Systems in which Seller provides cable television service without a Local Authorization, if any.

     "Governmental Authority" shall mean any federal, state, municipal or local governmental authority or political subdivision thereof.

     "Legal Requirement" shall mean the requirements of any law, ordinance, statute, rule, regulation, code, order, judgment, decree, injunction, franchise, determination, approval, permit, license, authorization or other requirement of any Governmental Authority.

     "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest, adverse claim or encumbrance of any kind in respect of such asset.

     "Limited Partner Consents" shall mean the consent of Limited Partners holding more than 50% of the outstanding Units to the Sale and to an amendment to the Partnership Agreement expressly permitting the Sale to the Purchasers.

     "Local Authority" shall mean any Governmental Authority having jurisdiction to grant a cable television franchise with respect to all or a portion of any Cable System.

     "Local Authority Consent" shall mean any approval, authorization or consent of a Local Authority necessary for a change in control of a Local Authorization or otherwise in connection with the consummation of the Sale.

     "Local Authorizations" shall mean all authorizations, approvals, franchises, licenses and permits of Local Authorities granted to the Seller which permit the operation of the Cable Systems as amended, modified or supplemented.

     "Material Adverse Effect" shall mean a material adverse effect on the business, condition (financial or otherwise), results of operations, cash flow or prospects of the business of the Seller or any of the Cable Systems.

     "Permitted Liens" shall mean (i) Liens for Taxes not yet due and payable;
(ii) any carrier's, warehousemen's, mechanic's, materialmen's, repairmen's, employees' or other like Lien arising in the ordinary course of business; (iii) easements, rights-of-way, restrictions, encroachments and other similar encumbrances which do not materially interfere with the use of the Cable Systems as presently used; and (iv) rights of first refusal in favor of, and restrictions imposed by, Governmental Authorities.

     "Person" shall mean and include an individual, a corporation, a partnership (general, limited or limited liability), a joint venture, a limited liability company, an association, a trust or any other organization or entity, including a Governmental Authority.

     "Purchase Price" shall mean (i) $10,473,200 in the aggregate, allocated among the Cable Systems as provided in Schedule 2.1, plus (ii) the amount, if any, of any capital expenditures incurred by the Seller between the date hereof and the Closing Date in connection with line extensions and/or rebuilds of the Cable Systems. Any amounts included in the Purchase Price pursuant to clause
(ii) of the forgoing sentence shall be allocated to the Cable System in connection with which the Seller incurred the applicable capital expenditures.

     "Right of First Refusal" shall mean any right of first refusal of a Local Authority in regard to or arising as a result of the Sale.

     "Sale" shall have the meaning provided in Section 2.1 of this Agreement.

     "Taxes" shall mean all taxes, fees, duties, imposts, levies, withholdings, tax deficiencies, assessments, and charges, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts relating thereto, imposed by any Governmental Authority (domestic or foreign).

     "Unapproved FCC Assets" shall mean all equipment relating to Unapproved FCC Licenses.

     "Unapproved FCC License" shall mean an FCC License as to which all FCC Consents have not been obtained or do not remain in full force and effect immediately prior to the Closing Date.

     "Unapproved Franchise Areas" shall mean Franchise Areas covered by Unapproved Local Authorizations.

     "Unapproved Franchise Assets" shall mean, with respect to all Unapproved Franchise Areas, all Unapproved Local Authorizations and all related real property and equipment.

     "Unapproved Local Authorizations" shall mean a Local Authorization (other than Right of First Refusal Local Authorizations) as to which all Local Authority Consents have not been obtained or do not remain in full force and effect immediately prior to the Closing Date.

                                  ARTICLE II.

                               PURCHASE AND SALE

     SECTION 2.1. Purchase and Sale.

          (a) Subject to the satisfaction or waiver in writing of the conditions set forth herein and to the other terms, conditions and provisions hereof, on a date as soon as practicable following the satisfaction or waiver of the conditions set forth herein (the "Closing Date"), the Seller shall execute and deliver to each Purchaser a Bill of Sale pursuant to which the Seller shall sell, convey, assign, transfer and deliver to the Purchasers, and the Purchasers shall purchase, acquire, accept and pay for, all of the Seller's right, title and interest in all Cable Systems owned by the Seller, including, subject to Section 2.2, the Seller's rights under the Cable System Contracts and each Purchaser shall execute and deliver a Bill of Sale and thereby assume and agree to perform in accordance with their terms the Cable System Contracts, FCC Licenses and Local Authorizations (the "Sale"). Schedule 2.1 hereto sets forth the Cable Systems of the Seller to be purchased by each respective Purchaser and the portion of the Purchase Price to be paid by each such Purchaser. Notwithstanding anything to the contrary herein, if the conditions to the parties' obligations have been satisfied or waived with respect to one or more of the Cable Systems (the "Early Cable Systems"), but not with respect to all of the Cable Systems, the Seller and the applicable Purchaser(s) shall be entitled to consummate the Sale with respect to Early Cable Systems without consummating the Sale with respect to all of the Cable Systems. If the Seller and the applicable Purchaser(s) consummate the Sale with respect to Early Cable Systems without consummating the Sale with respect to all Cable Systems, the Seller and applicable Purchaser(s) of any remaining Cable System(s) shall be entitled to consummate the Sale with respect to such remaining Cable System(s) when the conditions to the parties' obligations with respect to each such remaining Cable System are satisfied or waived.

          (b) At the Closing, the Purchasers shall, severally but not jointly, deliver to the Seller the Purchase Price related to the respective Cable Systems to be purchased by them in immediately available funds (by wire transfer to an account designated in writing by the Seller prior to the Closing Date).

     SECTION 2.2. Lack of Consents. If the Sale requires the consent of another Person under any Cable System Contract and such consent has not been obtained prior to the Closing Date or does not remain in full force and effect at the Closing Date, such failure to obtain such consent or failure of such consent to be in full force and effect shall not itself constitute a breach of any provision hereof. The Seller shall, with respect to each such Cable System Contract, use its reasonable commercial efforts to: (i) keep each such Cable System Contract in effect and obtain such consent; (ii) provide to the appropriate Purchaser the benefits of each such

Cable System Contract through subcontract or otherwise; (iii) cooperate in any reasonable arrangement designed to provide such benefits to such Purchaser; and
(iv) enforce any rights of the appropriate Purchaser included in the Cable Systems under or with respect to any such Cable System Contract against all other Persons (including termination of the foregoing in accordance with the terms thereof upon the election of such Purchaser), in each case of clauses
(i) - (iv) to the extent that any Purchaser performs all obligations of the Seller under such Cable System Contract. If all such consents under any such Cable System Contract are obtained after the Closing Date, the Seller shall promptly assign such Cable System Contract to the appropriate Purchaser and such Purchaser shall assume all obligations under such Cable System Contract with respect to periods following such assignment, in each case without the payment of additional consideration by any Purchaser or the Seller.

     SECTION 2.3. Lack of Regulatory Approvals.

          (a) If immediately prior to the Closing Date any Local Authority Consent or FCC Consent has not been obtained or does not remain in full force and effect immediately prior to the Closing Date, such failure to obtain such Local Authority Consent or FCC Consent or such failure of such Local Authority Consents or FCC Consent to be in full force and effect shall not itself constitute a breach of any provision hereof.

          (b) If at any time following the Closing Date, the Seller is able to transfer to the appropriate Purchaser (or a designee of such Purchaser) an Unapproved Local Authorization or an Unapproved FCC License, the Seller shall promptly transfer to such Purchaser (or such designee of such Purchaser) such Unapproved Local Authorization and all related Unapproved Franchise Assets and such Unapproved FCC License and all related Unapproved FCC Assets, as the case may be. Such Purchaser (or such designee of such Purchaser), as the case may be, shall assume, pay, perform and discharge the obligations arising after the Closing Date under or in respect of any such Unapproved Local Authorization or Unapproved FCC License so transferred.

     SECTION 2.4. Receipt of Consents. It is the intent of the parties that the arrangements described in Sections 2.2 and 2.3 continue for the shortest possible time, and to this end they agree to use reasonable commercial efforts to obtain all consents (including Local Authority Consents) to the Sale referred to in said Sections as promptly as practicable following the Closing Date. The Purchasers shall coordinate the efforts to obtain such consents, and the Purchasers shall be responsible for all costs, expenses, liabilities, obligations and burdens with respect to such consents (allocated to the appropriate Cable System).

     SECTION 2.5. No Assumption of Liabilities. The Seller shall retain, shall continue to be responsible after the Closing for, shall pay, perform and discharge, and shall indemnify and hold the Purchasers and each of their Affiliates harmless from and against, all liabilities and obligations (whether incurred, accrued, arising or known prior to, at or after the Closing, whether or not known, suspected, asserted or claimed at the Closing or at any time theretofore or thereafter, whether or not reflected or provided for, or required to be reflected or provided for, in any balance sheet of the Seller and whether fixed, liquidated, unliquidated, absolute, contingent or otherwise) which relate to or arise out of the business, assets or operations of the Seller as heretofore, currently or hereafter conducted through the Closing Date, any of the Cable Systems or the past operation, condition or use of any of the Cable Systems, including those related to: (i) product liability; (ii) general tort liability; (iii) any other activity undertaken by the Seller or relating to any of the Cable Systems; or (iv) any obligation or liability of the Seller to any of its partners or in respect of any management fee or sales fee; other, however, than obligations under the Cable System Contracts, FCC Licenses and Local Authorizations specifically assumed by a Purchaser.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchasers that:

     SECTION 3.1. Existence and Power. The Seller (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Georgia, (ii) is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and (iii) has all partnership powers required to carry on its business as conducted on the date hereof, with such exceptions to clauses (i), (ii) and (iii) as would not have a Material Adverse Effect or materially and adversely affect the ability of the Seller to consummate the Sale.

     SECTION 3.2. Authorization. The Seller has the partnership power to own and operate the Cable Systems. The Seller has the partnership power to enter into this Agreement and, upon obtaining the Limited Partner Consents, to consummate the Sale. The execution and delivery by the Seller of this Agreement and, subject to obtaining the Limited Partner Consents, the consummation by the Seller of the Sale has been duly authorized by all necessary partnership action.

     SECTION 3.3. Governmental Authorization. The execution and delivery of this Agreement by the Seller, and the performance by the Seller of this Agreement, and the consummation by the Seller of the Sale, require no material action by or in respect of, or material filing with, any Governmental Authority other than the transfer of FCC Licenses from Seller to the Purchasers and compliance with any applicable requirements of the Local Authorizations.

     SECTION 3.4. Consents. Except as set out in Schedule 3.4, no consent by any Person under any Cable System Contract is required or necessary for the execution and delivery of this Agreement by the Seller, or the performance by the Seller of this Agreement, or the consummation of the Sale contemplated to be consummated by it pursuant hereto, except as would not have a Material Adverse Effect.

     SECTION 3.5. Non-Contravention.

          (a) The execution, delivery and performance of this Agreement by the Seller, and the consummation by the Seller of the Sale, do not and on or before the Closing Date will not, (x) subject to obtaining the Limited Partner Consents, contravene the Partnership Agreement or (y) subject to obtaining the consents described in Section 3.3 and subject to obtaining, taking or making the actions and filings described in Schedule 3.4, result in the imposition of any Lien upon any assets of the Seller pursuant to, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under or give rise to a right of termination, cancellation, first refusal or acceleration under any applicable Legal Requirement or any judgment, injunction, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note or other agreement or instrument as to which the Seller is a party or by which any of its properties may be bound, the effect of which would be to materially impair the ability of the Seller to perform its obligations under this Agreement.

          (b) The Seller is not in breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any Cable System Contract or contract by which any of its assets may be bound, the effect of which would be to impair the ability of the Seller in any material respect to operate any Cable System as presently operated.

     SECTION 3.6. Binding Effect. This Agreement has been duly executed and delivered by the Seller, and when executed by the parties hereto, this Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     SECTION 3.7. Systems; Authorizations; Licenses.

          (a) Each Local Authorization (x) is validly held by the Seller in accordance with and as required by the terms thereof and according to all material applicable Legal Requirements and (y) is in full force and effect and has not been revoked or canceled and the Seller is in material compliance therewith. To the knowledge of the Seller, no proceeding to revoke, cancel or modify in any manner any such Local Authorization has been initiated or threatened.

          (b) Each FCC License (x) is validly held by the Seller in accordance with and as required by the terms thereof and according to all material applicable Legal Requirements and (y) is in all material respects in full force and effect and has not been revoked or canceled and the Seller is in material compliance therewith. To the knowledge of the Seller, no proceeding to revoke, cancel or modify in any manner any such FCC License has been initiated or threatened.

     SECTION 3.8. Assets. The Seller has good and marketable title to, or a valid leasehold or license interest in, all assets purported to be owned, leased or licensed by the Seller which constitute the Cable Systems, free and clear of all Liens other than Permitted Liens and other than any Liens which shall be fully satisfied, discharged and released effective as of the Closing. Each Bill of Sale is sufficient to transfer to the applicable Purchaser good and, subject to Permitted Liens, marketable title to the Cable Systems to be acquired by such Purchaser.

     SECTION 3.9. Intellectual Property. To the knowledge of the Seller, the conduct of its business does not infringe upon the patents, trademarks, trade names or other intellectual property rights of any Person, with such exceptions as would not result in a Material Adverse Effect.

     SECTION 3.10. Cable System Contracts.

          (a) The Seller is not in material default or breach of any Cable System Contract and, to the knowledge of the Seller, (i) there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach and (ii) no other party to such Cable System Contract is in default or breach thereunder.

          (b) The real property and personal property which are the subject of leases that constitute Cable System Contracts are currently used in the construction, operation or maintenance of the Seller business.

     SECTION 3.11. Litigation. There are no actions, suits or proceedings pending and, to the knowledge of the Seller, there are no claims, grievances, governmental investigations, actions, suits or proceedings threatened, against or affecting the Seller with respect to its business or relating in any way to this Agreement or the transactions contemplated hereby at law or in equity or before or by any Governmental Authority, or before or by an arbitrator or arbitration board. Except as set forth in Schedule 3.11, there are no judgments, decrees or orders outstanding against the Seller with respect to its business or any of the Cable Systems or the Sale.

     SECTION 3.12. Compliance with Legal Requirements. (i) The Seller is in compliance with all applicable Legal Requirements and (ii) the Seller's business is being conducted in compliance with all applicable Legal Requirements, with such exceptions to clauses (i) and (ii) as would not have a Material Adverse Effect or materially delay the Closing.

     SECTION 3.13. Reports and Financial Statements. The Seller has filed all reports required to be filed with the Securities Exchange Commission ("SEC") since January 1, 1995 (collectively, the "SEC Reports"), and has previously furnished or made available to the Purchasers true and complete copies of all the SEC Reports. None of the SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports presents fairly, in all material respects, the consolidated financial position of the Seller as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the changes in financial position of the

Seller for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of the SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder.

                                  ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     The Purchasers, severally and not jointly, represent and warrant to Seller that:

     SECTION 4.1. Existence and Power. Each Purchaser, is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its formation.

     SECTION 4.2. Authorization. Each Purchaser has the partnership power to enter into this Agreement and to consummate the acquisition of the Cable System(s) to be acquired by it in the Sale. The execution and delivery by each Purchaser of this Agreement and the consummation by each Purchaser of the Sale has been duly authorized by all necessary partnership action.

     SECTION 4.3. Governmental Authorization. The execution and delivery of this Agreement by each Purchaser, and the performance by each Purchaser of this Agreement, and the consummation by each Purchaser of the acquisition of the Cable System(s) to be acquired by it in the Sale, require no material action by or in respect of, or material filing with, any Governmental Authority other than the transfer of FCC Licenses from the Seller to the Purchasers and compliance with any applicable requirements of the Local Authorizations.

     SECTION 4.4. Non-Contravention. The execution, delivery and performance of this Agreement by each Purchaser, and the consummation by each Purchaser of the acquisition of the Cable Systems to be acquired by it in the Sale, do not or on or before the Closing Date will not, (a) contravene the partnership agreement of any Purchaser or (b) subject to obtaining the consents described in Schedule 4.4 constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under or give rise to a right of termination, cancellation, first refusal or acceleration under any applicable material Legal Requirement or any material judgment, injunction, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note or other agreement or instrument as to which any Purchaser is a party or by which any of its properties may be bound, the effect of which would be to materially impair the ability of any Purchaser to perform its obligations under this Agreement.

     SECTION 4.5. Binding Effect. This Agreement has been duly executed and delivered by each Purchaser, and when executed by the parties hereto, this Agreement constitutes a valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     SECTION 4.6. Litigation. There are no actions, suits or proceedings pending and, to the knowledge of any Purchaser, there are no claims, grievances, governmental investigations, actions, suits or proceedings threatened, against or affecting any Purchaser at law or in equity or before or by any Governmental Authority, or before or by an arbitrator or arbitration board which would materially delay the Closing. There are no judgments, decrees or orders outstanding against any Purchaser with respect to the Sale.

     SECTION 4.7. Compliance with Legal Requirements. Each Purchaser is in compliance with all applicable Legal Requirements, except as would not materially delay the Closing.

     SECTION 4.8. Qualification of Purchasers. Each Purchaser is, and pending Closing will be, legally, technically, financially and otherwise qualified under the Communications Act to acquire and operate the Cable Systems. To the knowledge of the Purchasers, there are no facts or proceedings which would reasonably be expected to disqualify any Purchaser under the Communications Act from acquiring or operating the Cable Systems or would cause the FCC to not approve the transfer of control of the FCC Licenses to the applicable Purchaser. No Purchaser has any knowledge of any fact or circumstance relating to any Purchaser or any of their Affiliates that would reasonably be expected to (i) cause the filing of any material objection to the FCC application for transfer of control of the FCC Licenses as provided for in this Agreement, or (ii) cause the FCC to deny the FCC application for transfer of control of the FCC Licenses as provided for in this Agreement, or (iii) lead to a delay in the processing of the FCC application for transfer of control of the FCC Licenses as provided for in this Agreement. No waiver of any FCC rule or policy is necessary to be obtained by any Purchaser and/or Affiliates thereof for the grant of the FCC Consents as provided for in this Agreement, nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation by any Purchaser of the transactions contemplated hereby.

                                   ARTICLE V.

                                   CONDITIONS

     SECTION 5.1. Mutual Conditions. The obligations of the Seller and the Purchasers to take the actions required to be taken by them pursuant to Article II shall be subject to the satisfaction of each of the following conditions, each of which may be waived by the Seller or the Purchasers:

          (a) No actions suits or proceedings shall be pending which seek to restrain or prohibit (or the effect of which would be to restrain or prohibit), and no order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting, the consummation of the Sale in any respect.

          (b) All consents required to be obtained in connection with the Sale shall have been obtained and remain in full force and effect.

     SECTION 5.2. Accuracy of Representations and Warranties.

          (a) The obligations of the Seller to take the actions required to be taken by it pursuant to Article II shall be subject to the satisfaction of the following condition, which may be waived by the Seller: the representations and warranties of each of the Purchasers set forth in
     Article IV shall be true and correct as of the date of this Agreement and as of the Closing except as would not have a Material Adverse Effect on the ability of any Purchaser to consummate the transactions contemplated hereby.

          (b) The obligations of each Purchaser to take the actions required to be taken by it pursuant to Article II shall be subject to the satisfaction of the following condition, which may be waived by the Purchasers: the representations and warranties of the Seller set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing except as would not have a Material Adverse Effect on (i) the ability of any Purchaser to consummate the transactions contemplated hereby or (ii) the business, operations, financial condition or results of operation of the Seller.

     SECTION 5.3. Additional Conditions. Without limiting the generality of Sections 5.1 and 5.2, the obligations of the Seller and each Purchaser to take the actions required to be taken by them pursuant to Article II are subject to the receipt by the Seller of the Limited Partner Consents.

                                  ARTICLE VI.

                                   COVENANTS

     SECTION 6.1. Preservation of Business. Except as contemplated by this Agreement, the Seller will use its best efforts to preserve its business organization intact, to keep available to the Purchasers the services of its present employees, and to preserve for the Purchasers the goodwill of the suppliers, customers and others having business relations with the Seller.

     SECTION 6.2. Consummation of the Sale. Each of the parties hereto agrees that it shall, prior to, on and after the Closing, take or cause to be taken and cause their respective affiliates to take or cause to be taken such actions, and execute, deliver and file or cause to be executed, delivered and filed, such certificates, documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the Sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

                                  ARTICLE VII.

                                 MISCELLANEOUS

     SECTION 7.1. Termination.

          (a) Termination. This Agreement may be terminated at any time prior to the Closing:

             (i) by the Seller if the Seller's fiduciary duties require it to accept an offer for the purchase of any Cable System from a bona fide third party;

             (ii) by the Seller or any Purchaser if the Sale shall not have been consummated on or before March 31, 1999, unless the failure to consummate the Sale is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the March 31, 1999 termination date shall be extended to June 30, 1999 if (i) all conditions to the Closing have been satisfied on or before March 31, 1999 except the receipt of one or more required Local Authority Consents and (ii) the General Partner, in its reasonable judgment, believes that the pending Local Authority Consents are likely to be obtained on or before June 30, 1999; and

             (iii) by any Purchaser if, prior to the Closing, any Local Authority revokes, modifies, terminates or fails to renew any Local Authorization that has been granted to the Seller and is in effect on the date hereof.

          (b) In the Event of Termination. In consideration of the Purchasers entering into this Agreement, the Seller agrees that, in the event the Closing does not occur by March 31, 1999 for any reason (except as such date may be extended to June 30, 1998 in accordance with Section 7.1(a)(i)), the Seller shall reimburse each Purchaser for such Purchaser's reasonable out-of-pocket expenses (including, without limitation, the fees and expenses of any lawyers, accountants, investment bankers or others engaged by the Purchaser) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement.

     SECTION 7.2. Expenses. Except as expressly set forth herein, the fees and expenses (including, without limitation, the fees and expenses of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby will be borne by the party incurring such expenses. Any charges, taxes, user fees or other similar costs or expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be allocated among the parties in a manner that is customary for agreements of this type.

     SECTION 7.3. Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, Schedules and Exhibits, unless otherwise indicated, are references to Sections, Schedules and Exhibits hereof.

     SECTION 7.4. Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, however, neither this Agreement nor any right, interest, or obligation hereunder may be assigned by the Seller (other than by operation of law) without the prior written consent of each Purchaser, and any such assignment or purported assignment without such consent shall be void. Any Purchaser, however, may assign its rights, interest and obligations hereunder without the Seller's prior written consent.

     SECTION 7.5. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings with respect thereto.

     SECTION 7.6. Amendment; Waiver.

          (a) This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.

          (b) Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

     SECTION 7.7. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original. All signatures need not be on one counterpart.

     SECTION 7.8. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

     SECTION 7.9. Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the Seller and the Purchasers will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     SECTION 7.10. Third Person Beneficiaries. This Agreement is not intended and shall not be construed to confer upon any Person (other than the Seller and the Purchasers) any rights or remedies whatsoever.

     SECTION 7.11. Specific Performance. The Purchasers and the Seller recognize that any breach of any covenant or agreement contained in this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party will be entitled to enforce the agreements and covenants contained herein of the Purchasers and the Seller, as the case may be, by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        FALCON CABLEVISION, A CALIFORNIA
                                        LIMITED PARTNERSHIP

                                        By: Falcon Cable Communications, LLC
                                           Its General Partner

                                        By:    /s/ STANLEY S. ITSKOWITCH
                                           -------------------------------------
                                           Name:  Stanley S. Itskowitch
                                           Title:  Executive Vice President
                                               and General Counsel

                                        FALCON TELECABLE, A CALIFORNIA
                                        LIMITED PARTNERSHIP

                                        By: Falcon Cable Communications, LLC
                                           Its General Partner

                                        By:    /s/ STANLEY S. ITSKOWITCH
                                           -------------------------------------
                                           Name:  Stanley S. Itskowitch
                                           Title:  Executive Vice President
                                               and General Counsel

                                        ENSTAR INCOME/GROWTH PROGRAM SIX-B,
                                        L.P., A GEORGIA LIMITED PARTNERSHIP

                                        By: Enstar Communications Corporation
                                           General Partner

                                        By:    /s/ STANLEY S. ITSKOWITCH
                                           -------------------------------------
                                           Name:  Stanley S. Itskowitch
                                           Title:  Executive Vice President
                                               and General Counsel

                                  SCHEDULE 2.1

            ALLOCATION OF PURCHASE PRICE AND CABLE SYSTEMS ACQUIRED

    CABLE SYSTEM          PURCHASERS      PURCHASE PRICE
    ------------          ----------      --------------
Ivins, Utah           Falcon Telecable     $   104,700
                                           -----------
Fisk, Missouri        Falcon Telecable     $   118,500
                                           -----------
Villa Rica, Georgia   Falcon Cablevision   $10,250,000
                                           -----------
                      TOTAL                $10,473,200
                                           ===========

                                  SCHEDULE 3.4

                 CONSENTS REQUIRED UNDER CABLE SYSTEM CONTRACTS

                                                      GOVERNMENTAL AUTHORITIES
                 CABLE SYSTEM                           REQUIRED TO CONSENT
                 ------------                         ------------------------
Ivins, UT.....................................        Ivins, UT
Fisk, Missouri................................        Fisk, MO
                                                      Qulin, MO
Villa Rica, Georgia...........................        Bowdon, GA
                                                      Bremen, GA
                                                      Buchanan, GA
                                                      Carroll County, GA
                                                      Haralson County, GA
                                                      Temple, GA
                                                      Villa Rica, GA

                                  SCHEDULE 4.4

                              PURCHASERS CONSENTS

     None

                                                                       EXHIBIT B

                       [HPC PUCKETT & COMPANY LETTERHEAD]

                                                                          , 1999

Enstar Income/Growth Program Six-B, L.P.
10900 Wilshire Boulevard, 15th Floor
Los Angeles, California 90024

Gentlemen:

     Enstar Income/Growth Program Six-B, L.P. ("Enstar") has entered into an agreement with Falcon Cablevision, and Falcon Telecable (collectively, the "Purchasers") with respect to the sale by Enstar of its cable television assets serving certain areas of Georgia, Missouri and Utah. In consideration with the proposed sale transaction ("Sale Transaction"), Enstar will receive from Purchasers Ten Million Four Hundred Seventy Three Thousand Two Hundred Dollars ($10,473,200), in cash at closing. The proposed Sale Transaction is expected to be considered by the holders of limited partnership interests of Enstar ("Unitholders") pursuant to that certain Asset Purchase Agreement, dated as of November 6, 1998, among Enstar and the Purchasers (the "Purchase Agreement").

     You have asked us whether or not, in our opinion, the purchase price to be received by Enstar in the Sale Transaction is fair, from a financial point of view, to the Partnership and the unaffiliated Unitholders.

     In arriving at the opinion set forth below, we have, among other things:

      1. Reviewed the Purchase Agreement;

      2. Prepared a review of the operating cable television systems owned by Enstar;

      3. Reviewed certain information relating to the business, earnings, historical earnings, a reasonable analysis of predictable earnings, cash flow, assets and prospects of Enstar, furnished to us by the management of Enstar and developed through our own investigations;

      4. Prepared a Valuation and Appraisal for the assets of Enstar dated August 20, 1998 and, in doing so, reviewed procedures and assumptions set forth in said appraisal in order to determine the fair market value of the underlying assets of Enstar;

      5. Conducted discussions with members of management of Enstar regarding the business and prospects of Enstar;

      6. Compared the results of operation of Enstar with those of certain companies which we deem to be reasonably similar or "comparable" to Enstar in order to determine marketplace standards;

      7. Compared the proposed financial terms of the Sale Transaction with the financial terms of certain other mergers and acquisitions which we deem to be relevant;

      8. Reviewed the cable television industry in the relevant geographic areas as to current standards, recent and anticipated developments, and Enstar's position as a viable operating concern in each of the same;

      9. Reviewed Enstar's balance sheet, and its general financial condition, with an emphasis on the capital structure of Enstar in relation to current and future anticipated requirements of the marketplace;

     10. Reviewed Enstar's balance sheet, and its general financial condition, with an emphasis on the capital structure of Enstar in relation to current and future anticipated requirements of the marketplace;

     11. Reviewed the section of the Consent Solicitation Statement entitled "SPECIAL FACTORS -- Recommendations of the General Partner, Fairness of the Liquidation Plan" and "SPECIAL FACTORS -- Disadvantages of the Liquidation Plan" submitted to the Securities Exchange Commission in conjunction with the Sale Transaction (the "Consent Solicitation Statement") which included an enumeration of the factors considered in the recommendation and a detailing of the advantages and disadvantages of the proposed Liquidation Plan;

     12. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary; and

     13. We have not given any consideration to the tax consequences, if any, to Enstar and its Unitholders from the sale of the assets in the proposed transaction.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the management of Enstar and we have not independently verified such information. This opinion does not constitute a recommendation to any Unitholder of Enstar as to how such Unitholder should vote on the Sale Transaction. This opinion does not address the relative merits of the Sale Transaction as compared with any other transactions. We have no knowledge of any preferential consideration to any Unitholder of Enstar.

     In rendering this Opinion, we have not been engaged to act at an agent or fiduciary of, and to the extent permitted by law, Enstar has expressly waived any duties or liabilities we may otherwise be deemed to have had to Enstar, the Unitholders of Enstar or any other third party. It is understood that this letter will be included in its entirety as an exhibit in the Consent Solicitation and we hereby consent to said inclusion.

     On the basis of, and subject to the foregoing, we are of the opinion that the purchase price to be received by Enstar in the Sale Transaction is fair, from a financial point of view, to the Partnership and the unaffiliated Unitholders.

                                          Sincerely yours,

                                          HPC PUCKETT & COMPANY

                                          --------------------------------------
                                                    Thomas F. Puckett
                                                         Chairman

                                                                       EXHIBIT C
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-K/A
                               (Amendment No. 1)
                            ------------------------

      [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal year ended December 31, 1997
                                            -----------------

                                       OR

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       For the transition period from  --------------- to ---------------

                        Commission File Number: 0-18495
                                                -------

                    Enstar Income/Growth Program Six-B, L.P.
       -------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                    GEORGIA                                       58-1754588
          ------------------------------------------------------------  ------------------------------
                        (State or other jurisdiction of                        (I.R.S. Employer
                         incorporation or organization)                     Identification Number)

                     10900 Wilshire Boulevard -- 15th Floor
                            Los Angeles, California                                 90024
          ------------------------------------------------------------  ------------------------------
                    (Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (310) 824-9990
                                                          ---------------
        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                                                            Name of each exchange
                              Title of Each Class                            on which registered
                              -------------------                           ---------------------
                     Units of Limited Partnership Interest                           None

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     State the aggregate market value of the voting equity securities held by non-affiliates of the registrant -- all of the registrant's 36,626 units of limited partnership interests, its only class of equity securities, are held by non-affiliates. There is no public trading market for the units, and transfers of units are subject to certain restrictions; accordingly, the registrant is unable to state the market value of the units held by non-affiliates.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                   The Exhibit Index is located at Page E-1.

                                     PART I

ITEM 1. BUSINESS

INTRODUCTION

     Enstar Income/Growth Program Six-B, L.P., a Georgia limited partnership (the "Partnership"), is engaged in the ownership, operation and development, and, when appropriate, sale or other disposition, of cable television systems in small to medium-sized communities. The Partnership was formed on September 23, 1987. The general partners of the Partnership are Enstar Communications Corporation, a Georgia corporation (the "Corporate General Partner"), and Robert
T. Graff, Jr. (the "Individual General Partner" and, together with the Corporate General Partner, the "General Partners"). On September 30, 1988, ownership of the Corporate General Partner was acquired by Falcon Cablevision, a California limited partnership that has been engaged in the ownership and operation of cable television systems since 1984 ("Falcon Cablevision"). The general partner of Falcon Cablevision is Falcon Holding Group, L.P. ("FHGLP"), which provides certain management services to the Partnership. The general partner of FHGLP is Falcon Holding Group, Inc., a California corporation ("FHGI"). See Item 13., "Certain Relationships and Related Transactions." The General Partner, FHGLP and affiliated companies are responsible for the day to day management of the Partnership and its operations. See "Employees" below.

     A cable television system receives television, radio and data signals at the system's "headend" site by means of over-the-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, primarily through coaxial and fiber optic distribution systems, to customers who pay a fee for this service. Cable television systems may also originate their own television programming and other information services for distribution through the system. Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term of years.

     The Partnership's cable television systems (the "systems") offer customers various levels (or "tiers") of cable services consisting of broadcast television signals of local network, independent and educational stations, a limited number of television signals from so-called "super stations" originating from distant cities (such as WGN), various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), MTV: Music Television ("MTV"), the USA Network ("USA"), ESPN, Turner Network Television ("TNT") and The Disney Channel), programming originated locally by the cable television system (such as public, educational and governmental access programs) and informational displays featuring news, weather, stock market and financial reports, and public service announcements. A number of the satellite services are also offered in certain packages. For an extra monthly charge, the systems also offer "premium" television services to their customers. These services (such as Home Box Office ("HBO") and Showtime) are satellite channels that consist principally of feature films, live sporting events, concerts and other special entertainment features, usually presented without commercial interruption. See "Legislation and Regulation."

     A customer generally pays an initial installation charge and fixed monthly fees for basic, expanded basic, other tiers of satellite services and premium programming services. Such monthly service fees constitute the primary source of revenues for the systems. In addition to customer revenues, the systems receive revenue from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. The systems also offer to their customers home shopping services, which pay the systems a share of revenues from sales of products in the systems' service areas, in addition to paying the systems a separate fee in return for carrying their shopping service. Certain other new channels have also recently offered the cable systems managed by FHGLP, including those of the Partnership, fees in return for carrying their service. Due to a general lack of channel capacity available for adding new channels, the Partnership's management cannot predict the impact of such potential payments on the Partnership's business. See Item 7., "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     During January 1990, the Partnership began its cable television business operations with the acquisition of a small cable television system providing service to approximately 200 customers in the city of Ivins, Utah.

During 1990, two additional acquisitions were completed serving the communities in and around Fisk, Missouri and Villa Rica, Georgia. As of December 31, 1997, the Partnership served approximately 7,200 basic subscribers. The Partnership does not expect to make any additional material acquisitions during the remaining term of the Partnership.

     FHGLP receives a management fee and reimbursement of expenses from the Corporate General Partner for managing the Partnership's cable television operations. See Item 11., "Executive Compensation."

     The Chief Executive Officer of FHGLP is Marc B. Nathanson. Mr. Nathanson has managed FHGLP or its predecessors since 1975. Mr. Nathanson is a veteran of more than 28 years in the cable industry and, prior to forming FHGLP's predecessors, held several key executive positions with some of the nation's largest cable television companies. The principal executive offices of the Partnership, the Corporate General Partner and FHGLP are located at 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024, and their telephone number is (310) 824-9990. See Item 10., "Directors and Executive Officers of the Registrant."

BUSINESS STRATEGY

     Historically, the Partnership has followed a systematic approach to acquiring, operating and developing cable television systems based on the primary goal of increasing operating cash flow while maintaining the quality of services offered by its cable television systems. The Partnership's business strategy has focused on serving small to medium-sized communities. The Partnership believes that given a similar rate, technical, and channel capacity/utilization profile, its cable television systems generally involve less risk of increased competition than systems in large urban cities. In the Partnership's markets, consumers have access to only a limited number of over-the-air broadcast television signals. In addition, these markets typically offer fewer competing entertainment alternatives than large cities. As a result, the Partnership's cable television systems generally have a more stable customer base than similar systems in large cities. Nonetheless, the Partnership believes that all cable operators will face increased competition in the future from alternative providers of multi-channel video programming services. See "Competition."

     Adoption of rules implementing certain provisions of the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") by the Federal Communications Commission (the "FCC") has had a negative impact on the Partnership's revenues and cash flow. These rules are subject to further amendment to give effect to the Telecommunications Act of 1996 (the "1996 Telecom Act"). Among other changes, the 1996 Telecom Act provides that the regulation of certain cable programming service tier ("CPST") rates will be phased out altogether in 1999. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, the Partnership expects Congress and the FCC to explore additional methods of regulating cable service rate increases, including deferral or repeal of the March 31, 1999 sunset of CPST rate regulations and legislation recently was introduced in Congress to repeal the sunset provision. There can be no assurance as to what, if any, further action may be taken by the FCC, Congress or any other regulatory authority or court, or the effect thereof on the Partnership's business. See "Legislation and Regulation" and Item 7., "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Partnership's management has concluded that the Partnership is unable to fund its liquidity requirements including approximately $1.9 million for the required upgrade of its systems in two franchise areas in Georgia. In view of such liquidity issues and due to limitations on indebtedness imposed by the partnership agreement, the Corporate General Partner has initiated discussions with a business broker to explore selling the Partnership's systems. The Partnership's management believes that the sale of these assets would allow the Partnership to pay off its bank debt and other obligations and liquidate as soon as practicable thereafter. There can be no assurance that the Partnership's systems can be sold in the near term at an acceptable price, if at all. The Corporate General Partner or its affiliates may purchase the Partnership's cable systems depending upon the offers received from prospective outside buyers. Any such sale would require the consent of the holders of a majority of the Partnership's limited partnership units and, if such sale were to the Corporate General Partner or an affiliate thereof, would require an amendment to the partnership agreement.

  Clustering

     The Partnership has sought to acquire cable television operations in communities that are proximate to other owned or affiliated systems in order to achieve the economies of scale and operating efficiencies associated with regional "clusters." The Partnership believes clustering can reduce marketing and personnel costs and can also reduce capital expenditures in cases where cable service can be delivered through a central headend reception facility.

  Capital Expenditures

     As noted in "Technological Developments", the Partnership's systems have almost no available channel capacity with which to add new channels or to further expand their use of pay-per-view offerings to customers. As a result, significant amounts of capital for future upgrades will be required in order to increase available channel capacity, improve quality of service and facilitate the expansion of new services such as advertising, pay-per-view, new unregulated tiers of satellite-delivered services and home shopping, so that the systems remain competitive within the industry.

     The Partnership's management has selected a technical standard that incorporates the use of fiber optic technology where applicable in its engineering design for the majority of its systems that are to be rebuilt. A system built with this type of architecture can provide for future channels of analog service as well as new digital services. Such a system will also permit the introduction of high speed data transmission and telephony services in the future after incurring incremental capital expenditures related to these services. The Partnership is also evaluating the use of digital compression technology in its systems. See "Technological Developments" and "Digital Compression."

     The Partnership's 1997 capital expenditures approximated $577,200 to extend its systems passed new serviceable homes in their franchise areas and to upgrade certain equipment. The Partnership's future capital expenditure plans are, however, all subject to the availability of adequate capital on terms satisfactory to the Partnership, of which there can be no assurance. The Partnership's upgrade program is estimated to require aggregate capital expenditures of approximately $7.5 million. These upgrades cover seven franchise areas and are currently required in two existing franchise agreements. The cost to upgrade the two franchise areas is estimated to be approximately $1.9 million and must be completed by February 1999.

     On September 30, 1997, the Partnership entered into a loan agreement with an affiliate for a revolving loan facility (the "Facility") of $2,528,900 of which $1,750,000 was advanced to the Partnership at closing. Such funds together with available cash were used to repay outstanding borrowings under the Partnership's previous credit facility and deferred expenses owed to the Corporate General Partner and an affiliated partnership. The Partnership has relatively little borrowing capacity remaining under the Facility and would require additional sources of capital to undertake its upgrade program.

     The partnership agreement, however, contains certain limitations on the Partnership's indebtedness. The partnership agreement provides that without the approval of a majority of interests of limited partners, the Partnership may not incur any borrowings unless the amount of such borrowings together with all outstanding borrowings does not exceed 33% of the original capital raised by the Partnership, or a maximum of $3,052,500 permitted debt outstanding. In order to obtain the appropriate amount of capital to upgrade the Partnership's systems as discussed above, this provision of the partnership agreement would need to be amended to increase the Partnership's leverage. There can be no assurance that the Partnership will be able to effect such an amendment to the partnership agreement, nor that it will seek to do so. As discussed in prior reports, the Partnership postponed a number of rebuild and upgrade projects because of the uncertainty related to implementation of the 1992 Cable Act and the negative impact thereof on the Partnership's business and access to capital. As a result, the Partnership's systems are significantly less technically advanced than had been expected prior to the implementation of reregulation. The Partnership believes that the delays in upgrading its systems have had an adverse effect on the value of those systems compared to systems that have been rebuilt to a higher technical standard. See "Legislation and Regulation" and Item 7., "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

  Decentralized Management

     The Corporate General Partner manages the Partnership's systems on a decentralized basis. The Corporate General Partner believes that its decentralized management structure, by enhancing management presence at the system level, increases its sensitivity to the needs of its customers, enhances the effectiveness of its customer service efforts, eliminates the need for maintaining a large centralized corporate staff and facilitates the maintenance of good relations with local governmental authorities.

  Marketing

     The Partnership has made substantial changes in the way in which it packages and sells its services and equipment in the course of its implementation of the FCC's rate regulations promulgated under the 1992 Cable Act. Pursuant to the FCC's rules, the Partnership has set rates for cable related equipment (e.g., converter boxes and remote control devices) and installation services based upon actual costs plus a reasonable profit and has unbundled these charges from the charges for the provision of cable service. In addition, in some systems, the Partnership began offering programming services on an a la carte basis that were previously offered only as part of a package. Services offered on an a la carte basis typically were made available for purchase both individually and on a combined basis at a lower rate than the aggregate a la carte rates. The FCC subsequently amended its rules to exclude from rate regulation newly created packages of program services consisting only of programming new to a cable system. The FCC also decided that newly-created packages containing previously offered non-premium programming services will henceforth be subject to rate regulation, whether or not the services also are available on an existing a la carte basis. With respect to a la carte programming packages created by the Partnership and numerous other cable operators, the FCC decided that where only a few services had been moved from regulated tiers to a non-premium programming package, the package will be treated as if it were a tier of new program services, and thus not subject to rate regulation. Substantially all of the a la carte programming packages offered by the Partnership have received this desirable treatment. These amendments to the FCC's rules have allowed the Partnership to resume its core marketing strategy and reintroduce program service packaging. As a result, in addition to the basic service package, customers in substantially all of the systems may purchase an expanded group of regulated services, additional unregulated packages of satellite-delivered services, and premium services. The premium services may be purchased on either an a la carte or a discounted packaged basis. See "Legislation and Regulation."

     The Partnership has employed a variety of targeted marketing techniques to attract new customers by focusing on delivering value, choice, convenience and quality. The Partnership employs direct mail, radio and local newspaper advertising, telemarketing and door-to-door selling utilizing demographic "cluster codes" to target specific messages to target audiences. In certain systems, the Partnership offers discounts to customers who purchase premium services on a limited trial basis in order to encourage a higher level of service subscription. The Partnership also has a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the initial decision to subscribe and encourage customers to purchase higher service levels.

  Customer Service and Community Relations

     The Partnership places a strong emphasis on customer service and community relations and believes that success in these areas is critical to its business. FHGLP has developed and implemented a wide range of monthly internal training programs for its employees, including its regional managers, that focus on the Partnership's operations and employee interaction with customers. The effectiveness of FHGLP's training program as it relates to the employees' interaction with customers is monitored on an ongoing basis, and a portion of the regional managers' compensation is tied to achieving customer service targets. FHGLP conducts an extensive customer survey on a periodic basis and uses the information in its efforts to enhance service and better address the needs of the Partnership's customers. In addition, the Partnership is participating in the industry's Customer Service Initiative which emphasizes an on-time guarantee program for service and installation appointments. FHGLP's corporate executives and regional managers lead the Partnership's involvement in a number of programs benefiting the communities the Partnership serves, including, among others, Cable in the Classroom, Drug Awareness, Holiday Toy Drive and the Cystic Fibrosis Foundation. Cable in the Classroom is the cable television industry's public service initiative to enrich education through the use of commercial-free cable programming. In addition, a monthly publication, Cable in the Classroom magazine provides educational program listings by curriculum area, as well as feature articles on how teachers across the country use the programs.

DESCRIPTION OF THE PARTNERSHIP'S SYSTEMS

     The table below sets forth certain operating statistics for the Partnership's cable systems as of December 31, 1997.

                                                                                                        AVERAGE
                                                                                                        MONTHLY
                                                                         PREMIUM                      REVENUE PER
                                HOMES        BASIC          BASIC        SERVICE       PREMIUM           BASIC
           SYSTEM             PASSED(1)   SUBSCRIBERS   PENETRATION(2)   UNITS(3)   PENETRATION(4)   SUBSCRIBER(5)
           ------             ---------   -----------   --------------   --------   --------------   --------------
Ivins, UT...................      863          330           38.2%           90          27.3%           $32.43
Fisk, MO....................      770          388           50.4%          107          27.6%           $21.61
Villa Rica, GA..............    9,593        6,494           67.7%        1,796          27.7%           $34.99
                               ------        -----                        -----
          Total.............   11,226        7,212           64.2%        1,993          27.6%           $34.15
                               ======        =====                        =====

---------------
(1) Homes passed refers to estimates by the Partnership of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

(2) Basic subscribers to cable service as a percentage of homes passed by cable.

(3) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.

(4) Premium service units as a percentage of homes subscribing to cable service. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

(5) Average monthly revenue per basic subscriber has been computed based on revenue for the year ended December 31, 1997.

CUSTOMER RATES AND SERVICES

     The Partnership's cable television systems offer customers packages of services that include the local area network, independent and educational television stations, a limited number of television signals from distant cities, numerous satellite-delivered, non-broadcast channels (such as CNN, MTV, USA, ESPN, TNT and The Disney Channel) and certain information and public access channels. For an extra monthly charge, the systems provide certain premium television services, such as HBO and Showtime. The Partnership also offers other cable television services to its customers, including pay-per-view programming and, in certain test markets, the Sega Channel. For additional charges, in most of its systems, the Partnership also rents remote control devices and VCR compatible devices (devices that make it easier for a customer to tape a program from one channel while watching a program on another).

     The service options offered by the Partnership vary from system to system, depending upon a system's channel capacity and viewer interests. Rates for services also vary from market to market and according to the type of services selected.

     Pursuant to the 1992 Cable Act, most cable television systems are subject to rate regulation of the basic service tier, the non-basic service tiers other than premium (per channel or program) services, the charges for installation of cable service, and the rental rates for customer premises equipment such as converter boxes and remote control devices. These rate regulation provisions affect all of the Partnership's systems not deemed to be subject to effective competition under the FCC's definition. Currently, none of the Partnership's systems are subject to effective competition. See "Legislation and Regulation."

     At December 31, 1997, the Partnership's monthly rates for basic cable service for residential customers, excluding special senior citizen discount rates, ranged from $16.24 to $20.96 and premium service rates ranged from $5.00 to $11.95, excluding special promotions offered periodically in conjunction with the Partnership's marketing programs. A one-time installation fee, which the Partnership may wholly or partially waive during a promotional period, is usually charged to new customers. Commercial customers, such as hotels, motels and hospitals, are charged a negotiated, non-recurring fee for installation of service and monthly fees based upon a standard discounting procedure. Most multi-unit dwellings are offered a negotiated bulk rate in exchange for single-point billing and basic service to all units. These rates are also subject to regulation.

EMPLOYEES

     The Partnership has no employees. The various personnel required to operate the Partnership's business are employed by the Corporate General Partner, its subsidiary corporation and FHGLP. The cost of such employment is allocated and charged to the Partnership for reimbursement pursuant to the partnership agreement and management agreement. Other personnel required to operate the Partnership's business are employed by affiliates of the Corporate General Partner. The cost of such employment is allocated and charged to the Partnership. The amounts of these reimbursable costs are set forth below in Item 11., "Executive Compensation."

TECHNOLOGICAL DEVELOPMENTS

     As part of its commitment to customer service, the Partnership seeks to apply technological advances in the cable television industry to its cable television systems on the basis of cost effectiveness, capital availability, enhancement of product quality and service delivery and industry-wide acceptance. Currently, the Partnership's systems have an average channel capacity of 12 in systems that serve 5% of its customers and an average channel capacity of 35 in systems that serve 95% of its customers and on average utilize 100% of such systems' respective channel capacity. The Partnership believes that system upgrades would enable it to provide customers with greater programming diversity, better picture quality and alternative communications delivery systems made possible by the introduction of fiber optic technology and by the possible future application of digital compression. The implementation of the Partnership's capital expenditure plans is, however, dependent in part on the availability of adequate capital on terms satisfactory to the Partnership. The Corporate General Partner has concluded that the Partnership is not able to obtain the necessary capital and, thus, has initiated discussions with a business broker to sell the assets of the Partnership. See "Business
Strategy -- Capital Expenditures," "Legislation and Regulation," and Item 7., "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The use of fiber optic cable as an alternative to coaxial cable is playing a major role in expanding channel capacity and improving the performance of cable television systems. Fiber optic cable is capable of carrying hundreds of video, data and voice channels and, accordingly, its utilization is essential to the enhancement of a cable television system's technical capabilities. The Partnership's current policy is to utilize fiber optic technology where applicable in rebuild projects which it undertakes. The benefits of fiber optic technology over traditional coaxial cable distribution plant include lower ongoing maintenance and power costs and improved picture quality and reliability.

     As of December 31, 1997, approximately 5% of the customers of the Partnership's systems were served by systems that utilize addressable technology. Addressable technology permits the cable operator to activate from a central control point the cable television services to be delivered to a customer if that customer has also been supplied with an addressable converter box. To date, the Partnership has supplied addressable converter boxes to customers of the systems utilizing addressable technology who subscribe to one or more premium services and, in selected regions, to customers who subscribe to certain new product tiers. As a result, if the system utilizes addressable technology and the customer has been supplied with an addressable converter box, the Partnership can upgrade or downgrade services immediately, without the delay or expense associated with dispatching a technician to the home. Addressable technology also reduces pay service theft, is an effective enforcement tool in collecting delinquent payments and allows the Partnership to offer pay-per-view services.

DIGITAL COMPRESSION

     The Partnership has been closely monitoring developments in the area of digital compression, a technology that is expected to enable cable operators to increase the channel capacity of cable television systems by permitting a significantly increased number of video signals to fit in a cable television system's existing bandwidth. Depending on the technical characteristics of the existing system, the Partnership believes that the utilization of digital compression technology in the future could enable its systems to increase channel capacity in certain systems in a manner that could, in the short term, be more cost efficient than rebuilding such systems with higher capacity distribution plant. However, unless the system has sufficient unused channel capacity and bandwidth, the use of digital compression to increase channel offerings is not a substitute for the rebuild of the system, which will improve picture quality, system reliability and quality of service. The use of digital compression in the systems also could expand the number and types of services these systems offer and enhance the development of current and future revenue sources. Equipment vendors are beginning to market products to provide this technology, but the Partnership's management has no plans to install it at this time based on the current technological profile of its systems and its present understanding of the costs as compared to the benefits of the digital equipment currently available. This issue is under frequent management review.

PROGRAMMING

     The Partnership purchases basic and premium programming for its systems from Falcon Cablevision. In turn, Falcon Cablevision charges the Partnership for these costs based on an estimate of what the Corporate General Partner could negotiate for such services for the 15 partnerships managed by the Corporate General Partner as a group (approximately 92,700 basic subscribers at December 31, 1997), which is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Certain other new channels have also recently offered Cablevision and the Partnership's systems fees in return for carrying their service. Due to a lack of channel capacity available for adding new channels, the Partnership's management cannot predict the impact of such potential payments on its business. In addition, the FCC may require that certain such payments from programmers be offset against the programming fee increases which can be passed through to subscribers under the FCC's rate regulations. Falcon Cablevision's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Falcon Cablevision does not have long-term programming contracts for the supply of a substantial amount of its programming. Accordingly, no assurance can be given that its, and correspondingly the Partnership's, programming costs will not continue to increase substantially in the near future, or that other materially adverse terms will not be added to Falcon Cablevision's programming contracts. Management believes, however, that Falcon Cablevision's relations with its programming suppliers generally are good.

     The Partnership's cable programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to basic customers, requirements to carry channels under retransmission carriage agreements entered into with certain programming sources, increased costs to produce or purchase cable programming generally (including sports programming), inflationary increases and other factors. The 1996 retransmission carriage agreement negotiations resulted in the Partnership agreeing to carry one new service in its Villa Rica system, for which it expects to receive reimbursement of certain costs related to launching the service. All other negotiations were completed with essentially no change to the previous agreements. Under the FCC's rate regulations, increases in programming costs for regulated cable services occurring after the earlier of March 1, 1994, or the date a system's basic cable service became regulated, may be passed through to customers. See "Legislation and Regulation -- Federal Regulation -- Carriage of Broadcast Television Signals." Generally, programming costs are charged among systems on a per customer basis.

FRANCHISES

     Cable television systems are generally constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. The provisions of local franchises are subject to federal regulation under the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the 1992 Cable Act and the 1996 Telecom Act. See "Legislation and Regulation."

     As of December 31, 1997, the Partnership held 10 franchises. These franchises, all of which are non-exclusive, provide for the payment of fees to the issuing authority. Annual franchise fees imposed on the Partnership systems range up to 5% of the gross revenues generated by a system. The 1984 Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues and also permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

     The following table groups the franchises of the Partnership's cable television systems by date of expiration and presents the number of franchises for each group of franchises and the approximate number and percentage of homes subscribing to cable service for each group as of December 31, 1997.

                                                                          NUMBER OF     PERCENTAGE OF
                                                           NUMBER OF        BASIC           BASIC
              YEAR OF FRANCHISE EXPIRATION                 FRANCHISES    SUBSCRIBERS     SUBSCRIBERS
              ----------------------------                 ----------    -----------    -------------
Prior to 1999............................................       4           4,601           63.8%
1999 - 2003..............................................       3             544            7.5%
2004 and after...........................................       3           1,893           26.2%
                                                               --           -----           ----
          Total..........................................      10           7,038           97.5%
                                                               ==           =====           ====

     The Partnership operates cable television systems which serve multiple communities and, in some circumstances, portions of such systems extend into jurisdictions for which the Partnership believes no franchise is necessary. In the aggregate, approximately 174 customers, comprising approximately 2.5% of the Partnership's customers, are served by unfranchised portions of such systems. In certain instances, where a single franchise comprises a large percentage of the customers in an operating region, the loss of such franchise could decrease the economies of scale achieved by the Partnership's clustering strategy. The Partnership has never had a franchise revoked for any of its systems and believes that it has satisfactory relationships with substantially all of its franchising authorities.

     The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator generally is entitled to the "fair market value" for the system covered by such franchise, but no value attributed to the franchise itself. In addition, the 1984 Cable Act, as amended by the 1992 Cable Act, establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. See "Legislation and Regulation."

COMPETITION

     Cable television systems compete with other communications and entertainment media, including over-the-air television broadcast signals which a viewer is able to receive directly using the viewer's own television set and antenna. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and videodisc players. In recent years, the FCC has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable television systems. The extent to which cable television service is competitive depends in significant part upon the cable television system's ability to provide an even greater variety of programming than that available over the air or through competitive alternative delivery sources.

     Individuals presently have the option to purchase home satellite dishes, which allow the direct reception of satellite-delivered broadcast and nonbroadcast program services formerly available only to cable television subscribers. Most satellite-distributed program signals are being electronically scrambled to permit reception only with authorized decoding equipment for which the consumer must pay a fee. The 1992 Cable Act enhances the right of cable competitors to purchase nonbroadcast satellite-delivered programming. See "Legislation and Regulation -- Federal Regulation."

     Television programming is now also being delivered to individuals by high-powered direct broadcast satellites ("DBS") utilizing video compression technology. This technology has the capability of providing more than 100 channels of programming over a single high-powered DBS satellite with significantly higher capacity available if, as is the case with DIRECTV, multiple satellites are placed in the same orbital position. Unlike cable television systems, however, DBS satellites are limited by law in their ability to deliver local broadcast signals. One DBS provider, EchoStar, has announced plans to deliver a limited number of local broadcast signals in a limited number of markets. DBS service can be received virtually anywhere in the continental United States through the installation of a small rooftop or side-mounted antenna, and it is more accessible than cable television service where cable plant has not been constructed or where it is not cost effective to construct cable television facilities. DBS service is being heavily marketed on a nationwide basis by several service providers. In addition, medium-power fixed-service satellites can be used to deliver direct-to-home satellite services over small home satellite dishes, and one provider, PrimeStar, currently provides service to subscribers using such a satellite.

     Multichannel multipoint distribution systems ("wireless cable") deliver programming services over microwave channels licensed by the FCC received by subscribers with special antennas. Wireless cable systems are less capital intensive, are not required to obtain local franchises or to pay franchise fees, and are subject to fewer regulatory requirements than cable television systems. To date, the ability of wireless cable services to compete with cable television systems has been limited by channel capacity (35-channel maximum) and the need for unobstructed line-of-sight over-the-air transmission. Although relatively few wireless cable systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The use of digital compression technology may enable wireless cable systems to deliver more channels.

     Private cable television systems compete for service to condominiums, apartment complexes and certain other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television ("SMATV") systems, often enter into exclusive agreements with apartment building owners or homeowners' associations which preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas upon nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to the terms and conditions of access to those easements. There have been conflicting judicial decisions interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property. Under the 1996 Telecom Act, SMATV systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights-of-way.

     The FCC has initiated a new interactive television service which will permit non-video transmission of information between an individual's home and entertainment and information service providers. This service will provide an alternative means for DBS systems and other video programming distributors, including

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

television stations, to initiate the new interactive television services. This service may also be used by the cable television industry.

     The FCC has allocated spectrum in the 28 GHz range for a new multichannel wireless service that can be used to provide video and telecommunications services. The FCC is in the process of awarding licenses to use this spectrum via a market-by-market auction. It cannot be predicted at this time whether such a service will have a material impact on the operations of cable television systems.

     The 1996 Telecom Act eliminates the restriction against ownership and operation of cable systems by local telephone companies within their local exchange service areas. Telephone companies are now free to enter the retail video distribution business through any means, such as DBS, wireless cable, SMATV or as traditional franchised cable system operators. Alternatively, the 1996 Telecom Act authorizes local telephone companies to operate "open video systems" without obtaining a local cable franchise, although telephone companies operating such systems can be required to make payments to local governmental bodies in lieu of cable franchise fees. Up to two-thirds of the channel capacity on an "open video system" must be available to programmers unaffiliated with the local telephone company. The open video system concept replaces the FCC's video dialtone rules. The 1996 Telecom Act also includes numerous provisions designed to make it easier for cable operators and others to compete directly with local exchange telephone carriers.

     The cable television industry competes with radio, television, print media and the Internet for advertising revenues. As the cable television industry continues to develop programming designed specifically for distribution by cable, advertising revenues may increase. Premium programming provided by cable systems is subject to the same competitive factors which exist for other programming discussed above. The continued profitability of premium services may depend largely upon the continued availability of attractive programming at competitive prices.

     Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the competitive effect that ongoing or future developments might have on the cable industry. See "Legislation and Regulation."

                           LEGISLATION AND REGULATION

     The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past materially affected, and may in the future materially affect, the Partnership and the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws. The Partnership believes that the regulation of its industry remains a matter of interest to Congress, the FCC and other regulatory authorities. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on the Partnership.

FEDERAL REGULATION

     The primary federal statute dealing with the regulation of the cable television industry is the Communications Act of 1934 (the "Communications Act"), as amended. The three principal amendments to the Communications Act that shaped the existing regulatory framework for the cable television industry were the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act.

     The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations to implement the provisions contained in the Communications Act. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. A brief summary of certain of these federal regulations as adopted to date follows.

  Rate Regulation

     The 1992 Cable Act replaced the FCC's previous standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that resulted in nearly all cable television systems becoming subject to local rate regulation of basic service. The 1996 Telecom Act expanded the definition of effective competition to include situations where a local telephone company or its affiliate, or any multichannel video provider using telephone company facilities, offers comparable video service by any means except DBS. A finding of effective competition exempts both basic and nonbasic tiers from regulation. Additionally, the 1992 Cable Act required the FCC to adopt a formula, enforceable by franchising authorities, to assure that basic cable rates are reasonable; allowed the FCC to review rates for nonbasic service tiers (other than per-channel or per-program services) in response to complaints filed by franchising authorities and/or cable customers; prohibited cable television systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; required the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allowed the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The 1996 Telecom Act limits the class of complainants regarding nonbasic tier rates to franchising authorities only and ends FCC regulation of nonbasic tier rates on March 31, 1999. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, Congress and the FCC can be expected to explore additional methods of addressing this issue, including deferral or repeal of the March 31, 1999 sunset of CPST rate regulations and legislation recently was introduced in Congress to repeal the sunset provision.

     The FCC's regulations contain standards for the regulation of basic and nonbasic cable service rates (other than per-channel or per-program services). Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates which exceed the maximum permitted level for either basic and/or nonbasic cable services and associated equipment, and refunds can be required. The rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and nonbasic service rates. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels. In addition, new product tiers consisting of services new to the cable system can be created free of rate regulation as long as certain conditions are met such as not moving services from existing tiers to the new tier. These provisions currently provide limited benefit to the Partnership's systems due to the lack of channel capacity previously discussed. There is also a streamlined cost-of-service methodology available to justify a rate increase on basic and regulated nonbasic tiers for "significant" system rebuilds or upgrades.

     Franchising authorities have become certified by the FCC to regulate the rates charged by the Partnership for basic cable service and for associated basic cable service equipment.

     The Partnership has adjusted its regulated programming service rates and related equipment and installation charges in a majority of its service areas so as to bring these rates and charges into compliance with the applicable benchmark or equipment and installation cost levels.

     FCC regulations adopted pursuant to the 1992 Cable Act require cable systems to permit customers to purchase video programming on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002.

  Carriage of Broadcast Television Signals

     The 1992 Cable Act adopted new television station carriage requirements. These rules allow commercial television broadcast stations which are "local" to a cable system, i.e., the system is located in the station's Area of Dominant Influence, to elect every three years whether to require the cable system to carry the station, subject to certain exceptions, or whether the cable system will have to negotiate for "retransmission consent" to carry the station. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of: (i) a 50 mile radius from the station's city of license; or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems will have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," i.e., commercial satellite-delivered independent stations such as WGN. The Partnership has thus far not been required to pay cash compensation to broadcasters for retransmission consent or been required by broadcasters to remove broadcast stations from the cable television channel line-ups. The Partnership has, however, agreed to carry some services in specified markets pursuant to retransmission consent arrangements which it believes are comparable to those entered into by most other large cable operators, and for which it pays monthly fees to the service providers, as it does with other satellite providers. The second election between must-carry and retransmission consent for local commercial television broadcast stations was October 1, 1996, and the Partnership has agreed to carry one new service in specified markets pursuant to these retransmission consent arrangements. The next election between must-carry and retransmission consent for local commercial television broadcast stations will be October 1, 1999.

  Nonduplication of Network Programming

     Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of certain lower priority distant stations affiliated with the same network as the local station.

  Deletion of Syndicated Programming

     FCC regulations enable television broadcast stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable system to delete or "black out" such programming from other television stations which are carried by the cable system. The extent of such deletions will vary from market to market and cannot be predicted with certainty. However, it is possible that such deletions could be substantial and could lead the cable operator to drop a distant signal in its entirety.

  Program Access

     The 1992 Cable Act contains provisions that are intended to foster the development of competition to traditional cable systems by regulating the access of competing video providers to vertically integrated, satellite-distributed cable programming services. The FCC has commenced a rulemaking proceeding to seek comment on proposed modifications to its existing rules implementing the statute, including: (1) establishing specific deadlines for resolving program access complaints; (2) improving the discovery process, such as requiring the disclosure of the rates that vertically integrated programmers charge cable operators; (3) imposing monetary damages for program access violations; (4) possibly applying the program access rules to certain situations in which programming is moved from satellite delivery to terrestrial delivery; and (5) revising the manner in which the rules apply to program buying cooperatives. It is not clear to what extent, if any, the provisions of the 1992 Cable Act cover programming distributed by means other than satellite or by programmers unaffiliated with multiple system operators. Legislation also is expected to be introduced shortly in Congress to strengthen the program access provisions of the 1992 Cable Act.

  Franchise Fees

     Franchising authorities may impose franchise fees, but such payments cannot exceed 5% of a cable system's annual gross revenues. Under the 1996 Telecom Act, franchising authorities may not exact franchise fees from revenues derived from telecommunications services.

  Renewal of Franchises

     The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

     The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce his renewal rights which could make it easier in some cases for a franchising authority to deny renewal. While a cable operator must still submit its request to commence renewal proceedings within thirty to thirty-six months prior to franchise expiration to invoke the formal renewal process, the request must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. The four-month period for the franchising authority to grant or deny the renewal now runs from the submission of the renewal proposal, not the completion of the public proceeding. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. For alleged franchise violations occurring after December 29, 1984, franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. Rather, the franchising authority is estopped if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be "harmless error."

  Channel Set-Asides

     The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC. The FCC has recently changed the formula in order to produce lower rates and thereby encourage the use of leased access.

  Competing Franchises

     The 1992 Cable Act prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises.

  Ownership

     The 1996 Telecom Act repealed the 1984 Cable Act's prohibition against local exchange telephone companies ("LECs") providing video programming directly to customers within their local telephone exchange service areas. However, with certain limited exceptions, a LEC may not acquire more than a 10% equity interest in an existing cable system operating within the LEC's service area. The 1996 Telecom Act also authorized LECs and others to operate "open video systems" without obtaining a local cable franchise. See "Competition."

     The 1984 Cable Act and the FCC's rules prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour (a measure of a television station's signal strength as defined by the FCC's rules) covers any portion of the community served by the cable system. The 1996 Telecom Act eliminates the statutory ban and directs the FCC to review its rule within two years. Finally, in order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and wireless cable facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located SMATV systems. Permitted arrangements in effect as of October 5, 1992 are grandfathered. The 1996 Telecom Act exempts cable systems facing effective competition from the wireless cable and SMATV restriction. In addition, a cable operator can purchase a SMATV system serving the same area and technically integrate it into the cable system. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems.

     Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from a U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

     The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the entity which owns the cable system has an attributable interest. The limit is 40% of the first 75 activated channels.

     The FCC also recently commenced a rulemaking proceeding to examine, among other issues, whether any limitations on cable-DBS cross-ownership are warranted in order to prevent anticompetitive conduct in the video services market.

  Franchise Transfers

     The 1992 Cable Act requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

  Technical Requirements

     The FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which are in conflict with or more restrictive than those established by the FCC. Those standards are applicable to all classes of channels which carry downstream National Television System Committee (NTSC) video programming. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. Periodic testing by cable operators for compliance with the technical standards and signal leakage limits is required and an annual filing of the results of these measurements is required. The 1992 Cable Act requires the FCC to periodically update its technical standards to take into account changes in technology. Under the 1996 Telecom Act, local franchising authorities may not prohibit, condition or restrict a cable system's use of any type of subscriber equipment or transmission technology.

     The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable systems and consumer electronics equipment. Among other things, these regulations, inter alia, generally prohibit cable operators from scrambling their basic service tier. The 1996 Telecom Act directs the FCC to set only minimal standards to assure compatibility between television sets, VCRs and cable systems, and to rely on the marketplace. The FCC must adopt rules to assure the competitive availability to consumers of customer premises equipment, such as converters, used to access the services offered by cable systems and other multichannel video programming distributors.

  Pole Attachments

     The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles unless state public service commissions are able to demonstrate that they regulate the rates, terms and conditions of cable television pole attachments. The state of Utah where the Partnership operates a cable system has certified to the FCC that it regulates the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised. As directed by the 1996 Telecom Act, the FCC has adopted a new rate formula for any attaching party, including cable systems, which offer telecommunications services. This new formula will result in significantly higher attachment rates for cable systems which choose to offer such services, but does not begin to take effect until 2001.

  Other Matters

     Other matters subject to FCC regulation include certain restrictions on a cable system's carriage of local sports programming; rules governing political broadcasts; customer service standards; obscenity and indecency; home wiring; EEO; privacy; closed captioning; sponsorship identification; system registration; and limitations on advertising contained in nonbroadcast children's programming.

  Copyright

     Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations. Any future adjustment to the copyright royalty rates will be done through an arbitration process supervised by the U.S. Copyright Office.

     Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for overpayment of copyright fees.

     Copyrighted music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and basic cable networks (such as USA Network) is licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. As a result of extensive litigation, both ASCAP and BMI now offer "through to the viewer" licenses to the cable networks which cover the retransmission of the cable networks' programming by cable systems to their customers.

     Copyrighted music performed by cable systems themselves, e.g., on local origination channels or in advertisements inserted locally on cable networks, must also be licensed. Cable industry negotiations with ASCAP, BMI and SESAC, Inc. (a third and smaller performing rights organization) are in progress.

LOCAL REGULATION

     Because a cable television system uses local streets and rights-of-way, cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protections, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided. The 1996 Telecom Act prohibits a franchising authority from either requiring or limiting a cable operator's provision of telecommunications services.

     The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system operator and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the area of customer service and rate regulation. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry can be predicted at this time.

ITEM 2. PROPERTIES

     The Partnership owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices, and owns or leases its service vehicles. The Partnership believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Partnership's business operations.

     The Partnership owns substantially all of the assets related to its cable television operations, including its program production equipment, headend (towers, antennae, electronic equipment and satellite earth stations), cable plant (distribution equipment, amplifiers, customer drops and hardware), converters, test equipment and tools and maintenance equipment.

ITEM 3.        LEGAL PROCEEDINGS

     The Partnership is periodically a party to various legal proceedings. Such legal proceedings are ordinary and routine litigation proceedings that are incidental to the Partnership's business and management believes that the outcome of all pending legal proceedings will not, in the aggregate, have a material adverse effect on the financial condition of the Partnership.

ITEM 4.        SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S EQUITY SECURITIES AND RELATED SECURITYHOLDER MATTERS

LIQUIDITY

     While the Partnership's equity securities, which consist of units of limited partnership interests, are publicly held, there is no established public trading market for the units and it is not expected that a market will develop in the future. The approximate number of equity security holders of record was 1,004 as of December 31, 1997. In addition to restrictions on the transferability of units contained in the partnership agreement, the transferability of units may be affected by restrictions on resales imposed by federal or state law.

DISTRIBUTIONS

     The amended Partnership Agreement generally provides that all cash distributions, as defined, be allocated 1% to the general partners and 99% to the limited partners until the limited partners have received aggregate cash distributions equal to their original capital contributions. The Partnership Agreement also provides that all Partnership operating profits be allocated to the partners in the same proportion as cash flow distributions are made. However, even after the limited partners have received cash flow equal to their initial investment, the general partners will only receive a 1% distribution of proceeds from a disposition or refinancing of a system until the limited partners have received an annual simple interest return of at least 8% of their initial investment less any distributions from previous dispositions or refinancing of systems. Thereafter, proceeds from a disposition or refinancing of a system shall be distributed 80% to the limited partners and 20% to the general partners. Gains from dispositions of systems are first allocated in the same manner as the proceeds from such dispositions. This occurs until the dispositions result in the aggregate fair market value of the Partnership's remaining system(s) being less than or equal to 50% of the aggregate contributions to the capital of the Partnership by the partners. Once this level of dispositions has occurred, gain is allocated to the partners so that distributions upon liquidation of the Partnership in accordance with capital account balances will result in the same amounts being distributed to the partners as if distributions were made in the same manner as they are prior to a liquidation.

     Any losses, whether resulting from operations or the sale or disposition of a system, are allocated 99% to the limited partners and 1% to the general partners until the limited partners' capital account balances are equal to or less than zero. Thereafter, all losses are allocated to the Corporate General Partner.

     Upon dissolution of the Partnership, distributions are to be made to the partners in accordance with their capital account balances. No partners other than general partners shall be obligated to restore any negative capital account balance existing upon dissolution of a partnership. All allocations to individual limited partners will be based on their respective limited partnership ownership interests.

     The policy of the Corporate General Partner (although there is no contractual obligation to do so) is to cause the Partnership to make cash distributions on a monthly basis throughout the operational life of the Partnership, assuming the availability of sufficient cash flow from Partnership operations. The amount of such distributions, if any, will vary from month to month depending upon the Partnership's results of operations and the Corporate General Partner's determination of whether otherwise available funds are needed for the Partnership's ongoing working capital and other liquidity requirements. On February 22, 1994, the FCC announced significant amendments to its rules implementing certain provisions of the 1992 Cable Act. Compliance with these rules has had a negative impact on the Partnership's revenues and cash flow.

     The Partnership began making periodic cash distributions from operations in January 1990 and discontinued distributions in July 1994. No distributions were made during 1995, 1996 and 1997.

     The Partnership's ability to pay distributions, the actual level of distributions and the continuance of distributions, if any, will depend on a number of factors, including the amount of cash flow from operations, projected capital expenditures, provision for contingent liabilities, availability of bank financing, regulatory or legislative developments governing the cable television industry, and growth in customers. Some of these factors are beyond the control of the Partnership, and consequently, no assurance can be given regarding the level or timing of future distributions, if any. The Partnership's new Facility does not restrict the payment of distributions to partners unless an event of default exists thereunder or the Maximum Leverage Ratio, as defined, is greater than 4 to 1. However, due to the Partnership's pending rebuild requirements, management does not anticipate paying distributions at any time in the foreseeable future. See
Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ITEM 6.         SELECTED FINANCIAL DATA

     Set forth below is selected financial data of the Partnership for the five years ended December 31, 1997. This data should be read in conjunction with the Partnership's financial statements included in Item 8 hereof and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Item 7.

                                                    Year Ended December 31,
                              -------------------------------------------------------------------
                                 1993          1994          1995          1996          1997
                              -----------   -----------   -----------   -----------   -----------
OPERATIONS STATEMENT DATA
  Revenues..................  $ 1,797,000   $ 2,007,800   $ 2,211,900   $ 2,524,700   $ 2,917,600
  Costs and expenses........   (1,167,800)   (1,293,600)   (1,291,200)   (1,461,100)   (1,675,100)
  Depreciation and
     amortization...........     (915,200)   (1,004,200)     (976,400)   (1,054,200)   (1,118,800)
                              -----------   -----------   -----------   -----------   -----------
  Operating income (loss)...     (286,000)     (290,000)      (55,700)        9,400       123,700
  Interest expense..........     (150,500)     (161,300)     (195,400)     (147,700)     (140,800)
  Interest income...........        5,200         1,500         4,300         8,000        11,600
                              -----------   -----------   -----------   -----------   -----------
  Net loss..................  $  (431,300)  $  (449,800)  $  (246,800)  $  (130,300)  $    (5,500)
                              ===========   ===========   ===========   ===========   ===========
  Distributions to
     partners...............  $   443,900   $   259,000   $        --   $        --   $        --
                              ===========   ===========   ===========   ===========   ===========
PER UNIT OF LIMITED
  PARTNERSHIP INTEREST:
  Net loss..................  $    (11.66)  $    (12.16)  $     (6.67)  $     (3.52)  $     (0.15)
                              ===========   ===========   ===========   ===========   ===========
  Distributions.............  $     12.00   $      7.00   $        --   $        --   $        --
                              ===========   ===========   ===========   ===========   ===========
OTHER OPERATING DATA
  Net cash provided by
     operating activities...  $   495,600   $   532,900   $   408,700   $   957,000   $ 1,379,800
  Net cash used in investing
     activities.............     (582,500)     (447,900)     (548,100)     (700,100)     (604,800)
  Net cash provided by (used
     in) financing
     activities.............      165,300       (47,900)      (13,900)       56,800      (823,700)
  EBITDA(1).................      629,200       714,200       920,700     1,063,600     1,242,500
  EBITDA to revenues........         35.0%         35.6%         41.6%         42.1%         42.6%
  Total debt to EBITDA......          3.2x          2.7x          1.8x          1.2x          1.4x
  Capital expenditures......  $   578,500   $   438,400   $   526,700   $   673,300   $   577,200

                                                         As Of December 31,
                                   --------------------------------------------------------------
                                      1993         1994         1995         1996         1997
                                   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
  Total assets...................  $7,539,800   $7,027,700   $6,765,700   $6,656,500   $5,894,700
  Total debt.....................   2,013,200    1,907,500    1,630,700    1,288,400    1,750,000
  General partners' deficit......     (26,300)     (33,400)     (35,900)     (37,200)     (37,300)
  Limited partners' capital......   4,655,600    3,953,900    3,709,600    3,580,600    3,575,200

---------------
(1) EBITDA is calculated as operating income before depreciation and amortization. Based on its experience in the cable television industry, the Partnership believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. In addition, the covenants in the primary debt instrument of the Partnership use EBITDA-derived calculations as a measure of financial performance. EBITDA is not a measurement determined under GAAP and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income, as an indicator of the Partnership's financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the Partnership's definition of EBITDA may not be identical to similarly titled measures used by other companies.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The 1992 Cable Act required the FCC to, among other things, implement extensive regulation of the rates charged by cable television systems for basic and programming service tiers, installation, and customer premises equipment leasing. Compliance with those rate regulations has had a negative impact on the Partnership's revenues and cash flow. The 1996 Telecom Act substantially changed the competitive and regulatory environment for cable television and telecommunications service providers. Among other changes, the 1996 Telecom Act provides that the regulation of CPST rates will be phased out altogether in 1999. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, the Partnership expects Congress and the FCC to explore additional methods of regulating cable service rate increases, including deferral or repeal of the March 31, 1999 sunset of CPST rate regulations and legislation recently was introduced in Congress to repeal the sunset provision. There can be no assurance as to what, if any, further action may be taken by the FCC, Congress or any other regulatory authority or court, or the effect thereof on the Partnership's business. Accordingly, the Partnership's historical financial results as described below are not necessarily indicative of future performance.

     This Report includes certain forward looking statements regarding, among other things, future results of operations, regulatory requirements, competition, capital needs and general business conditions applicable to the Partnership. Such forward looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes and the rapid developments in the competitive environment facing cable television operators such as the Partnership, as discussed more fully elsewhere in this Report.

RESULTS OF OPERATIONS

  1997 Compared to 1996

     The Partnership's revenues increased from $2,524,700 to $2,917,600, or by 15.6%, for the year ended December 31, 1997 as compared to 1996. Of the $392,900 increase, $188,300 was due to increases in regulated service rates that were implemented by the Partnership in the second and fourth quarters of 1996 and the fourth quarter of 1997, $125,900 was due to increases in the number of subscriptions for basic, premium and tier services, $46,100 was due to increases in other revenue producing items including advertising sales revenue and $32,600 was due to the July 1, 1996 restructuring of The Disney Channel from a premium channel to a tier channel. As of December 31, 1997, the Partnership had approximately 7,200 basic subscribers and 2,000 premium service units.

     Service costs increased from $825,200 to $976,600, or by 18.3%, for the year ended December 31, 1997 as compared to 1996. Service costs represent costs directly attributable to providing cable services to customers. Programming fees accounted for the majority of the increase. The increase was also due to increases in franchise fees, personnel costs, pole rent expense and copyright fees. The increase in programming fees was primarily due to higher rates charged by program suppliers and increases in the number of subscriptions for services. Franchise fees and copyright fees increased in direct relation to increased revenues as described above. Personnel costs charged to the Partnership by affiliates increased due to staff additions and wage increases, while pole rent expense increased due to extensions of the Partnership's systems to pass new serviceable homes in their franchise areas.

     General and administrative expenses increased from $404,500 to $430,700, or by 6.5%, for the year ended December 31, 1997 as compared to 1996, primarily due to an increase in bad debt expense and personnel costs charged to the Partnership by affiliates.

     Management fees and reimbursed expenses increased from $231,400 to $267,800, or by 15.7%, for the year ended December 31, 1997 as compared to 1996. Management fees increased in direct relation to increased revenues as described above and reimbursed expenses increased primarily due to higher allocated personnel costs resulting from staff additions and wage increases.

     Depreciation and amortization expense increased from $1,054,200 to $1,118,800, or by 6.1%, for the year ended December 31, 1997 as compared to 1996, primarily due to a reduction in the estimated remaining life of existing plant, which must be rebuilt by 1999 as required by two franchise agreements.

     Operating income increased from $9,400 to $123,700 for the year ended December 31, 1997 as compared to 1996, primarily due to increases in revenues as described above.

     Interest expense, net of interest income, decreased from $139,700 to $129,200, or by 7.5%, for the year ended December 31, 1997 as compared to 1996, primarily due to a decrease in average borrowings.

     Due to the factors described above, the Partnership's net loss decreased from $130,300 to $5,500, or by 95.8%, for the year ended December 31, 1997 as compared to 1996.

     EBITDA is calculated as operating income before depreciation and amortization. See footnote 1 to "Selected Financial Data." EBITDA as a percentage of revenues increased from 42.1% during 1996 to 42.6% in 1997. The increase was primarily caused by increased revenues. EBITDA increased from $1,063,600 to $1,242,500, or by 16.8%, as a result.

  1996 Compared to 1995

     The Partnership's revenues increased from $2,211,900 to $2,524,700, or by 14.1%, for the year ended December 31, 1996 as compared to 1995. Of the $312,800 increase, $154,600 was due to increases in the number of subscriptions for basic and premium services, $126,300 was due to increases in regulated service rates that were implemented by the Partnership in the second and fourth quarters of 1996, $29,200 was due to the July 1, 1996 restructuring of The Disney Channel from a premium channel to a tier channel and $2,700 was due to increases in other revenue producing items. As of December 31, 1996, the Partnership had approximately 7,000 basic subscribers and 2,100 premium service units.

     Service costs increased from $705,000 to $825,200, or by 17.0%, for the year ended December 31, 1996 as compared to 1995. Service costs represent costs directly attributable to providing cable services to customers. Programming fees, property taxes, franchise fees and copyright fees accounted for the majority of the increase. The increase in programming fees was primarily due to higher rates charged by program suppliers and increases in the number of subscriptions for service. The increase in property taxes was due to non-recurring credits taken against expense in the second quarter of 1995 to adjust estimated property taxes to reflect actual tax assessments in Georgia.

     General and administrative expenses increased from $383,500 to $404,500, or by 5.5%, for the year ended December 31, 1996 as compared to 1995, primarily due to an increase in bad debt expense and compliance costs associated with reregulation by the FCC. A decrease in capitalization of labor and overhead costs also accounted for the increase for the year.

     Management fees and reimbursed expenses increased from $202,700 to $231,400, or by 14.2%, for the year ended December 31, 1996 as compared to 1995. Management fees increased in direct relation to increased revenues as described above. Reimbursed expenses increased primarily due to higher allocated personnel costs, rent expense, dues and subscription expense, professional service fees and compliance costs associated with reregulation by the FCC.

     Depreciation and amortization expense increased from $976,400 to $1,054,200, or by 8.0%, for the year ended December 31, 1996 as compared to 1995, primarily due to a reduction in the estimated remaining life of existing plant which will be rebuilt in 1998 and 1999. The increase in depreciation was partially offset by decreased amortization expense due to the effect of certain intangible assets becoming fully amortized in December 1995.

     The Partnership generated operating income of $9,400 for the year ended December 31, 1996 as compared to an operating loss of $55,700 in 1995, primarily due to increases in revenues as described above.

     Interest expense, net of interest income, decreased from $191,100 to $139,700, or by 26.9%, for the year ended December 31, 1996 as compared to 1995 primarily due to lower average interest rates and due to a decrease in average borrowings.

     Due to the factors described above, the Partnership's net loss decreased from $246,800 to $130,300, or by 47.2%, for the year ended December 31, 1996 as compared to 1995.

     EBITDA is calculated as operating income before depreciation and amortization. See footnote 1 to "Selected Financial Data." EBITDA as a percentage of revenues increased from 41.6% during 1995 to 42.1% in 1996. The increase was primarily caused by increased revenues. EBITDA increased from $920,700 to $1,063,600, or by 15.5%, as a result.

  Distributions to Partners

     As provided in the partnership agreement, distributions to partners are funded from such amounts after providing for working capital and other liquidity requirements including debt service and capital expenditures not otherwise funded by borrowings. The Partnership discontinued distributions to partners in July 1994 due to liquidity requirements and financial market conditions. The Partnership's new credit Facility does not restrict the payment of distributions unless an event of default exists thereunder or the Maximum Leverage Ratio, as defined, is greater than 4 to 1.

LIQUIDITY AND CAPITAL RESOURCES

     The Partnership's primary objective, having invested its net offering proceeds in cable systems, is to distribute to its partners all available cash flow from operations and proceeds from the sale of cable systems, if any, after providing for expenses, debt service and capital requirements relating to the expansion, improvement and upgrade of its cable systems. In general, these requirements involve expansion, improvement and upgrade of the Partnership's existing cable systems.

     As of the date of this Report, substantially all of the available channel capacity in the Partnership's systems is being utilized and each of such systems requires upgrading. The desired upgrade program is presently estimated to require aggregate capital expenditures of approximately $7.5 million. These upgrades cover seven franchise areas in Georgia and are currently required in two existing franchise agreements. The cost to upgrade the two franchise areas is estimated to be approximately $1.9 million and must be completed by February 1999. Three of the remaining five franchise agreements are under negotiation for renewal. Capital expenditures amounted to $577,200 during 1997.

     Funding upgrade capital expenditures beyond 1997, however, will require new sources of capital. In an effort to obtain the necessary capital, the Corporate General Partner had engaged in discussions with a number of possible financing sources regarding the availability and terms of a replacement bank facility for the Partnership. These discussions were not successful. The Corporate General Partner was generally advised that an individual facility of the size needed by the Partnership is too small to interest most banks which lend to the cable television industry. Accordingly, on June 6, 1997, the Corporate General Partner and an affiliated partnership formed Enstar Finance Company, LLC ("EFC"). On September 30, 1997, EFC obtained a secured bank facility of $35 million from two agent banks in order to obtain funds that would in turn be advanced to the Partnership and certain of the other partnerships managed by the Corporate General Partner. The Partnership entered into a loan agreement with EFC for a revolving loan facility of $2,528,900 of which $1,750,000 was advanced to the Partnership at closing. Such funds together with available cash were used to repay the Partnership's previous note payable balance of $1,077,100 and related interest expense, deferred management fees and reimbursed expenses of $387,500 due the Corporate General Partner and deferred programming fees of $408,000 owed to an affiliated partnership.

     Based on discussions with prospective lenders, the Corporate General Partner believes that this structure provides capital to the Partnership on terms more favorable than could be obtained on a "stand-alone" basis. Advances by EFC under its partnership loan facilities are independently collateralized by the individual partnership borrowers so that no partnership is liable for advances made to other partnerships. The

Partnership's Facility will mature on August 31, 2001, at which time all funds previously advanced will be due in full. Borrowings bear interest at the lender's base rate (8.5% at December 31, 1997), as defined, plus 0.625%, or at an offshore rate, as defined, plus 1.875%. The Partnership is permitted to prepay amounts outstanding under the Facility at any time without penalty, and is able to reborrow throughout the term of the Facility up to the maximum commitment then available so long as no event of default exists. If the Partnership has "excess cash flow" (as defined in its loan agreement) and has leverage, as defined, in excess of 4.25 to 1, or receives proceeds from sales of its assets in excess of a specified amount, the Partnership is required to make mandatory prepayments under the Facility. Such prepayments permanently reduce the maximum commitment under the Facility. The Partnership is also required to pay a commitment fee of 0.5% per annum on the unused portion of its Facility, and an annual administrative fee. At closing, the Partnership paid to EFC a $25,700 facility fee. This represented the Partnership's pro rata portion of a similar fee paid by EFC to its lenders.

     The Facility contains certain financial tests and other covenants including, among others, restrictions on incurrence of indebtedness, investments, sales of assets, acquisitions and other covenants, defaults and conditions. The Corporate General Partner believes the Partnership was in compliance with the covenants at December 31, 1997.

     The Facility does not restrict the payment of distributions to partners unless an event of default exists thereunder or the Maximum Leverage Ratio, as defined, is greater than 4 to 1. As previously disclosed, however, in response to the FCC's amended rate regulation rules and the Partnership's capital expenditure requirements, distributions to Unitholders were discontinued in July 1994. As stated at the time of the announcement of this decision, management believes that it is critical for the Partnership to preserve its liquidity though the retention of cash. As a result, and because of the pending system upgrade requirements discussed above, the Partnership does not anticipate paying distributions at any time in the foreseeable future.

     The Corporate General Partner contributed $244,600 of its $632,100 receivable balance from the Partnership for past due management fees and reimbursed expenses as an equity contribution to EFC. As a result, this balance was not repaid on September 30, 1997 and remains an outstanding obligation of the Partnership.

     The Partnership has relatively little borrowing capacity remaining under the Facility and would require additional sources of capital to undertake its upgrade program. The partnership agreement, however, contains certain limitations on the Partnership's indebtedness. The partnership agreement provides that without the approval of a majority of interests of limited partners, the Partnership may not incur any borrowings unless the amount of such borrowings together with all outstanding borrowings does not exceed 33% of the original capital raised by the Partnership, or a maximum of $3,052,500 permitted debt outstanding. In order to obtain the appropriate amount of capital to upgrade the Partnership's systems as discussed above, this provision of the partnership agreement would need to be amended to increase the Partnership's leverage. There can be no assurance that the Partnership will be able to effect such an amendment to the partnership agreement, nor that it will seek to do so. The Corporate General Partner has concluded that the Partnership is not able to obtain the necessary capital to complete its franchise required upgrades and, accordingly, has initiated discussions with a business broker to sell the assets of the Partnership. However, there can be no assurance that these systems can be sold in the near term at an acceptable price, if at all. The Corporate General Partner or its affiliates may purchase the Partnership's cable systems depending upon the offers received from prospective outside buyers. Any such sale would require the consent of the holders of a majority of the Partnership's limited partnership units and, if such sale were to the Corporate General Partner or an affiliate thereof, would require an amendment to the partnership agreement.

     Beginning in August 1997, the Corporate General Partner elected to self-insure the Partnership's cable distribution plant and subscriber connections against property damage as well as possible business interruptions caused by such damage. The decision to self-insure was made due to significant increases in the cost of insurance coverage and decreases in the amount of insurance coverage available.

     While the Corporate General Partner has made the election to self-insure for these risks based upon a comparison of historical damage sustained over the past five years with the cost and amount of insurance currently available, there can be no assurance that future self-insured losses will not exceed prior costs of maintaining insurance for these risks. Approximately 90% of the Partnership's subscribers are served by its system in Villa Rica, Georgia and neighboring communities. Significant damage to the system due to seasonal weather conditions or other events could have a material adverse effect on the Partnership's liquidity and cash flows. The Partnership continues to purchase insurance coverage in amounts its management views as appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

     The "Year 2000" issue refers to certain contingencies that could result from computer programs being written using two digits rather than four to define the year. Many existing computer systems, including certain of the Partnership's systems, process transactions based on two digits for the year of the transaction (for example, "97" for 1997). These computer systems may not operate effectively when the last two digits become "00," as will occur on January 1, 2000.

     The Corporate General Partner has commenced an assessment of its Year 2000 business risks and its exposure to computer systems, to operating equipment which is date sensitive and to its vendors and service providers. Based on a preliminary study, the Corporate General Partner has concluded that certain of its information systems were not Year 2000 compliant and has elected to replace such software and hardware with Year 2000 compliant applications and equipment, although the decision to replace major portions of such software and hardware had previously been made without regard to the Year 2000 issue based on operating and performance criteria. The Corporate General Partner expects to install substantially all of the new systems in 1998, with the remaining systems to be installed in the first half of 1999. The total anticipated cost, including replacement software and hardware, will be borne by FHGLP.

     In addition to evaluating its internal systems, the Corporate General Partner has also initiated communications with its third party vendors and service suppliers to determine the extent to which the Partnership's interface systems are vulnerable should those third parties fail to solve their own Year 2000 problems on a timely basis. There can be no assurance that the systems of other companies on which the Partnership's systems rely will be timely converted and that the failure to do so would not have an adverse impact on the Partnership's systems. The Partnership continues to closely monitor developments with its vendors and service suppliers.

  1997 vs. 1996

     Cash provided by operating activities increased by $422,800 from $957,000 to $1,379,800 for the year ended December 31, 1997 as compared to 1996. Cash increased by $139,400 from the collection of receivable balances, including an insurance settlement for storm damage to the Partnership's Georgia cable systems. Changes in prepaid expenses and accounts payable provided $88,600 more cash due to differences in the timing of payments.

     The Partnership used $95,300 less cash in investing activities during 1997 than in 1996 primarily due to a decrease of $96,100 in expenditures for tangible assets. Financing activities used $880,500 more cash in 1997 than in 1996. The Partnership used $1,652,800 more cash to pay previously deferred amounts owed to the Corporate General Partner and Falcon Cablevision. The Partnership also used $946,200 more cash to repay debt under its previous credit facility and $31,500 more cash for the payment of deferred loan costs related to the new Facility. Borrowings of $1,750,000 under the new Facility partially offset increased uses of cash for financing activities during 1997.

  1996 vs. 1995

     Cash provided by operating activities increased by $548,300 from $408,700 to $957,000 for the year ended December 31, 1996 as compared to 1995. This increase was primarily due to a $387,900 reduction in receivable balances that resulted, in part, from an insurance settlement for storm damage to the Partnership's Georgia cable systems. The Partnership used $4,400 less cash for the payment of prepaid expenses and $34,400 more cash in the payment of liabilities owed to third party creditors due to the differences in the timing of payments.

     The Partnership used $152,000 more cash in investing activities during 1996 than in 1995 due to increases of $146,600 in expenditures for tangible assets and $5,700 for intangible assets. Financing activities provided $70,700 more cash in 1996 than in 1995 primarily due to a $136,200 increase in the deferral of payments owed to the Corporate General Partner for management fees and reimbursed expenses. The increase in cash was partially offset by a $65,400 increase in debt repayments.

NEW ACCOUNTING PRONOUNCEMENT

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities." The new standard, which becomes effective for the Partnership on January 1, 1999, requires costs of start-up activities to be expensed as incurred. The Partnership believes that adoption of this standard will not have a material impact on the Partnership's financial position or results of operations.

INFLATION

     Certain of the Partnership's expenses, such as those for equipment repair and replacement, billing and marketing generally increase with inflation. However, the Partnership does not believe that its financial results have been, or will be, adversely affected by inflation in a material way, provided that it is able to increase its service rates periodically, of which there can be no assurance. See "Legislation and Regulation."

ITEM 8.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements and related financial information required to be filed hereunder are indexed on Page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The General Partners of the Partnership may be considered, for certain purposes, the functional equivalents of directors and executive officers. The Corporate General Partner is Enstar Communications Corporation, and Robert T. Graff, Jr. is the Individual General Partner. As part of Falcon Cablevision's September 30, 1988 acquisition of the Corporate General Partner, Falcon Cablevision received an option to acquire Mr. Graff's interest as Individual General Partner of the Partnership and other affiliated cable limited partnerships that he previously co-sponsored with the Corporate General Partner, and Mr. Graff received the right to cause Falcon Cablevision to acquire such interests. These arrangements were modified and extended in an amendment dated September 10, 1993 pursuant to which, among other things, the Corporate General Partner obtained the option to acquire Mr. Graff's interest in lieu of the purchase right described above which was originally granted to Falcon Cablevision. Since its incorporation in Georgia in 1982, the Corporate General Partner has been engaged in the cable/telecommunications business, both as a general partner of 15 limited partnerships formed to own and operate cable television systems and through a wholly-owned operating subsidiary. As of December 31, 1997 the Corporate General Partner managed cable television systems with approximately 92,700 basic subscribers.

     Falcon Cablevision was formed in 1984 as a California limited partnership and has been engaged in the ownership and operation of cable television systems since that time. Falcon Cablevision is a wholly-owned subsidiary of FHGLP. FHGI is the sole general partner of FHGLP. FHGLP currently operates cable systems through a series of subsidiaries and also controls the general partners of 15 other limited partnerships which operate under the Enstar name (including the Partnership). Although these limited partnerships are affiliated with FHGLP, their assets are owned by legal entities separate from the Partnership.

     Set forth below is certain general information about the Directors and Executive Officers of the Corporate General Partner:

        NAME                                     POSITION
        ----                                     --------
Marc B. Nathanson      Director, Chairman of the Board and Chief Executive Officer
Frank J. Intiso        Director, President and Chief Operating Officer
Stanley S. Itskowitch  Director, Executive Vice President and General Counsel
Michael K. Menerey     Director, Executive Vice President, Chief Financial Officer
                       and Secretary
Joe A. Johnson         Executive Vice President -- Operations
Thomas J. Hatchell     Executive Vice President -- Operations
Jon W. Lunsford        Executive Vice President -- Finance
Abel C. Crespo         Controller

     MARC B. NATHANSON, 52, has been Chairman of the Board and Chief Executive Officer of FHGI and its predecessors since 1975, and prior to September 19, 1995 also served as President. He has been Chairman of the Board and Chief Executive Officer of Enstar Communications Corporation since October 1988, and also served as its President prior to September 1995. Prior to 1975, Mr. Nathanson was Vice President of Marketing for Teleprompter Corporation, at that time the largest multiple-system cable operator in the United States. He also held executive positions with Warner Cable and Cypress Communications Corporation. He is a former President of the California Cable Television Association and a member of Cable Pioneers. He is currently a Director of the National Cable Television Association ("NCTA"). At the 1986 NCTA convention, Mr. Nathanson was honored by being named the recipient of the Vanguard Award for outstanding contributions to the growth and development of the cable television industry. Mr. Nathanson is a 28-year veteran of the cable television industry. He is a founder of the Cable Television Administration and Marketing Society ("CTAM") and the Southern California Cable Television Association. Mr. Nathanson is also a Director of TV Por Cable Nacional, S.A. de C.V., an Advisory Board Member of TVA, (Brazil) and a Director of GRB Entertainment. Mr. Nathanson is also Chairman of the Board and Chief Executive Officer of Falcon International Communications, LLC ("FIC"). Mr. Nathanson was appointed by President Clinton and confirmed by the U.S. Senate on August 14, 1995 for a three year term on the Board of Governors of International Broadcasting of the United States Information Agency. He also serves on the Board of Radio Free Asia, Radio Free Europe and Radio Liberty. Mr. Nathanson is a trustee of the Annenburg School of Communications at the University of Southern California and a member of the Board of Visitors of the Anderson School of Management at the University of California, Los Angeles ("UCLA"). In addition, he serves on the Board of the UCLA Foundation and the UCLA Center for Communications Policy and is on the Board of Governors of AIDS Project Los Angeles and Cable Positive. Mr. Nathanson received the "Entrepreneur of the Year Award" from Inc. Magazine in 1994.

     FRANK J. INTISO, 51, was appointed President and Chief Operating Officer of FHGI in September 1995, and between 1982 and that date held the positions of Executive Vice President and Chief Operating Officer. He has been President and Chief Operating Officer of Enstar Communications Corporation since September 1995, and between October 1988 and September 1995 held the positions of Executive Vice President and Chief Operating Officer. Mr. Intiso is responsible for the day-to-day operations of all cable television systems under the management of FHGI. Mr. Intiso has a Masters Degree in Business Administration from UCLA, and is a Certified Public Accountant. He serves as chair of the California Cable Television Association, and is on the boards of Cable Advertising Bureau, Cable In The Classroom, Community Antenna Television Association and California Cable Television Association. He is a member of the American Institute of Certified Public Accountants, the American Marketing Association, the American Management Association, and the Southern California Cable Television Association.

     STANLEY S. ITSKOWITCH, 59, has been a Director of FHGI and its predecessors since 1975, and Senior Vice President and General Counsel from 1987 to 1990 and has been Executive Vice President and General Counsel since February 1990. He has been Executive Vice President and General Counsel of Enstar Communications Corporation since October 1988. He has been President and Chief Executive Officer of F.C. Funding, Inc. (formerly Fallek Chemical Company), which is a marketer of chemical products, since 1980. He is a Certified Public Accountant and a former tax partner in the New York office of Touche Ross & Co. (now Deloitte & Touche). He has a J.D. Degree and an L.L.M. Degree in Tax from New York University School of Law. Mr. Itskowitch is also Executive Vice President and General Counsel of FIC.

     MICHAEL K. MENEREY, 46, has been Executive Vice President, Chief Financial Officer and Secretary of FHGI and Enstar Communications Corporation since February 1998. Prior to that time, he had been Chief Financial Officer and Secretary of FHGI and its predecessors since 1984 and of Enstar Communications Corporation since October 1988. Mr. Menerey is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

     JOE A. JOHNSON, 53, has been Executive Vice President -- Operations of FHGI since September 1995. He has been Executive Vice President -- Operations of Enstar Communications Corporation since January 1996. He was a Divisional Vice President of FHGI between 1989 and 1992. From 1982 to 1989, he held the positions of Vice President and Director of Operations for Sacramento Cable Television, Group W Cable of Chicago and Warner Amex. From 1975 to 1982, Mr. Johnson held cable system and regional manager positions with Warner Amex and Teleprompter.

     THOMAS J. HATCHELL, 48, has been Executive Vice President -- Operations of FHGI and Enstar Communications Corporation since February 1998. From October 1995 to February 1998, he was Senior Vice President of Operations of Falcon International Communications, L.P. and its predecessor company and was a Senior Vice President of FHGI from January 1992 to September 1995. Mr. Hatchell was a Divisional Vice President of FHGI between 1989 and 1992. From 1981 to 1989, he served as Vice President and Regional Manager for Falcon's San Luis Obispo, California region. He was Vice President -- Construction of an affiliate of Falcon from June 1980 to June 1981. In addition, he served as a General Manager of the cable system in Tulare County, California, from 1977 to 1980. Prior to that time, Mr. Hatchell served as a cable executive with the Continental Telephone Company.

     JON W. LUNSFORD, 38, has been Executive Vice President -- Finance of FHGI and Enstar Communications Corporation since February 1998. Prior to that time, he had been Vice President -- Finance and

Corporate Development of FHGI since September 1994 and of Enstar Communications Corporation since January 1996. From 1991 to 1994, he served as Director of Corporate Finance at Continental Cablevision, Inc. Prior to 1991, Mr. Lunsford was a Vice President with Crestar Bank.

     ABEL C. CRESPO, 38, has been Controller of FHGI and Enstar Communications Corporation since January 1997. Mr. Crespo joined Falcon in December 1984, and has held various accounting positions during that time, most recently that of Senior Assistant Controller. Mr. Crespo holds a Bachelor of Science degree in Business Administration from California State University, Los Angeles.

CERTAIN KEY PERSONNEL

     The following sets forth, as of December 31, 1997, biographical information about certain officers of FHGI who share certain responsibilities with the officers of the Corporate General Partner with respect to the operation and management of the Partnership.

     LYNNE A. BUENING, 44, has been Vice President of Programming of FHGI since November 1993. From 1989 to 1993, she served as Director of Programming for Viacom Cable, a division of Viacom International Inc. Prior to that, Ms. Buening held programming and marketing positions in the cable, broadcast, and newspaper industries.

     OVANDO COWLES, 44, has been Vice President of Advertising Sales and Production of FHGI since January 1992. From 1988 to 1991, he served as a Director of Advertising Sales and Production at Cencom Cable Television in Pasadena, California. He was an Advertising Sales Account Executive at Choice TV, an affiliate of Falcon, from 1985 to 1988. From 1983 to 1985, Mr. Cowles served in various sales and advertising positions.

     HOWARD J. GAN, 51, has been Vice President of Regulatory Affairs of FHGI and its predecessors since 1988. He was General Counsel at Malarkey-Taylor Associates, a Washington, DC based telecommunications consulting firm, from 1986 to 1988. He was Vice President and General Counsel at the Cable Television Information Center from 1978 to 1983. In addition, he was an attorney and an acting Branch Chief of the Federal Communications Commission's Cable Television Bureau from 1975 to 1978.

     R.W. ("SKIP") HARRIS, 50, has been Vice President of Marketing of FHGI since June 1991. He is a member of the CTAM Premium Television Committee. Mr. Harris was National Director of Affiliate Marketing for The Disney Channel from 1985 to 1991. He was also a sales manager, regional marketing manager and director of marketing for Cox Cable Communications from 1978 to 1985.

     JOAN SCULLY, 62, has been Vice President of Human Resources of FHGI and its predecessors since May 1988. From 1987 to May 1988, she was self-employed as a Management Consultant to cable and transportation companies. She served as Director of Human Resources of a Los Angeles based cable company from 1985 through 1987. Prior to that time she served as a human resource executive in the entertainment and aerospace industries. Ms. Scully holds a Masters Degree in Human Resources Management from Pepperdine University.

     RAYMOND J. TYNDALL, 50, has been Vice President of Engineering of FHGI since October 1989. From 1975 to September 1989, he held various technical positions with Choice TV and its predecessors. From 1967 to 1975, he held various technical positions with Sammons Communications. He is a certified National Association of Radio and Television Engineering ("NARTE") engineer in lightwave, microwave, satellite and broadband and is a member of the Cable Pioneers.

     In addition, FHGI has six Divisional Vice Presidents who are based in the field. They are Donald L. Amick, Daniel H. DeLaney, Ron L. Hall, Michael E. Kemph, Michael D. Singpiel and Robert S. Smith.

     Each director of the Corporate General Partner is elected to a one-year term at the annual shareholder meeting to serve until the next annual shareholder meeting and thereafter until his respective successor is elected and qualified. Officers are appointed by and serve at the discretion of the directors of the Corporate General Partner.

ITEM 11.        EXECUTIVE COMPENSATION

MANAGEMENT FEE

     The Partnership has a management agreement (the "Management Agreement") with Enstar Cable Corporation, a wholly owned subsidiary of the Corporate General Partner (the "Manager"), pursuant to which Enstar Cable Corporation manages the Partnership's systems and provides all operational support for the activities of the Partnership. For these services, the Manager receives a management fee of 5% of the Partnership's gross revenues, excluding revenues from the sale of cable television systems or franchises, calculated and paid monthly. In addition, the Partnership reimburses the Manager for certain operating expenses incurred by the Manager in the day-to-day operation of the Partnership's cable systems. The Management Agreement also requires the Partnership to indemnify the Manager (including its officers, employees, agents and shareholders) against loss or expense, absent negligence or deliberate breach by the Manager of the Management Agreement. The Management Agreement is terminable by the Partnership upon sixty (60) days written notice to the Manager. The Manager has engaged FHGLP to provide certain management services for the Partnership and pays FHGLP a portion of the management fees it receives in consideration of such services and reimburses FHGLP for expenses incurred by FHGLP on its behalf. Additionally, the Partnership receives certain system operating management services from affiliates of the Manager in lieu of directly employing personnel to perform such services. The Partnership reimburses the affiliates for its allocable share of their operating costs. The Corporate General Partner also performs certain supervisory and administrative services for the Partnership, for which it is reimbursed.

     For the fiscal year ended December 31, 1997, the Manager charged the Partnership management fees of approximately $145,900 and reimbursed expenses of $121,900. The Partnership reimbursed affiliates approximately $266,100 for system operating management services. In addition, certain programming services are purchased through Falcon Cablevision. The Partnership paid Falcon Cablevision approximately $526,800 for these programming services for fiscal year 1997.

PARTICIPATION IN DISTRIBUTIONS

     The General Partners are entitled to share in distributions from, and profit and losses in, the Partnership. See Item 5., "Market for Registrant's Equity Securities and Related Security Holder Matters."

ITEM 12.        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 3, 1998, the common stock of FHGI was owned as follows: 78.5 % by Falcon Cable Trust, a grantor trust of which Marc B. Nathanson is trustee and he and members of his family are beneficiaries; 20% by Greg A. Nathanson; and 1.5% by Stanley S. Itskowitch. In 1989, FHGI issued to Hellman & Friedman Capital Partners, A California Limited Partnership ("H&F"), a $1,293,357 convertible debenture due 1999 convertible under certain circumstances into ten percent of the common stock of FHGI and entitling H&F to elect one director to the board of directors of FHGI. H&F elected Marc B. Nathanson pursuant to such right. In 1991, FHGI issued to Hellman & Friedman Capital Partners II, A California Limited Partnership ("H&FII"), additional convertible debentures due 1999 in the aggregate amount of $2,006,198 convertible under certain circumstances into approximately 6.3% of the common stock of FHGI and entitling H&FII to elect one director to the board of directors of FHGI. As of March 3, 1998, H&FII had not exercised this right. FHGLP also held 12.1% of the interests in the General Partner, and Falcon Cable Trust, Frank Intiso and H&FII held 58.9%, 12.1% and 16.3% of the General Partner, respectively. Such interests entitle the holders thereof to an allocable share of cash distributions and profits and losses of the General Partner in proportion to their ownership. Greg
A. Nathanson is Marc B. Nathanson's brother.

     As of March 3, 1998, Marc B. Nathanson and members of his family owned, directly or indirectly, outstanding partnership interests (comprising both general partner interests and limited partner interests) aggregating approximately 0.46% of Falcon Classic Cable Income Properties, L.P. ("Falcon Classic") and 2.58% of Falcon Video Communications ("Falcon Video"). In accordance with the respective partnership agreements of these two partnerships, after the return of capital to and the receipt of certain preferred returns by the limited partners of such partnerships, FHGLP and certain of its officers and directors had rights to future profits greater than their ownership interests of capital in such partnerships. See Item 13., "Certain Relationships and Related Transactions."

ITEM 13.        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONFLICTS OF INTEREST

     In March 1993, FHGLP, a new entity, assumed the management services operations of FHGI. Effective March 29, 1993, FHGLP began receiving management fees and reimbursed expenses which had previously been paid by the Partnership, as well as the other affiliated entities mentioned above, to FHGI. The management of FHGLP is substantially the same as that of FHGI.

     FHGLP also manages the operations of Falcon Classic, Falcon Video and, through its management of the operation of Falcon Cablevision (a subsidiary of FHGLP), the partnerships of which Enstar Communications Corporation is the Corporate General Partner, including the Partnership. On September 30, 1988, Falcon Cablevision acquired all of the outstanding stock of Enstar Communications Corporation. Certain members of management of the Corporate General Partner have also been involved in the management of other cable ventures. FHGLP contemplates entering into other cable ventures, including ventures similar to the Partnership.

     On March 6, 1998, FHGLP acquired four of the five Falcon Classic cable systems. FHGLP intends to acquire the fifth system as soon as regulatory approvals can be obtained, at which point Falcon Classic will be liquidated. FHGLP executed various agreements on December 30, 1997 related to a series of transactions that, if successfully consummated in 1998, would involve the contribution by Falcon Video of its assets into the newly-formed entity of which FHGLP would be the managing general partner. The consummation of transactions is subject to, among other things, the satisfaction of customary closing conditions and obtaining required regulatory and other third-party consents, including the consent of franchising authorities, and to obtaining satisfactory financing arrangements on acceptable terms.

     Accordingly, there can be no assurance that the transactions will be successfully completed, or if successfully completed, when they might be completed. The Corporate General Partner cannot determine at this time the potential impact from these Falcon Classic and Falcon Video transactions on the Partnership, but it is possible that certain programming costs could increase.

     Conflicts of interest involving acquisitions and dispositions of cable television systems could adversely affect Unitholders. For instance, the economic interests of management in other affiliated partnerships are different from those in the Partnership and this may create conflicts relating to which acquisition opportunities are preserved for which partnerships. See Item 7., "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     These affiliations subject FHGLP and the Corporate General Partner and their management to certain conflicts of interest. Such conflicts of interest relate to the time and services management will devote to the Partnership's affairs and to the acquisition and disposition of cable television systems. Management or its affiliates may establish and manage other entities which could impose additional conflicts of interest.

     FHGLP and the Corporate General Partner will resolve all conflicts of interest in accordance with their fiduciary duties.

FIDUCIARY RESPONSIBILITY AND INDEMNIFICATION OF THE GENERAL PARTNERS

     A general partner is accountable to a limited partnership as a fiduciary and consequently must exercise good faith and integrity in handling partnership affairs. Where the question has arisen, some courts have held that a limited partner may institute legal action on his own behalf and on behalf of all other similarly situated limited partners (a class action) to recover damages for a breach of fiduciary duty by a general partner, or on behalf of the partnership (a partnership derivative action) to recover damages from third parties. Section 14-9-1001 of the Georgia Revised Uniform Limited Partnership Act also allows a partner to maintain a partnership derivative action if general partners with authority to do so have refused to bring the action or if an effort to cause those general partners to bring the action is not likely to succeed. Certain cases decided by federal courts have recognized the right of a limited partner to bring such actions under the Securities and Exchange Commission's Rule 10b-5 for recovery of damages resulting from a breach of fiduciary duty by a general partner involving fraud, deception or manipulation in connection with the limited partner's purchase or sale of partnership units.

     The partnership agreement provides that the General Partners will be indemnified by the Partnership for acts performed within the scope of their authority under the partnership agreement if such general partners (i) acted in good faith and in a manner that it reasonably believed to be in, or not opposed to, the best interests of the Partnership and the partners, and (ii) had no reasonable grounds to believe that their conduct was negligent. In addition, the partnership agreement provides that the General Partners will not be liable to the Partnership or its limited partners for errors in judgment or other acts or omissions not amounting to negligence or misconduct. Therefore, limited partners will have a more limited right of action than they would have absent such provisions. In addition, the Partnership maintains, at its expense and in such reasonable amounts as the Corporate General Partner shall determine, a liability insurance policy which insures the Corporate General Partner, FHGI and its affiliates (which includes FHGLP), officers and directors and such other persons as the Corporate General Partner shall determine, against liabilities which they may incur with respect to claims made against them for certain wrongful or allegedly wrongful acts, including certain errors, misstatements, misleading statements, omissions, neglect or breaches of duty. To the extent that the exculpatory provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, it is the opinion of the Securities and Exchange Commission that such indemnification is contrary to public policy and therefore unenforceable.

                                    PART IV

ITEM 14.        EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a) 1. Financial Statements

            Reference is made to the Index to Financial Statements on page F-1.

     (a) 2. Financial Statement Schedules

            Reference is made to the Index to Financial Statements on page F-1.

     (a) 3. Exhibits

            Reference is made to the Index to Exhibits on Page E-1.

     (b)     Reports on Form 8-K

             None.

                                   SIGNATURES



     Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on January 26, 1999.



                                      ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.



                                      By: Enstar Communications Corporation,


                                         Corporate General Partner



                                      By:       /s/ MARC B. NATHANSON


                                         ---------------------------------------

                                                    Marc B. Nathanson
                                             Chairman of the Board and Chief
                                                    Executive Officer



     Pursuant to the requirements of the Securities Exchange Act of 1934, this amended report has been signed by the following persons on behalf of the Registrant and in the capacities indicated on the 26th day of January 1999.



                    SIGNATURES                                            TITLE(*)
                    ----------                                            --------

               /s/ MARC B. NATHANSON                 Chairman of the Board and Chief Executive Officer
---------------------------------------------------  (Principal Executive Officer)
                 Marc B. Nathanson

              /s/ MICHAEL K. MENEREY                 Executive Vice President, Chief Financial Officer,
---------------------------------------------------  Secretary and Director (Principal Financial and
                Michael K. Menerey                   Accounting Officer)

                /s/ FRANK J. INTISO                  President, Chief Operating Officer and Director
---------------------------------------------------
                  Frank J. Intiso

             /s/ STANLEY S. ITSKOWITCH               Executive Vice President, General Counsel and
---------------------------------------------------  Director
               Stanley S. Itskowitch


---------------

(*) Indicates position(s) held with Enstar Communications Corporation, the
    Corporate General Partner of the Registrant.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Balance Sheets -- December 31, 1996 and 1997................  F-3
Financial Statements for each of the three years in the
  period ended December 31, 1997:
  Statements of Operations..................................  F-4
  Statements of Partnership Capital (Deficit)...............  F-5
  Statements of Cash Flows..................................  F-6
Notes to Financial Statements...............................  F-7

     All schedules have been omitted because they are either not required, not applicable or the information has otherwise been supplied.

                         REPORT OF INDEPENDENT AUDITORS

Partners
Enstar Income/Growth Program Six-B, L.P. (A Georgia Limited Partnership)

     We have audited the accompanying balance sheets of Enstar Income/Growth Program Six-B, L.P. (a Georgia limited partnership) as of December 31, 1996 and 1997, and the related statements of operations, partnership capital (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enstar Income/Growth Program Six-B, L.P. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP

Los Angeles, California
February 20, 1998

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                                 BALANCE SHEETS
                    ========================================


                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
ASSETS
  Cash and cash equivalents                                   $  353,500    $  304,800

  Accounts receivable, less allowance of $1,900 and
     $2,500 for possible losses                                   67,200       101,500

  Insurance claim receivable                                     250,500            --

  Prepaid expenses and other assets                               61,600        48,800

  Property, plant and equipment, less accumulated
     depreciation and amortization                             3,593,400     3,477,400

  Franchise cost, net of accumulated
     amortization of $2,256,400 and $2,615,600                 2,053,300     1,714,100

  Intangible costs, net of accumulated
     amortization of $322,300 and $380,800                       277,000       248,100
                                                              ----------    ----------
                                                              $6,656,500    $5,894,700
                                                              ==========    ==========

                         LIABILITIES AND PARTNERSHIP CAPITAL
                         -----------------------------------
LIABILITIES:
  Accounts payable                                            $  145,700    $  176,500
  Due to affiliates                                            1,679,000       430,300
  Note payable                                                 1,288,400            --
  Note payable -- affiliate                                           --     1,750,000
                                                              ----------    ----------
          TOTAL LIABILITIES                                    3,113,100     2,356,800
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES
PARTNERSHIP CAPITAL (DEFICIT):
  General partners                                               (37,200)      (37,300)
  Limited partners                                             3,580,600     3,575,200
                                                              ----------    ----------
          TOTAL PARTNERSHIP CAPITAL                            3,543,400     3,537,900
                                                              ----------    ----------
                                                              $6,656,500    $5,894,700
                                                              ==========    ==========

                See accompanying notes to financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                            STATEMENTS OF OPERATIONS
                            ========================

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1995          1996          1997
                                                         ----------    ----------    ----------
REVENUES                                                 $2,211,900    $2,524,700    $2,917,600
                                                         ----------    ----------    ----------
OPERATING EXPENSES:
  Service costs                                             705,000       825,200       976,600
  General and administrative expenses                       383,500       404,500       430,700
  General Partner management fees
     and reimbursed expenses                                202,700       231,400       267,800
  Depreciation and amortization                             976,400     1,054,200     1,118,800
                                                         ----------    ----------    ----------

                                                          2,267,600     2,515,300     2,793,900
                                                         ----------    ----------    ----------

          OPERATING INCOME (LOSS)                           (55,700)        9,400       123,700
                                                         ----------    ----------    ----------
OTHER INCOME (EXPENSE):
  Interest expense                                         (195,400)     (147,700)     (140,800)
  Interest income                                             4,300         8,000        11,600
                                                         ----------    ----------    ----------

                                                           (191,100)     (139,700)     (129,200)
                                                         ----------    ----------    ----------

NET LOSS                                                 $ (246,800)   $ (130,300)   $   (5,500)
                                                         ==========    ==========    ==========

Net loss allocated to General Partners                   $   (2,500)   $   (1,300)   $     (100)
                                                         ==========    ==========    ==========

Net loss allocated to Limited Partners                   $ (244,300)   $ (129,000)   $   (5,400)
                                                         ==========    ==========    ==========
NET LOSS PER UNIT OF LIMITED
     PARTNERSHIP INTEREST                                $    (6.67)   $    (3.52)   $    (0.15)
                                                         ==========    ==========    ==========
WEIGHTED AVERAGE LIMITED PARTNERSHIP UNITS
     OUTSTANDING DURING THE YEAR                             36,626        36,626        36,626
                                                         ==========    ==========    ==========

                See accompanying notes to financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                  STATEMENTS OF PARTNERSHIP CAPITAL (DEFICIT)
                  ===========================================

                                                          GENERAL      LIMITED
                                                          PARTNERS     PARTNERS       TOTAL
                                                          --------    ----------    ----------
PARTNERSHIP CAPITAL (DEFICIT),
  January 1, 1995                                         $(33,400)   $3,953,900    $3,920,500
     Net loss for year                                      (2,500)     (244,300)     (246,800)
                                                          --------    ----------    ----------
PARTNERSHIP CAPITAL (DEFICIT),
  December 31, 1995                                        (35,900)    3,709,600     3,673,700
     Net loss for year                                      (1,300)     (129,000)     (130,300)
                                                          --------    ----------    ----------
PARTNERSHIP CAPITAL (DEFICIT),
  December 31, 1996                                        (37,200)    3,580,600     3,543,400
     Net loss for year                                        (100)       (5,400)       (5,500)
                                                          --------    ----------    ----------
PARTNERSHIP CAPITAL (DEFICIT),
  December 31, 1997                                       $(37,300)   $3,575,200    $3,537,900
                                                          ========    ==========    ==========

                See accompanying notes to financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                            STATEMENTS OF CASH FLOWS
                    ========================================

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                         1995          1996           1997
                                                       ---------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                             $(246,800)   $  (130,300)   $    (5,500)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization                       976,400      1,054,200      1,118,800
     Amortization of deferred loan costs                   5,200          1,300          6,700
     Increase (decrease) from changes in:
       Receivables                                      (311,100)        76,800        216,200
       Prepaid expenses and other assets                  (8,700)        (4,300)        12,800
       Accounts payable                                   (6,300)       (40,700)        30,800
                                                       ---------    -----------    -----------
          Net cash provided by operating
            activities                                   408,700        957,000      1,379,800
                                                       ---------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                  (526,700)      (673,300)      (577,200)
  Increase in intangible assets                          (21,400)       (27,100)       (27,600)
  Proceeds from sale of property, plant and
     equipment                                                --            300             --
                                                       ---------    -----------    -----------

          Net cash used in investing activities         (548,100)      (700,100)      (604,800)
                                                       ---------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt                                     (276,800)      (342,200)    (1,288,400)
  Borrowings from affiliate                                   --             --      1,750,000
  Deferred loan costs                                     (5,000)        (5,100)       (36,600)
  Due to affiliate                                       267,900        404,100     (1,248,700)
                                                       ---------    -----------    -----------
          Net cash provided by (used in) financing
            activities                                   (13,900)        56,800       (823,700)
                                                       ---------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                           (153,300)       313,700        (48,700)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR           193,100         39,800        353,500
                                                       ---------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR               $  39,800    $   353,500    $   304,800
                                                       =========    ===========    ===========

                See accompanying notes to financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                    ========================================

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES

     FORM OF PRESENTATION

     Enstar Income/Growth Program Six-B, L.P., a Georgia limited partnership (the "Partnership"), owns and operates cable television systems in rural areas of Georgia, Utah and Missouri.

     The financial statements do not give effect to any assets that the partners may have outside of their interest in the Partnership, nor to any obligations, including income taxes of the partners.

     CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

     Cash equivalents at December 31, 1996 include $277,000 of short-term investments in commercial paper.

     PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION AND AMORTIZATION

     Property, plant and equipment are stated at cost. Direct costs associated with installations in homes not previously served by cable are capitalized as part of the distribution system, and reconnects are expensed as incurred. For financial reporting, depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Cable television systems...............................     5-15 years
Vehicles...............................................        3 years
Furniture and equipment................................      5-7 years
Leasehold improvements.................................  Life of lease

     In 1996, the Partnership revised the estimated useful life of its existing plant assets in two Georgia franchise areas from 15 years to approximately 8.5 years. The Partnership implemented the reduction as a result of system upgrades that are required to be completed by February 1999 as provided for in the franchise agreements. The impact of this change in the life of the assets was to increase depreciation expense by approximately $139,000 and $133,000 in 1996 and 1997, respectively.

     FRANCHISE COST

     The excess of cost over the fair values of tangible assets and customer lists of cable television systems acquired represents the cost of franchises. In addition, franchise cost includes capitalized costs incurred in obtaining new franchises and the renewal of existing franchises. These costs are amortized using the straight-line method over the lives of the franchises, ranging up to 15 years. The Partnership periodically evaluates the amortization periods of these intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful.

     INTANGIBLE COSTS

     Intangible costs include covenants-not-to-compete and deferred charges which are amortized using the straight-line method over two years or the life of the covenant and certain fees paid to the Corporate General Partner and other system acquisition costs which are amortized using the straight-line method over two to 12 years. Costs related to borrowings are capitalized and amortized to interest expense over the life of the related loan.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                         =============================

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

  Recoverability of Assets

     The Partnership assesses on an ongoing basis the recoverability of intangible and capitalized plant assets based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimate were less than net book value, net book value would then be reduced to estimated fair value, which would generally approximate discounted cash flows. The Partnership also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

  Revenue Recognition

     Revenues from customer fees, equipment rental and advertising are recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

  Income Taxes

     As a partnership, Enstar Income/Growth Program Six-B, L.P. pays no income taxes. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1997, the book basis of the Partnership's net assets exceeds its tax basis by $2,390,000.

     The accompanying financial statements, which are prepared in accordance with generally accepted accounting principles, differ from the financial statements prepared for tax purposes due to the different treatment of various items as specified in the Internal Revenue Code. The net effect of these accounting differences is that the Partnership's net loss for 1997 in the financial statements is $5,500 as compared to its tax income of $252,900 for the same period. The difference is principally due to timing differences in depreciation and amortization expense.

  Costs of Start-Up Activities

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities." The new standard, which becomes effective for the Partnership on January 1, 1999, requires costs of start-up activities to be expensed as incurred. The Partnership believes that adoption of this standard will not have a material impact on the Partnership's financial position or results of operations.

  Advertising Costs

     All advertising costs are expensed as incurred.

  Earnings Per Unit of Limited Partnership Interest

     Earnings and losses have been allocated 99% to the limited partners and 1% to the general partners. Earnings and losses per unit of limited partnership interest are based on the weighted average number of units outstanding during the year. The General Partners do not own units of partnership interest in the Partnership, but rather hold a participation interest in the income, losses and distribution of the Partnership.

  Reclassifications

     Certain prior year amounts have been reclassified to conform to the 1997 presentation.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                         =============================

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 -- PARTNERSHIP MATTERS

     The Partnership was formed on September 23, 1987 to acquire, construct, improve, develop and operate cable television systems in various locations in the United States. The partnership agreement provides for Enstar Communications Corporation (the "Corporate General Partner") and Robert T. Graff, Jr. to be the general partners and for the admission of limited partners through the sale of interests in the Partnership.

     On September 30, 1988, Falcon Cablevision, a California limited partnership, purchased all of the outstanding capital stock of the Corporate General Partner.

     The Partnership was formed with an initial capital contribution of $1,100 comprised of $1,000 from the Corporate General Partner and $100 from the initial limited partner. Sale of interests in the Partnership began November 1988, and the initial closing took place in January 1989. The Partnership continued to raise capital until November 1989, at which time the Partnership had raised a total of $9,156,400. The Partnership began its cable television business operations in January 1990 with the acquisition of its first cable television property.

     The amended partnership agreement generally provides that all cash distributions, as defined, be allocated 1% to the general partners and 99% to the limited partners until the limited partners have received aggregate cash distributions equal to their original capital contributions. The amended partnership agreement also provides that all partnership operating profits be allocated to the partners in the same proportion as cash flow distributions are made. However, even after the limited partners have received cash flow equal to their initial investment, the general partners will only receive a 1% distribution of proceeds from a disposition or refinancing of a system until the limited partners have received an annual simple interest return of at least 8% of their initial investment less any distributions from previous dispositions or refinancing of systems. Thereafter, proceeds from a disposition or refinancing of a system shall be distributed 80% to the limited partners and 20% to the general partners. Gains from dispositions of systems are first allocated in the same manner as the proceeds from such dispositions. This occurs until the dispositions result in the aggregate fair market value of the Partnership's remaining system(s) being less than or equal to 50% of the aggregate contributions to the capital of the Partnership by the partners.

     Any losses, whether resulting from operations or the sale or disposition of a system, are allocated 99% to the limited partners and 1% to the general partners until the limited partners' capital account balances are equal to zero. Thereafter, all losses are allocated to the Corporate General Partner.

     Upon dissolution of the Partnership, distributions are to be made to the partners in accordance with their capital account balances. No partners other than general partners shall be obligated to restore any negative capital account balance existing upon dissolution of the Partnership. All allocations to individual limited partners will be based on their respective limited partnership ownership interests.

     The amended partnership agreement limits the amount of debt the Partnership may incur.

NOTE 3 -- POTENTIAL LIQUIDATION OF PARTNERSHIP ASSETS

     The Corporate General Partner has initiated discussions with a business broker to explore selling the Partnership's cable systems. The Corporate General Partner believes the sale of these assets would allow the Partnership to pay off its bank debt and other obligations and liquidate as soon as practicable thereafter. The

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                         =============================

NOTE 3 -- POTENTIAL LIQUIDATION OF PARTNERSHIP ASSETS (CONTINUED)
Partnership is required by provisions in its franchise agreements to rebuild two of its cable systems in Georgia at an approximate cost of $1.9 million. The Partnership has insufficient borrowing capacity available under its current credit facility (approximately $779,000) and is unable to seek adequate sources of capital due to limitations on indebtedness imposed by the partnership agreement. The partnership agreement provides that without the approval of a majority of interests of limited partners, the Partnership may not incur borrowings unless the amount of such borrowings together with all outstanding borrowings does not exceed 33% of the original capital raised by the Partnership, or a maximum of $3,052,500 permitted debt outstanding, versus the Partnership's current facility of $2,528,900 (See Note 7). This provision of the partnership agreement would need to be amended to increase the Partnership's leverage. There can be no assurance that the Partnership would be able to effect such an amendment to the partnership agreement, nor that it will seek to do so. Neither are there any guarantees that the Partnership's systems can be sold in the near term at an acceptable price, if at all. The Corporate General Partner or its affiliates may purchase the Partnership's cable systems depending upon the offers received from prospective outside buyers. Any such sale would require the consent of the holders of a majority of the Partnership's limited partnership units and, if such sale were to the Corporate General Partner or an affiliate thereof, would require an amendment to the partnership agreement.

NOTE 4 -- INSURANCE CLAIM RECEIVABLE

     Insurance claim receivable at December 31, 1996 represents an uncollected insurance claim arising from storm-related system damage which occurred in 1995. In 1995, the Partnership recorded revenues of approximately $38,000, pertaining to estimated insurance proceeds for lost revenues due to the storm. Insurance proceeds pertaining to internal labor and overhead costs of $39,000 and $144,000 in 1995 and 1996, respectively, to repair cable systems damaged by the storm were recorded as reductions of service costs and general and administrative expenses.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1996           1997
                                                    -----------    -----------
Cable television systems..........................  $ 6,041,600    $ 6,531,200
Vehicles, furniture and equipment, and leasehold
  improvements....................................      173,300        190,800
                                                    -----------    -----------
                                                      6,214,900      6,722,000
Less accumulated depreciation and amortization....   (2,621,500)    (3,244,600)
                                                    -----------    -----------
                                                    $ 3,593,400    $ 3,477,400
                                                    ===========    ===========

NOTE 6 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents

     The carrying amount approximates fair value due to the short maturity of those instruments.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                         =============================

NOTE 6 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

  Notes Payable

     The carrying amount approximates fair value due to the variable rate nature of the notes payable.

NOTE 7 -- NOTE PAYABLE -- AFFILIATE

     On September 30, 1997, the Partnership refinanced its existing debt with a credit facility from a subsidiary of the Corporate General Partner, Enstar Finance Company, LLC ("EFC"). EFC obtained a secured bank facility of $35 million from two agent banks in order to obtain funds that would in turn be advanced to the Partnership and certain of the other partnerships managed by the Corporate General Partner. The Partnership entered into a loan agreement with EFC for a revolving loan facility (the "Facility") of $2,528,900 of which $1,750,000 was advanced to the Partnership at closing. Such funds together with available cash were used to repay the Partnership's previous note payable balance of $1,077,100 and related interest expense, deferred management fees and reimbursed expenses of $387,500 due the Corporate General Partner and deferred programming fees of $408,000 owed to an affiliated partnership.

     The Partnership's Facility will mature on August 31, 2001, at which time all funds previously advanced will be due in full. Borrowings bear interest at the lender's base rate (8.5% at December 31, 1997), as defined, plus 0.625%, or at an offshore rate, as defined, plus 1.875%. The Partnership is permitted to prepay amounts outstanding under the Facility at any time without penalty, and is able to reborrow throughout the term of the Facility up to the maximum commitment then available so long as no event of default exists. If the Partnership has "excess cash flow" (as defined in its loan agreement) and has leverage, as defined, in excess of 4.25 to 1, or receives proceeds from sales of its assets in excess of a specified amount, the Partnership is required to make mandatory prepayments under the Facility. Such prepayments permanently reduce the maximum commitment under the Facility. The Partnership is also required to pay a commitment fee of 0.5% per annum on the unused portion of its Facility, and an annual administrative fee. Advances by EFC under its partnership loan facilities are independently collateralized by individual partnership borrowers so that no partnership is liable for advances made to other partnerships. Borrowings under the Partnership's Facility are collateralized by substantially all assets of the Partnership. At closing, the Partnership paid to EFC a $25,700 facility fee. This represented the Partnership's pro rata portion of a similar fee paid by EFC to its lenders. In connection with this refinancing, the Partnership wrote off $3,200 in deferred loan costs relating to the former bank credit agreement.

     The Facility contains certain financial tests and other covenants including, among others, restrictions on incurrence of indebtedness, investments, sales of assets, acquisitions and other covenants, defaults and conditions. The Facility does not restrict the payment of distributions to partners unless an event of default exists thereunder or the Maximum Leverage Ratio, as defined, is greater than 4 to 1. The Corporate General Partner believes the Partnership was in compliance with the covenants at December 31, 1997.

     The Corporate General Partner contributed a $244,600 receivable balance due from the Partnership for deferred management fees and reimbursed expenses as an equity contribution to EFC. This balance remains an outstanding obligation of the Partnership.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     The Partnership leases tower sites associated with its systems under operating leases expiring in various years through 2002.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                         =============================

NOTE 8 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

     Future minimum rental payments under non-cancelable operating leases that have remaining terms in excess of one year as of December 31, 1997 are as follows:

                           YEAR                              AMOUNT
                           ----                              -------
1998.......................................................  $ 7,100
1999.......................................................    6,600
2000.......................................................    6,600
2001.......................................................    1,700
                                                             -------
                                                             $22,000
                                                             =======

     Rentals, other than pole rentals, charged to operations approximated $13,800, $17,300 and $18,300 in 1995, 1996 and 1997, respectively. Pole rentals approximated $41,300, $40,800 and $47,500 in 1995, 1996 and 1997, respectively.

     The Partnership is subject to regulation by various federal, state and local government entities. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") provides for, among other things, federal and local regulation of rates charged for basic cable service, cable programming service tiers ("CPSTs") and equipment and installation services. Regulations issued in 1993 and significantly amended in 1994 by the Federal Communications Commission (the "FCC") have resulted in changes in the rates charged for the Partnership's cable services. The Partnership believes that compliance with the 1992 Cable Act has had a significant negative impact on its operations and cash flow. It also believes that any potential future liabilities for refund claims or other related actions would not be material. The Telecommunications Act of 1996 (the "1996 Telecom Act") was signed into law on February 8, 1996. As it pertains to cable television, the 1996 Telecom Act, among other things, (i) ends the regulation of certain CPSTs in 1999; (ii) expands the definition of effective competition, the existence of which displaces rate regulation; (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas; and (iv) liberalizes certain of the FCC's cross-ownership restrictions. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, the Partnership expects Congress and the FCC to explore additional methods of regulating cable service rate increases, including deferral or repeal of the March 31, 1999 sunset of CPST rate regulations and legislation recently was introduced in Congress to repeal the sunset provision.

     Capital expenditures of approximately $1.9 million will be necessary to upgrade an existing cable television system by February 1999 as required by two franchise agreements. The Partnership is unable to obtain adequate capital to accomplish the upgrade. Consequently, the Corporate General Partner has initiated discussions with a business broker to sell the Partnership's assets. See Note 3.

     Beginning in August 1997, the Corporate General Partner elected to self-insure the Partnership's cable distribution plant and subscriber connections against property damage as well as possible business interruptions caused by such damage. The decision to self-insure was made due to significant increases in the cost of insurance coverage and decreases in the amount of insurance coverage available.

     While the Corporate General Partner has made the election to self-insure for these risks based upon a comparison of historical damage sustained over the past five years with the cost and amount of insurance currently available, there can be no assurance that future self-insured losses will not exceed prior costs of maintaining insurance for these risks. Approximately 90% of the Partnership's subscribers are served by its system in Villa Rica, Georgia and neighboring communities. Significant damage to the system due to seasonal weather conditions or other events could have a material adverse effect on the Partnership's liquidity and cash flows. The Partnership continues to purchase insurance coverage in amounts its management views as

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                         =============================

NOTE 8 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

NOTE 9 -- TRANSACTIONS WITH THE GENERAL PARTNERS AND AFFILIATES

     The Partnership has a management and service agreement (the "Agreement") with a wholly owned subsidiary of the Corporate General Partner (the "Manager") for a monthly management fee of 5% of gross receipts, as defined, from the operations of the Partnership. Management fee expense was $110,600, $126,200 and $145,900 in 1995, 1996 and 1997, respectively.

     In addition to the monthly management fee, the Partnership reimburses the Manager for direct expenses incurred on behalf of the Partnership, and for the Partnership's allocable share of operational costs associated with services provided by the Manager. All cable television properties managed by the Corporate General Partner and its subsidiaries are charged a proportionate share of these expenses. Corporate office allocations and district office expenses are charged to the properties served based primarily on the respective percentage of basic customers or homes passed (dwelling units within a system) within the designated service areas. Reimbursed expenses were $92,100, $105,200 and $121,900 in 1995, 1996 and 1997, respectively.

     The payment of management fees and reimbursed expenses was deferred in prior years. On September 30, 1997, the Partnership obtained new financing and subsequently used such borrowings and other available cash to pay $387,500 of its cumulative deferred balance, which approximated $632,100. The remainder of these deferred amounts was contributed as an equity contribution by the Corporate General Partner to EFC. See Note 7.

     The Partnership also receives certain system operating management services from affiliates of the Corporate General Partner in addition to the Manager due to the fact that there are no such employees directly employed by the Partnership. The Partnership reimburses the affiliates for its allocable share of the affiliates' operational costs. The total amount charged to the Partnership for these costs approximated $243,900, $243,000 and $266,100 in 1995, 1996 and 1997, respectively. No management fee is payable to the affiliates by the Partnership and there is no duplication of reimbursed expenses and costs paid to the Manager.

     Substantially all programming services have been purchased through Falcon Cablevision. Falcon Cablevision charges the Partnership for these costs based on an estimate of what the Corporate General Partner could negotiate for such programming services for the 15 partnerships managed by the Corporate General Partner as a group. Programming fee expense was $370,900, $451,900 and $526,800 in 1995, 1996 and 1997, respectively. The payment of programming fees to Cablevision was deferred in prior years. On September 30, 1997, the Partnership utilized borrowings from its Facility together with available cash to pay its cumulative deferred programming expense balance, which approximated $408,000. Programming fees are included in service costs in the statements of operations.

NOTE 10 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     During the years ended December 31, 1995, 1996 and 1997, cash paid for interest amounted to $237,900, $148,700 and $114,400, respectively.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
     3     Amended and Restated Agreement of Limited Partnership of
           Enstar Income/Growth Program Six-B, L.P. dated January 5,
           1989.(1)
  10.1     Management Agreement between Enstar Income/Growth Program
           Six-B, L.P. and Enstar Cable Corporation.(1)
  10.2     Service agreement between Enstar Communication Corporation,
           Enstar Cable Corporation and Falcon Holding Group, Inc.
           dated as of October 1, 1988.(1)
  10.3     Franchise ordinance and related documents thereto granting a non-exclusive community antenna television system for the
           City of Ivins, Utah.(1)
  10.4     Franchise Ordinance 86-7 and related documents thereto
           granting a non-exclusive community antenna television
           franchise for the City of Ivins, Utah.(2)
  10.5     Franchise Ordinance 90-2 establishing the uniform franchise tax on all public utilities of the Town of Ivins, Utah.(2)
  10.6     Franchise Ordinance 210 and related documents thereto
           granting a non-exclusive community antenna television
           franchise for the City of Fisk, Missouri.(2)
  10.7     Franchise Ordinance 121 and related documents thereto
           granting a non-exclusive community antenna television
           franchise for the City of Qulin, Missouri.(2)
  10.8     Franchise Ordinance and related documents thereto granting a non-exclusive community antenna television franchise for the
           City of Buchanan, Georgia.(2)
  10.9     Franchise Ordinance and related documents thereto granting a non-exclusive community antenna television franchise for the
           City of Temple, Georgia.(2)
 10.10     Franchise Ordinance and related documents thereto granting a non-exclusive community antenna television franchise for the
           County of Carroll, Georgia.(2)
 10.11     Franchise Ordinance and related documents thereto granting a non-exclusive community antenna television franchise for the
           City of Bowden, Georgia.(2)
 10.12     Franchise Resolution and related documents thereto granting a non-exclusive community antenna television franchise for the County of Haralson, Georgia.(2)
 10.13     Franchise Agreement and related documents thereto granting a non-exclusive community antenna television franchise for the
           City of Bremen, Georgia.(2)
 10.14     Franchise ordinance and related documents thereto granting a non-exclusive community antenna television franchise for the
           City of Villa Rica, Georgia.(2)
 10.15     Credit and Term Loan Agreement dated December 14, 1990 by
           and between Enstar Income/Growth Program Six-B, L.P. and The
           First National Bank of Boston.(2)
 10.16     Amendment No. 1 to Credit Agreement dated December 14, 1990 by and between Enstar Income/Growth Program Six-B, L.P. and the First National Bank of Boston, dated March 23, 1993.(3)
 10.17     Amendment No. 2 to Credit Agreement dated December 14, 1990 by and between Enstar Income/Growth Program Six-B, L.P. and the First National Bank of Boston, dated March 22, 1994.(4)
 10.18     Amendment No. 3 to Credit Agreement dated December 14, 1990 by and between Enstar Income/Growth Program Six-B, L.P. and the First National Bank of Boston, dated August 11, 1994.(5)
 10.19     Franchise ordinance and related documents thereto granting a non-exclusive community antenna franchise for the City of
           Villa Rica, Georgia.(6)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 10.20     Franchise ordinance and related documents thereto granting a non-exclusive community antenna franchise for the city of
           Temple, Georgia.(6)
 10.21     Amendment No. 4 to Credit Agreement dated December 14, 1990 by and between Enstar Income/Growth Program Six-B, L.P. and the First National Bank of Boston, dated September 29,
           1995.(7)
 10.22     Amendment No. 5 to Credit Agreement dated December 14, 1990 by and between Enstar Income/Growth Program Six-B, L.P. and the First National Bank of Boston, dated March 28, 1996.(8)
 10.23     Loan Agreement between Enstar Income/Growth Program Six-B,
           L.P. and Enstar Finance Company, LLC dated September 30,
           1997.(9)
 10.24     A resolution of the City of Bremen, Georgia extending the
           Cable Television Franchise of Enstar Income/Growth Program
           Six-B, L.P. Passed and adopted December 8, 1997.
  21.1     Subsidiaries: None.

---------------
                              FOOTNOTE REFERENCES

(1) Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K, File No. 0-18495 for the fiscal year ended December 31, 1989.

(2) Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K, File No. 0-18495 for the fiscal year ended December 31, 1990.

(3) Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q, File No. 0-18495 for the quarter ended March 31, 1993.

(4) Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K, File No. 0-18495 for the fiscal year ended December 31, 1993.

(5) Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q, File No. 0-18495 for the quarter ended September 30, 1994.

(6) Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q, File No. 0-18495 for the quarter ended March 31, 1995.

(7) Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q, File No. 0-18495 for the quarter ended September 30, 1995.

(8) Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K, File No. 0-18495 for the fiscal year ended December 31, 1995.

(9) Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q, File No. 0-18495 for the quarter ended September 30, 1997.

                                                                       EXHIBIT D
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q
(MARK ONE)

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1998

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE TRANSITION PERIOD FROM ________________ TO ________________ .

                         COMMISSION FILE NUMBER 0-18495

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              GEORGIA                            58-1754588
  (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION
                                                   NUMBER)
  INCORPORATION OR ORGANIZATION)

 10900 WILSHIRE BOULEVARD -- 15TH                   90024
               FLOOR                             (ZIP CODE)
      LOS ANGELES, CALIFORNIA
  (ADDRESS OF PRINCIPAL EXECUTIVE
             OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (310) 824-9990 FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT.

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       EXHIBIT INDEX LOCATED AT PAGE E-1.

                        PART I -- FINANCIAL INFORMATION

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                            CONDENSED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                 1997*            1998
                                                              ------------    -------------
                                                                       (UNAUDITED)
ASSETS:
  Cash and cash equivalents.................................   $  304,800      $  538,400
  Accounts receivable, less allowance of $2,500 and $2,000
     for possible losses....................................      101,500          73,300
  Prepaid expenses and other assets.........................       48,800          74,700
  Property, plant and equipment, less accumulated
     depreciation and amortization of $3,244,600 and
     $3,758,000.............................................    3,477,400       3,437,300
  Franchise cost, net of accumulated amortization of
     $2,615,600 and $2,886,300..............................    1,714,100       1,449,400
  Intangible costs, net of accumulated amortization of
     $380,800 and $402,200..................................      248,100         202,600
                                                               ----------      ----------
                                                               $5,894,700      $5,775,700
                                                               ==========      ==========

LIABILITIES AND PARTNERSHIP CAPITAL
LIABILITIES:
  Accounts payable..........................................   $  176,500      $  211,700
  Due to affiliates.........................................      430,300         410,700
  Note payable -- affiliate.................................    1,750,000       1,600,000
                                                               ----------      ----------
          TOTAL LIABILITIES.................................    2,356,800       2,222,400
                                                               ----------      ----------
COMMITMENTS AND CONTINGENCIES
PARTNERSHIP CAPITAL (DEFICIT):
  General partners..........................................      (37,300)        (37,100)
  Limited partners..........................................    3,575,200       3,590,400
                                                               ----------      ----------
          TOTAL PARTNERSHIP CAPITAL.........................    3,537,900       3,553,300
                                                               ----------      ----------
                                                               $5,894,700      $5,775,700
                                                               ==========      ==========

---------------

*As presented in the audited financial statements.

           See accompanying notes to condensed financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                   UNAUDITED
REVENUES....................................................  $727,600    $754,200
                                                              --------    --------
OPERATING EXPENSES:
  Service costs.............................................   244,000     259,000
  General and administrative expenses.......................   120,200     109,300
  General Partner management fees and reimbursed expenses...    66,400      68,500
  Depreciation and amortization.............................   278,900     284,600
                                                              --------    --------
                                                               709,500     721,400
                                                              --------    --------
OPERATING INCOME............................................    18,100      32,800
                                                              --------    --------
OTHER INCOME (EXPENSE):
  Interest income...........................................     4,200       5,500
  Interest expense..........................................   (32,900)    (37,200)
  Other expense.............................................        --     (20,100)
                                                              --------    --------
                                                               (28,700)    (51,800)
                                                              --------    --------
NET LOSS....................................................  $(10,600)   $(19,000)
                                                              ========    ========
Net loss allocated to General Partners......................  $   (100)   $   (200)
                                                              ========    ========
Net loss allocated to Limited Partners......................  $(10,500)   $(18,800)
                                                              ========    ========
NET LOSS PER UNIT OF LIMITED PARTNERSHIP INTEREST...........  $  (0.29)   $  (0.51)
                                                              ========    ========
AVERAGE LIMITED PARTNERSHIP UNITS OUTSTANDING DURING
  PERIOD....................................................    36,626      36,626
                                                              ========    ========

           See accompanying notes to condensed financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
                                                                     UNAUDITED
REVENUES....................................................  $2,185,500    $2,275,900
                                                              ----------    ----------
OPERATING EXPENSES:
  Service costs.............................................     727,400       769,400
  General and administrative expenses.......................     322,200       321,000
  General Partner management fees and reimbursed expenses...     200,800       207,000
  Depreciation and amortization.............................     826,000       838,700
                                                              ----------    ----------
                                                               2,076,400     2,136,100
                                                              ----------    ----------
OPERATING INCOME............................................     109,100       139,800
                                                              ----------    ----------
OTHER INCOME (EXPENSE):
  Interest income...........................................       8,400        13,600
  Interest expense..........................................     (97,400)     (118,800)
  Other expense.............................................          --       (20,100)
  Gain on sale of cable assets..............................          --           900
                                                              ----------    ----------
                                                                 (89,000)     (124,400)
                                                              ----------    ----------
NET INCOME..................................................  $   20,100    $   15,400
                                                              ==========    ==========
Net income allocated to General Partners....................  $      200    $      200
                                                              ==========    ==========
Net income allocated to Limited Partners....................  $   19,900    $   15,200
                                                              ==========    ==========
NET INCOME PER UNIT OF LIMITED PARTNERSHIP INTEREST.........  $     0.54    $     0.42
                                                              ==========    ==========
AVERAGE LIMITED PARTNERSHIP UNITS OUTSTANDING DURING
  PERIOD....................................................      36,626        36,626
                                                              ==========    ==========

           See accompanying notes to condensed financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                            STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1997          1998
                                                              -----------    ---------
                                                                     UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $    20,100    $  15,400
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................      826,000      838,700
       Amortization of deferred loan costs..................        4,500        7,100
       Gain on sale of cable assets.........................           --         (900)
       Increase (decrease) from changes in:
          Receivables.......................................      239,100       28,200
          Prepaid expenses and other assets.................          500      (25,900)
          Accounts payable..................................       54,300       35,200
                                                              -----------    ---------
          Net cash provided by operating activities.........    1,144,500      897,800
                                                              -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (404,000)    (482,500)
  Increase in intangible assets.............................       (7,300)     (11,700)
  Proceeds from sale of property, plant and equipment.......           --          900
                                                              -----------    ---------
          Net cash used in investing activities.............     (411,300)    (493,300)
                                                              -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to affiliates.........................................   (1,237,900)     (19,600)
  Repayment of debt.........................................   (1,288,400)    (150,000)
  Borrowings from affiliate.................................    1,750,000           --
  Deferred loan costs.......................................      (34,900)      (1,300)
                                                              -----------    ---------
          Net cash used in financing activities.............     (811,200)    (170,900)
                                                              -----------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      (78,000)     233,600
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      353,500      304,800
                                                              -----------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $   275,500    $ 538,400
                                                              ===========    =========

           See accompanying notes to condensed financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. INTERIM FINANCIAL STATEMENTS

     The accompanying condensed interim financial statements for the three and nine months ended September 30, 1998 and 1997 are unaudited. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Partnership's latest Annual Report on Form 10-K. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of such periods. The results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of results for the entire year.

2. TRANSACTIONS WITH THE GENERAL PARTNERS AND AFFILIATES

     The Partnership has a management and service agreement with a wholly owned subsidiary of the Corporate General Partner (the "Manager") for a monthly management fee of 5% of revenues, excluding revenues from the sale of cable television systems or franchises. Management fee expense approximated $37,700 and $113,800 for the three and nine months ended September 30, 1998.

     In addition to the monthly management fee described above, the Partnership reimburses the Manager for direct expenses incurred on behalf of the Partnership and for the Partnership's allocable share of operational costs associated with services provided by the Manager. All cable television properties managed by the Corporate General Partner and its subsidiary are charged a proportionate share of these expenses. The Corporate General Partner has contracted with Falcon Communications, L.P. ("FCLP"), successor to Falcon Holding Group, L.P. ("FHGLP"), an affiliated partnership, to provide corporate management services for the Partnership. Corporate office allocations and district office expenses are charged to the properties served based primarily on the respective percentage of basic subscribers or homes passed (dwelling units within a system) within the designated service areas. The total amount charged to the Partnership for these services approximated $30,800 and $93,200 for the three and nine months ended September 30, 1998. The payment of management fees and reimbursed expenses was deferred in prior years. On September 30, 1997, the Partnership obtained new financing and subsequently used such borrowings and other available cash to pay $387,500 of its previously deferred management fees and reimbursed expenses, which approximated $632,100. The remaining $244,600 of these deferred amounts was contributed as an equity contribution by the Corporate General Partner to its subsidiary, Enstar Finance Company, LLC ("EFC"), and remains an outstanding obligation of the Partnership. In the normal course of business, the Partnership pays interest and principal to EFC, its primary lender.

     The Partnership also receives certain system operating management services from affiliates of the Corporate General Partner in addition to the Manager due to the fact that there are no employees directly employed by the Partnership. The Partnership reimburses the affiliates for its allocable share of the affiliates' operational costs. The total amount charged to the Partnership for these costs approximated $73,000 and $210,800 for the three and nine months ended September 30, 1998. No management fee is payable to the affiliates by the Partnership and there is no duplication of reimbursed expenses and costs paid to the Manager.

     Certain programming services have been purchased through an affiliate of the Partnership. In turn, the affiliate charged the Partnership for these costs based on an estimate of what the Corporate General Partner could negotiate for such programming services for the 15 partnerships managed by the Corporate General Partner as a group. The Partnership recorded programming fee expense of $153,200 and $449,600 for the three and nine months ended September 30, 1998. Programming fees are included in service costs in the statements of operations. In the future, programming services will be purchased through another source, which may include FHGLP or an affiliate of FHGLP. Programming rates may vary in the near term as a result of the change.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

3. SALE OF PARTNERSHIP ASSETS

     As reported in the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, the Partnership concluded that it is not able to obtain the appropriate amount of capital to make the necessary upgrades to its cable systems and initiated discussions with a business broker to sell the Partnership's cable systems. The Partnership subsequently engaged a business broker to solicit offers for its cable systems, but received only two preliminary offers (the "Initial Offers"), each of which excluded the Ivins, Utah and Fisk, Missouri cable systems and contained several potential purchase price adjustments and material closing contingencies. The Partnership concluded that it was not in the best interests of unitholders to accept either of the Initial Offers because, among other things, neither Initial Offer constituted an offer to purchase all of the cable systems, and each Initial Offer was subject to several potential purchase price adjustments and material closing conditions. Subsequent to the Partnership's receipt of the Initial Offers, the Partnership received an offer (the "Falcon Offer") from certain of its affiliates (the "Purchasers") to purchase all of the Partnership's cable systems for $10,473,200 in cash. The Falcon Offer includes a price for the Villa Rica cable system which exceeds the highest of the Initial Offers by approximately 2.5%, contains no potential purchase price adjustments and only limited closing conditions. After the Partnership received the Falcon Offer, the Partnership received an additional offer solely for the Fisk, Missouri cable system (the "Fisk Offer"). The Partnership concluded that it was not in the best interests of the unitholders to accept the Fisk Offer because, among other things, the Fisk Offer did not constitute an offer to purchase all of the cable systems, and the Falcon Offer includes a price for the Fisk, Missouri cable system that exceeds the Fisk Offer by approximately 15%.

     The General Partner believes that accepting the Falcon Offer is in the best interests of the Partnership and the unitholders. Accordingly, the Partnership and the Purchasers entered into an Asset Purchase Agreement (the "Purchase Agreement") dated November 6, 1998, for the purchase and sale of all of the Partnership's assets, subject to limited partner approval as discussed below. If the sale is consummated, the General Partner will make one or more liquidating distributions to the partners and, after providing for the payment of the Partnership's obligations, cause the Partnership to dissolve and be liquidated. After repayment of the Partnership's existing obligations, the Partnership presently estimates that liquidating distributions to unitholders would total between $220 and $230 per unit, less applicable taxes, if any. The sale will require the holders of at least a majority of the Partnership's limited partnership units to consent to the sale, to certain amendments to the Partnership's partnership agreement and to the liquidation.

4. EARNINGS PER UNIT OF LIMITED PARTNERSHIP INTEREST

     Earnings and losses per unit of limited partnership interest is based on the average number of units outstanding during the periods presented. For this purpose, earnings and losses have been allocated 99% to the Limited Partners and 1% to the General Partners. The General Partners do not own units of partnership interest in the Partnership, but rather hold a participation interest in the income, losses and distributions of the Partnership.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") required the Federal Communications Commission ("FCC") to, among other things, implement extensive regulation of the rates charged by cable television systems for basic and programming service tiers, installation, and customer premises equipment leasing. Compliance with those rate regulations has had a negative impact on the Partnership's revenues and cash flow. The Telecommunications Act of 1996 (the "1996 Telecom Act") substantially changed the competitive and regulatory environment for cable television and telecommunications service providers. Among other changes, the 1996 Telecom Act provides that the regulation of cable programming service tier ("CPST") rates will be terminated on March 31, 1999. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, it is possible that Congress and the FCC will consider additional methods of regulating cable service rate increases, including deferral or repeal of the March 31, 1999 termination of CPST rate regulation. There can be no assurance as to what, if any, further action may be taken by the FCC, Congress or any other regulatory authority or court, or the effect thereof on the Partnership's business. Accordingly, the Partnership's historical financial results as described below are not necessarily indicative of future performance.

     This Report includes certain forward looking statements regarding, among other things, future results of operations, regulatory requirements, competition, capital needs and general business conditions applicable to the Partnership. Such forward looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes and the rapid developments in the competitive environment facing cable television operators such as the Partnership. In addition to the information provided herein, reference is made to the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997 for additional information regarding such matters and the effect thereof on the Partnership's business.

RESULTS OF OPERATIONS

     The Partnership's revenues increased from $727,600 to $754,200, or by 3.7%, and from $2,185,500 to $2,275,900, or by 4.1%, for the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997. Of the $26,600 increase in revenues for the three months ended September 30, 1998 as compared to the corresponding period in 1997, $24,100 was due to increases in the number of subscriptions for basic, premium and tier services and $7,800 was due to increases in regulated service rates that were implemented by the Partnership in 1997. These increases were partially offset by a decrease of $5,300 in other revenue producing items. Of the $90,400 increase in revenues for the nine months ended September 30, 1998 as compared to the corresponding period in 1997, $52,100 was due to increases in regulated service rates that were implemented by the Partnership in 1997 and $50,300 was due to increases in the number of subscriptions for basic, premium and tier services. These increases were partially offset by a decrease of $12,000 in other revenue producing items such as advertising sales revenue. As of September 30, 1998, the Partnership had approximately 7,500 basic subscribers and 1,900 premium service units.

     Service costs increased from $244,000 to $259,000, or by 6.1%, and from $727,400 to $769,400, or by 5.8%, for the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997. Service costs represent costs directly attributable to providing cable services to customers. The increases were primarily due to increases in programming fees resulting from higher rates charged by program suppliers.

     General and administrative expenses decreased from $120,200 to $109,300, or by 9.1%, and from $322,200 to $321,000, or by less than 1.0%, for the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997. The decreases were primarily due to lower bad debt expense.

     Management fees and reimbursed expenses increased from $66,400 to $68,500, or by 3.2%, and from $200,800 to $207,000, or by 3.1%, for the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997. Management fees increased in direct relation to increased revenues as described above. Reimbursed expenses increased as a result of higher personnel costs resulting from wage increases.

     Depreciation and amortization expense increased from $278,900 to $284,600, or by 2.0%, and from $826,000 to $838,700, or by 1.5%, for the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997. The increases were due to asset additions related to the upgrade and extension of the Partnership's plant.

     Operating income increased from $18,100 to $32,800, or by 81.2%, and from $109,100 to $139,800, or by 28.1%, for the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997. The increases were primarily due to increases in revenues as described above.

     Interest income increased from $4,200 to $5,500, or by 31.0%, and from $8,400 to $13,600, or by 61.9%, for the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997. The increases were primarily due to higher average cash balances available for investment and higher average interest rates earned in the 1998 periods as compared to the corresponding periods in 1997.

     Interest expense increased from $32,900 to $37,200, or by 13.1%, and from $97,400 to $118,800, or by 22.0%, for the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997. The increases were primarily due to increases in average borrowings in the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997.

     The Partnership incurred expenses of $20,100 in connection with the proposed sale of its cable systems during the three and nine months ended September 30, 1998.

     Due to the factors described above, the Partnership's net loss increased from $10,600 to $19,000, or by 79.2%, for the three months ended September 30, 1998 as compared to the corresponding period in 1997. The Partnership's net income decreased to $15,400 from $20,100, or by 30.5%, for the nine months ended September 30, 1998 as compared to the equivalent period in 1997.

     Based on its experience in the cable television industry, the Partnership believes that operating income before depreciation and amortization ("EBITDA") and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA is not a measurement determined under generally accepted accounting principles ("GAAP") and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income as an indicator of financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the definition of EBITDA may not be identical to similarly titled measures used by other companies. EBITDA as a percentage of revenues increased from 40.8% to 42.1% and from 42.8% to 43.0% during the three and nine months ended September 30, 1998 compared to the corresponding periods in 1997. The increases were due to higher revenues. EBITDA increased from $297,000 to $317,400, or by 6.9%, and from $935,100 to $978,500, or by 4.6%, during the three and nine months ended September 30, 1998 as compared to the corresponding periods in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     The Partnership's primary objective, having invested its net offering proceeds in cable systems, is to distribute to its partners all available cash flow from operations and proceeds from the sale of cable systems, if any, after providing for expenses, debt service and capital requirements relating to the expansion, improvement and upgrade of its cable systems.

     Substantially all of the available channel capacity in the Partnership's cable systems is being utilized and each of the Partnership's cable systems requires upgrading. Existing franchise agreements for three of the seven franchise areas in the Partnership's Villa Rica, Georgia cable system require the Partnership to complete system upgrades by early 1999. In addition, the Partnership is in the process of negotiating the renewal of franchise agreements for two other franchise areas covered by the Villa Rica cable system and the Partnership believes that the renewed franchise agreements may require the Partnership to upgrade the cable systems within those franchise areas. If the Partnership is unable to obtain financing to fund the upgrades required by its franchise agreements, the respective franchising authorities may be entitled to terminate the franchise agreements and the Partnership could lose valuable franchises.

     Because the Villa Rica cable system is served by one headend and utilizes integrated cable hardware, the Partnership's proposed upgrade program would cover all of the seven franchise areas in the Villa Rica, Georgia cable system (the "Villa Rica Upgrade") and is estimated to require aggregate capital expenditures of approximately $7.5 million. The Partnership, however, does not presently have, and believes it will be unable to obtain, the funds required to complete the Villa Rica Upgrade. The Partnership only has approximately $1.0 million of availability under its $2.5 million revolving loan facility. In addition, the Partnership's partnership agreement (the "Partnership Agreement") provides that the Partnership may not incur borrowings unless the amount of such borrowings, together with all outstanding borrowings, does not exceed 33% of the original capital raised by the Partnership (i.e., a maximum of approximately $3.0 million of outstanding indebtedness). Consequently, even if the Partnership used the approximately $1.0 million of existing availability under its revolving loan facility and was able to obtain the additional $500,000 of debt financing permitted under the terms of the Partnership Agreement, the Partnership would still lack approximately $6.0 million of additional funding necessary to complete the Villa Rica Upgrade.

     The Partnership considered seeking an amendment to the Partnership Agreement to permit the Partnership to incur sufficient indebtedness to fund completion of the Villa Rica Upgrade. Ultimately, however, the Partnership concluded that such an amendment would not benefit the Partnership because debt financing sufficient to complete the Villa Rica Upgrade was not available. This conclusion was based in large part on the discussions held with financing sources in 1996 and 1997 in connection with the refinancing by EFC of the long-term indebtedness of several partnerships managed by the Corporate General Partner. Since financing was not available to fund completion of the Villa Rica Upgrade, the Partnership instead engaged a business broker to solicit offers from third parties to purchase the Partnership's cable systems. In response to such solicitation, the Partnership received only the Initial Offers, each of which excluded the Ivins, Utah and Fisk, Missouri cable systems and contained several potential purchase price adjustments and material closing conditions.

     The Partnership concluded that it was not in the best interests of the unitholders to accept either of the Initial Offers because, among other things, neither Initial Offer constituted an offer to purchase all of the Partnership's cable systems, and each Initial Offer was subject to several potential purchase price adjustments and material closing conditions. Subsequent to the Partnership's receipt of the Initial Offers, the Partnership received the Falcon Offer for $10,473,200 in cash. The Falcon Offer includes a price for the Villa Rica cable system which exceeds the highest of the Initial Offers by approximately 2.5%, contains no potential purchase price adjustments and contains only limited closing conditions. After the Partnership received the Falcon Offer, the Partnership received the Fisk Offer. The Partnership concluded that it was not in the best interests of the unitholders to accept the Fisk Offer because, among other things, the Fisk Offer did not constitute an offer to purchase all of the cable systems, and the Falcon Offer includes a price for the Fisk, Missouri cable system that exceeds the Fisk Offer by approximately 15%.

     Given current market conditions for the Assets, the lack of channel capacity, the impending upgrades required by the Partnership's franchise agreements and the Partnership's funding limitations, the Corporate General Partner believes that accepting the Falcon Offer is in the best interests of the Partnership and the unitholders. Accordingly, the Purchasers and the Partnership entered into the Purchase Agreement, dated as of November 6, 1998, pursuant to which the Purchasers agreed to purchase from the Partnership, and the Partnership agreed to sell to the Purchasers, subject to obtaining the requisite consents from the unitholders as discussed below, all of the Partnership's cable systems for a price of $10,473,200 in cash (the "Sale"). If the Sale is consummated, the General Partner will make one or more liquidating distributions to the unitholders and the general partners and, after providing for the payment of the Partnership's obligations, cause the Partnership to dissolve and be liquidated. Based upon the terms and conditions of the Sale, after repayment of the Partnership's existing obligations, the Partnership presently estimates that liquidating distributions to Unitholders would total between $220 and $230 per unit, less applicable taxes, if any. As a condition to the

Sale, the Purchase Agreement requires that the holders of a majority of the units approve the Sale, certain amendments to the partnership agreement and the liquidation of the Partnership. On November 9, 1998, the Partnership filed with the Securities and Exchange Commission preliminary consent solicitation materials and a Rule 13e-3 Transaction Statement relating to the proposed Sale.

     The Partnership is party to a loan agreement with EFC which provides for a revolving loan facility of $2,528,900 (the "Facility"). The Partnership prepaid $150,000 and $100,000 of its outstanding borrowings under the Facility on June 22, 1998 and October 9, 1998, respectively, such that total outstanding borrowings under the Facility were $1,500,000. All outstanding borrowings under the Facility would be repaid in full with the proceeds from the sale of the Partnership's assets as described above.

     The Partnership's Facility will mature on August 31, 2001, at which time all funds previously advanced will be due in full. Borrowings bear interest at the lender's base rate (8.25% at September 30, 1998) plus 0.625%, or at an offshore rate plus 1.875%. Under certain circumstances, the Partnership is required to make mandatory prepayments, which permanently reduce the maximum commitment under the Facility. The Facility contains certain financial tests and other covenants including, among others, restrictions on incurrence of indebtedness, investments, sales of assets, acquisitions and other covenants, defaults and conditions. The Partnership believes it was in compliance with the covenants at September 30, 1998.

     The Facility does not restrict the payment of distributions to partners unless an event of default exists thereunder or the ratio of debt to cash flow is greater than 4 to 1. As previously disclosed, however, in response to the FCC's amended rate regulation rules and the Partnership's capital expenditure requirements, distributions to Unitholders were discontinued in July 1994. As stated at the time of the announcement of this decision, the Partnership believes that it is critical to preserve its liquidity though the retention of cash. As a result, and because of the pending system upgrade requirements discussed above, the Partnership does not anticipate paying distributions at any time in the foreseeable future except in connection with a liquidation of the Partnership as described above.

     The Corporate General Partner contributed $244,600 of its $632,100 receivable balance from the Partnership for past due management fees and reimbursed expenses as an equity contribution to EFC. As a result, this balance was not repaid on September 30, 1997 and remains an outstanding obligation of the Partnership. Such receivable balance would be repaid from the proceeds of the sale of the Partnership's assets as described above.

     Beginning in August 1997, the Partnership elected to self-insure its cable distribution plant and subscriber connections against property damage as well as possible business interruptions caused by such damage. The decision to self-insure was made due to significant increases in the cost of insurance coverage and decreases in the amount of insurance coverage available.

     While the Partnership made the election to self-insure for these risks based upon a comparison of historical damage sustained over the previous five years with the cost and amount of insurance currently available, there can be no assurance that future self-insured losses will not exceed prior costs of maintaining insurance for these risks. Approximately 90% of the Partnership's subscribers are served by its system in Villa Rica, Georgia and neighboring communities. Significant damage to the system due to seasonal weather conditions or other events could have a material adverse effect on the Partnership's liquidity and cash flows. The Partnership continues to purchase insurance coverage in amounts its management views as appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

     In October 1998, the Partnership reinstated third party insurance coverage against damage to its cable distribution plant and subscriber connections and against business interruptions resulting from such damage. Although this coverage is subject to a significant annual deductible, the policy is intended to insure the Partnership against catastrophic losses, if any, in future periods.

     During the third quarter, the Corporate General Partner continued its identification and evaluation of the Partnership's Year 2000 business risks and its exposure to computer systems, to operating equipment which is date sensitive and to the interface systems of its vendors and service providers. The evaluation has focused on identification and assessment of systems and equipment that may fail to distinguish between the year 1900 and the year 2000 and, as a result, may cease to operate or may operate improperly when dates after December 31, 1999 are introduced.

     Based on a study conducted in 1997, the Corporate General Partner concluded that certain of the Partnership's information systems were not Year 2000 compliant and elected to replace such software and hardware with applications and equipment certified by the vendors as Year 2000 compliant. The Corporate General Partner expects to install substantially all of the new systems in the fourth quarter of 1998, with the remaining systems to be installed in the first half of 1999. The total anticipated cost, including replacement software and hardware, will be borne by FCLP. FCLP is utilizing internal and external resources to install the new systems. The Partnership does not believe that any other significant information technology ("IT") projects affecting the Partnership have been delayed due to efforts to identify and address Year 2000 issues.

     Additionally, the Partnership has inventoried its operating and revenue generating equipment to identify items that need to be upgraded or replaced and has surveyed cable equipment manufacturers to determine which of their models require upgrade or replacement to become Year 2000 compliant. Identification and evaluation are essentially completed and a plan is being developed to remediate non-compliant equipment prior to January 1, 2000. The Partnership expects to complete its planning process by the end of 1998. Upgrade or replacement, testing and implementation will be performed in 1999. The cost of such replacement or remediation, currently estimated at $4,300, is not expected to have a material effect on the Partnership's financial position or results of operations. The Partnership has not incurred any costs related to the Year 2000 project as of September 30, 1998. The Partnership plans to inventory, assess, replace and test equipment with embedded computer chips in a separate segment of its project, presently scheduled for 1999.

     The Partnership has continued to survey its significant third party vendors and service suppliers to determine the extent to which the Partnership's interface systems are vulnerable should those third parties fail to solve their own Year 2000 problems on a timely basis. Among the most significant service providers upon which the Partnership relies are programming suppliers, power and telephone companies, various banking institutions and the Partnership's customer billing service. A majority of these service suppliers either have not responded to the Partnership's inquiries regarding their Year 2000 compliance programs or have responded that they are unsure if they will become compliant on a timely basis. Consequently, there can be no assurance that the systems of other companies on which the Partnership must rely will be Year 2000 compliant on a timely basis.

     The Partnership expects to develop a contingency plan in 1999 to address possible situations in which various systems of the Partnership, or of third parties with which the Partnership does business, are not compliant prior to January 1, 2000. Considerable effort will be directed toward distinguishing between those contingencies with a greater probability of occurring from those whose occurrence is considered remote. Moreover, such a plan will necessarily focus on systems whose failure poses a material risk to the Partnership's results of operations and financial condition.

     The Partnership's most significant Year 2000 risk is an interruption of service to subscribers, resulting in a potentially material loss of revenues. Other risks include impairment of the Partnership's ability to bill and/or collect payment from its customers, which could negatively impact its liquidity and cash flows. Such risks exist primarily due to technological operations dependent upon third parties and to a much lesser extent to those under the control of the Partnership. Failure to achieve Year 2000 readiness in either area could have a material adverse impact on the Partnership. The Partnership is unable to estimate the possible effect on its results of operations, liquidity and financial condition should its significant service suppliers fail to complete their readiness programs prior to the Year 2000. Depending on the supplier, equipment malfunction or type of service provided, as well as the location and duration of the problem, the effect could be material. For example, if a cable programming supplier encounters an interruption of its signal due to a Year 2000 satellite malfunction, the Partnership will be unable to provide the signal to its cable subscribers, which could result in a loss of revenues. Due to the number of individually owned and operated channels the Partnership carries for its subscribers, and the packaging of those channels, the Partnership is unable to estimate any reasonable dollar impact of such interruption.

     NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     Cash provided by operating activities decreased by $246,700 in the nine months ended September 30, 1998 from the corresponding period in 1997. Changes in receivables and prepaid expenses provided $237,300 less cash in the first nine months of 1998 primarily due to the collection of an insurance claim in the first three months of 1997. Changes in accounts payable balances provided $19,100 less cash in the first nine months of 1998 due to differences in the timing of payments.

     The Partnership used $82,000 more cash in investing activities during the nine months ended September 30, 1998 than in the comparable nine months of 1997 due to increases of $78,500 in expenditures for tangible assets and $4,400 in spending for intangible assets. Financing activities used $640,300 less cash in the first nine months of 1998 than in the comparable 1997 period. The Partnership used $1,218,300 more cash in the first nine months of 1997 than in the equivalent period of 1998 to pay past due balances for management fees and reimbursed expenses owed to the Corporate General Partner and programming expense owed to Cablevision. Additionally, the Partnership used $1,138,400 less cash for the repayment of debt in the 1998 period and $33,600 less cash for deferred loan costs related to its Facility with EFC. The Partnership borrowed $1,750,000 under its Facility with EFC in the first nine months of 1997 as compared with the first nine months of 1998 when the Partnership borrowed no additional funds.

INFLATION

     Certain of the Partnership's expenses, such as those for equipment repair and replacement, billing and marketing generally increase with inflation. However, the Partnership does not believe that its financial results have been, or will be, adversely affected by inflation in a material way, provided that it is able to increase its service rates periodically, of which there can be no assurance.

                           PART II. OTHER INFORMATION

ITEMS 1-5. NOT APPLICABLE

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a) None.

     (b) No reports on Form 8-K were filed during the quarter for which this report is filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.
                                      a GEORGIA LIMITED PARTNERSHIP
                                      (Registrant)

                                      By: ENSTAR COMMUNICATIONS CORPORATION
                                         General Partner

Date: November 13, 1998               By:       /s/ MICHAEL K. MENEREY
                                         ---------------------------------------
                                                   Michael K. Menerey,
                                                Executive Vice President,
                                               Chief Financial Officer and
                                                        Secretary

                    ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.

                                  CONSENT CARD

     CONSENT IS SOLICITED ON BEHALF OF ENSTAR COMMUNICATIONS CORPORATION ("ECC"), AS GENERAL PARTNER AND ON BEHALF OF ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P. (THE "PARTNERSHIP"). ECC RECOMMENDS CONSENT ON THE LIQUIDATION PLAN.

     Unitholders should not send any Units with this Consent Card. Unitholders are urged to mark, sign, date and mail promptly this Consent Card in the envelope provided. The Consent Card must be received at the address of the
Soliciting Agent by no later than 5:00 p.m., Los Angeles time on             ,
1999 (unless such date and/or time is extended in the sole discretion of ECC acting on behalf of the Partnership). THIS CARD SHALL BE DEEMED TO APPROVE THE LIQUIDATION PLAN IF NOT INDICATED TO THE CONTRARY.

     EACH CONSENT CARD MUST BE SIGNED AND DATED.

     Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person.

                                                                          -over-

THE LIQUIDATION PLAN

     The undersigned hereby votes all Units beneficially owned by the undersigned with respect to the Liquidation Plan as follows:

           [ ]  APPROVE          [ ]  DISAPPROVE          [ ]  ABSTAIN

     Please refer to the Consent Solicitation Statement, dated             ,
1999, for a full description of the Liquidation Plan.

                                                       -------------------------
                                                               Signature

                                                       Title

--------------------------------------------------------------------------------

                                                       Dated: , 199

                      ----------------------------------------------------------

  PLEASE SIGN, DATE AND RETURN THIS CONSENT CARD USING THE ENCLOSED ENVELOPE.